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As filed with the Securities and Exchange Commission on September 27, 2002

Registration No. 333-90106

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6200	36-4459170
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

30 South Wacker Drive
Chicago, Illinois 60606
(312) 930-1000
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Craig S. Donohue, Esq.
Managing Director and Chief Administrative Officer
Chicago Mercantile Exchange Holdings Inc.
30 South Wacker Drive
Chicago, Illinois 60606
(312) 930-1000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies To:

Rodd M. Schreiber, Esq. Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive Chicago, Illinois 60606 (312) 407-0700	Leslie N. Silverman, Esq. Cleary, Gottlieb, Steen & Hamilton One Liberty Plaza New York, New York 10006 (212) 225-2380

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Issued                    , 2002

                            Shares

CLASS A COMMON STOCK

Chicago Mercantile Exchange Holdings Inc. is offering              shares of Class A common stock and the selling shareholders are offering              shares of Class A common stock. This is our initial public offering, and there has been no organized public market for our Class A common stock. We anticipate that the initial public offering price will be between $              and $              per share. Chicago Mercantile Exchange Holdings Inc. will not receive any proceeds from the sale of shares by the selling shareholders.

We have applied to list our Class A common stock on The New York Stock Exchange under the symbol "CME."

Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

PRICE $        A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Chicago Mercantile Exchange Holdings	Proceeds to Selling Shareholders
Per Share	$	$	$	$
Total	$	$	$	$

Chicago Mercantile Exchange Holdings Inc. has granted the underwriters the right to purchase up to an additional                           shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on              , 2002.

MORGAN STANLEY	UBS WARBURG
SALOMON SMITH BARNEY	JPMORGAN

WILLIAM BLAIR & COMPANY

                    , 2002

[INSIDE FRONT COVER]

[Photographic montage of a globe, hand signals and wallboard displays (from our open outcry trading floors) and a computer keyboard (used for electronic trading). The image is captioned "Our futures and options on futures contracts are traded electronically all over the world, as well as on our open outcry trading floors in Chicago and through privately negotiated transactions."]

        Our principal executive offices are located at 30 South Wacker Drive, Chicago, Illinois 60606, and our telephone number is (312) 930-1000. In this prospectus, the terms "company," "exchange," "we," "us" and "our" refer to Chicago Mercantile Exchange Holdings Inc. and its subsidiary, Chicago Mercantile Exchange Inc., when the distinction between the two companies is not important to the discussion. When the distinction between the two companies is important to the discussion, we use the term "CME" to refer to Chicago Mercantile Exchange Inc. and "CME Holdings" to refer to Chicago Mercantile Exchange Holdings Inc. On December 3, 2001, we reorganized into a holding company structure. This reorganization was effected through a merger of CME Holdings' wholly owned subsidiary, CME Merger Subsidiary Inc., into CME. Following the merger, CME became a wholly owned subsidiary of CME Holdings. For a more detailed discussion of our reorganization, see the section of this prospectus entitled "Our Reorganization."

        Unless otherwise indicated, all information in this prospectus (1) reflects the consummation of our reorganization; and (2) assumes the underwriters do not exercise their over-allotment option.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of Class A common stock and seeking offers to buy shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of the Class A common stock.

        We have not taken any action to permit a public offering of the shares of Class A common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of Class A common stock and the distribution of this prospectus outside the United States.

        Chicago Mercantile Exchange Inc., our logo, CME,® GLOBEX,® IEF,® CLEARING 21® and SPAN® are our registered trademarks. GLOBEX Trader,™ Moneychanger,™ CME E-quotes™ and E-mini™ are our service marks. e-miNYSM is a service mark of CME and New York Mercantile Exchange, Inc. pursuant to agreement.

        S&P, S&P 500, Standard & Poor's 500, S&P/BARRA Growth, S&P/BARRA Value, S&P MidCap 400, S&P/TOPIX 150, Nasdaq-100, Russell 2000, TRAKRS, Total Return Asset Contracts and other trade names, service marks, trademarks and registered trademarks that are not proprietary to us, are the property of their respective owners and are used herein under license. The FORTUNE e-50™ Index is a trademark of FORTUNE, a division of Time Inc., which is licensed for use by us in connection with futures and options on futures. These products have not been passed on by FORTUNE for suitability for a particular use. The products are not sponsored, endorsed, sold or promoted by FORTUNE. FORTUNE makes no warranty and bears no liability with respect to these products. FORTUNE makes no warranty as to the accuracy and/or completeness of the Index or the data included therein or the results to be obtained by any person from the use of the Index or the data included therein.

PROSPECTUS SUMMARY

        The following is a summary of some of the information contained in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A common stock discussed under "Risk Factors" and our consolidated financial statements and notes to those financial statements included elsewhere in this prospectus.

Overview

        We are the largest futures exchange in the United States and the second largest exchange in the world for the trading of futures and options on futures, as measured by 2001 annual trading volume. In 2001, our customers traded futures and options on futures contracts with a notional dollar value of $293.9 trillion, making us the world's largest exchange by this measure. We also have the largest futures and options on futures open interest of any exchange in the world. As of September 15, 2002, our open interest record was nearly 20.3 million contracts, set on September 12, 2002.

        We bring together buyers and sellers of derivative products on our open outcry trading floors, on the GLOBEX electronic trading platform and through privately negotiated transactions that we clear. We offer market participants the opportunity to trade futures contracts and options on futures for interest rates, stock indexes, foreign exchange and commodities. We believe several of our key products serve as global financial benchmarks. Our Eurodollar contract provides a benchmark for measuring the relative value of U.S. dollar-denominated, short-term fixed-income securities. Similarly, our S&P 500 Index and Nasdaq-100 Index contracts are closely linked to the benchmark indexes for U.S. equity performance.

        We own our clearing house and are able to guarantee, clear and settle every contract traded through our exchange. During the first six months of 2002, we processed an average of more than 513,000 clearing transactions per day. We currently have the capacity to clear more than 1.5 million transactions per day, and our scalable systems give us the ability to further increase our capacity substantially, with very little lead time. As of June 30, 2002, we acted as custodian for approximately $27.1 billion in collateral and, in the first six months of 2002, moved an average of $1.5 billion of settlement funds through our clearing system each day. In addition, 38 exchanges and clearing organizations worldwide have adopted our Standard Portfolio Analysis of Risk, or SPAN, risk evaluation system, and both the New York Mercantile Exchange, or NYMEX, and Euronext N.V. use CLEARING 21, our state-of-the-art clearing system.

        CME was founded in 1898 as a not-for-profit corporation. In November 2000, CME became the first U.S. financial exchange to demutualize and become a shareholder-owned corporation. As a consequence, we have adopted a for-profit approach to our business, including strategic initiatives aimed at optimizing volume, efficiency and liquidity. We posted record trading volume of more than 411.7 million contracts in 2001, an increase of 78.1% over 2000, which was previously our busiest year. During the first six months of 2002, we posted trading volume of more than 259.2 million contracts, an increase of 35.6% over the same period in 2001. Our 2001 net revenues were $387.2 million, an increase of 70.9% from the $226.6 million recorded during 2000. Our net income for 2001 was $68.3 million, compared to a net loss of $5.9 million during 2000. As of December 31, 2001, we had total assets of more than $2 billion and $144.3 million of working capital. As of June 30, 2002, we had total assets of more than $3 billion and working capital of $153.4 million.

        Currently, we have strategic alliances with the leading derivative exchanges and clearing organizations in France, Spain, England, Singapore and Japan to extend the market reach of our global derivatives business.

        As part of our continuing effort to introduce new products based on new markets or securities, last year we formed OneChicago, LLC, our joint venture with Chicago Board Options Exchange, or CBOE, and the Chicago Board of Trade, or CBOT, to trade single stock futures and futures on narrow-based stock indexes. We also recently entered into an agreement with NYMEX to introduce small-sized versions of key NYMEX energy futures contracts for trading on our GLOBEX electronic trading platform. The products, based on our successful E-mini stock index contracts, are called e-miNY energy futures and clear at the NYMEX clearing house.

Competitive Strengths

        Throughout our history, we have established ourselves as a premier global marketplace for financial risk management. We believe our principal competitive strengths are:

          Highly Liquid Markets.    Our deep and liquid markets tend to attract additional customers, which in turn further enhances our liquidity.

          Global Benchmark Products.    We believe our key Eurodollar product serves as a global financial benchmark for measuring the relative value of U.S. dollar-denominated, short-term fixed-income securities. Similarly, our stock index products are closely linked to the benchmark indexes for U.S. equity performance. As a result, our products are increasingly recognized by our customers as efficient tools for managing and hedging their interest rate and equity market risks.

          Diverse Portfolio of Products and Services.    We differentiate ourselves from our competitors by developing and offering to our customers a diverse array of products, as well as a broad range of trade execution and clearing services.

          Wholly Owned Clearing House.    We believe our performance guarantee and capital-efficient clearing systems are major attractions of our markets. In addition, because we own our clearing house and have significant available capacity, we are able to efficiently introduce new products, as well as provide clearing services to other exchanges.

          Proven and Scalable Technology.    We possess fast, reliable and fully integrated trading and clearing systems that are highly scalable and designed to accommodate additional products with relatively limited modifications and low incremental costs.

          Global Reach.    Our electronic trading services are available around the world approximately 23 hours a day and five days per week.

Growth Strategy

        Globalization, deregulation and advances in technology offer significant opportunities for expanding futures markets, and exchange markets generally. We intend to increase our trading volume, revenues and profitability by implementing the following four strategies:

          Expand Our Current Core Business.    We intend to advance our position as a leader in the futures industry by continually expanding customer access to our markets and services, offering additional trade execution choices and enhancing our market data and information products.

    •
    Expand Customer Access.    We continue to expand our customer base and trading volume by broadening the access, order routing, trading and clearing solutions we offer to existing and prospective customers.

    •
    Expand Electronic and Other Trade Execution Choices.    Our strategy is to offer our customers a broad range of trade execution choices, including increased electronic trading, enhanced facilities for privately negotiated transactions and new links with exchanges around the world.

    •
    Enhance Our Market Data and Information Products.    We intend to leverage the value of our market data and information capabilities by developing enhancements to our existing information products and creating new products.

          Add New Products.    We intend to continue to introduce, either directly or through alliances with other exchanges, new products based on new markets or securities, such as single stock futures and futures on narrow-based stock indexes. In addition, we intend to continue working with emerging cash market trading platforms to jointly develop innovative futures products.

          Provide Transaction Processing and Other Business Services to Third Parties.    We intend to leverage our existing capacity and scalable technology and business processes to offer a broad range of services to other exchanges, clearing organizations and e-marketplaces. We believe that third parties will be attracted by our proven ability to process high volumes of transactions.

          Pursue Select Alliances and Acquisitions.    We plan to supplement our internal growth through the formation of joint ventures or alliances and select acquisitions of businesses or technologies that help us to enter new markets, provide services that we currently do not offer, open access to our markets and advance our technology.

Corporate Information

        We were incorporated in Delaware in August 2001. Our principal executive offices are located at 30 South Wacker Drive, Chicago, Illinois 60606, and our telephone number is (312) 930-1000. Our Web site is http://www.cme.com. Information contained in our Web site is not incorporated by reference into this prospectus, and you should not consider information contained in our Web site as part of this prospectus.

THE OFFERING

Class A common stock offered by us	shares
Class A common stock offered by the selling shareholders	shares
Common stock to be outstanding immediately after this offering:
Class A common stock	shares
Class B common stock	3,138 shares
Use of proceeds	We intend to use the net proceeds from this offering for development of our technology infrastructure, for capital expenditures, to finance possible acquisitions and investments in technology, businesses, products or services, for working capital and for general corporate purposes. Please see the section of this prospectus entitled "Use of Proceeds."
Proposed New York Stock Exchange symbol	CME

        The number of shares of our Class A common stock outstanding immediately after this offering is based on the number of shares outstanding at June 30, 2002. This number does not take into account:

  •
  1,162,700 shares of Class A common stock issuable upon the exercise of outstanding stock options issued under our stock option plan, with an exercise price of $22 per share; and

  •
  3,647,164 shares of Class A common stock issuable upon the exercise of outstanding stock options issued to our chief executive officer, at a weighted average exercise price of $14.97 per share, given the imputed value of the Class A common stock at June 30, 2002 and assuming the entire option is exercised for cash and settled in Class A common stock only.

        In this prospectus, we refer to our Class A, Class A-1, Class A-2, Class A-3 and Class A-4 common stock collectively as our Class A common stock, and we refer to our Class B-1, Class B-2, Class B-3 and Class B-4 common stock collectively as our Class B common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following summary consolidated financial data with respect to each of the years in the three-year period ended December 31, 2001 have been derived from our audited consolidated financial statements. The financial information provided as of and for the six months ended June 30, 2001 and 2002 is unaudited, but in the opinion of management contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of our results of operations and financial position for such periods. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	1999	2000	2001	2001	2002
				(unaudited)
	(in thousands, except per share amounts)
Income Statement Data:
Net revenues	$210,602	$226,552	$387,153	$186,868	$208,624
Total expenses	203,958	234,635	272,788	125,835	139,632
Limited partners' interest in earnings of PMT Limited Partnership	(2,126)	(1,165)	—	—	—
Net income (loss)	2,663	(5,909)	68,302	36,705	41,664
Earnings (loss) per share:(1)
Basic	0.09	(0.21)	2.37	1.28	1.45
Diluted	0.09	—	2.33	1.26	1.40
	As of December 31,			As of June 30,
	1999	2000	2001	2001	2002
				(unaudited)
	(in thousands)
Balance Sheet Data:
Total assets	$303,467	$381,444	$2,068,881	$2,531,089	$3,092,474
Current assets(2)	178,401	267,432	1,946,110	2,417,940	2,955,219
Current liabilities(2)	111,717	198,294	1,801,845	2,307,405	2,801,836
Long-term obligations and limited partners' interest in PMT	23,087	19,479	16,667	14,806	15,907
Shareholders' equity	168,663	163,671	250,369	208,878	274,731
	Year Ended December 31,			Six Months Ended June 30,
	1999	2000	2001	2001	2002
				(unaudited)
	(in thousands, except notional value of trading volume)
Other Data:
Total trading volume (round turns, in contracts)(3)	200,737	231,110	411,712	191,137	259,213
GLOBEX trading volume (round turns, in contracts)(3)	16,135	34,506	81,895	36,021	73,138
Open interest at period-end (contracts)	6,412	8,021	15,039	12,202	14,580
Notional value of trading volume (in trillions)	$138.3	$155.0	$293.9	$135.7	$180.1

(1)
Earnings per share is presented as if the common stock issued on December 3, 2001 had been outstanding for all periods presented. Diluted loss per share is not presented for the year ended December 31, 2000, because shares issuable for stock options, which would be included as part of the calculation, would have an anti-dilutive effect.

(2)
Increases in cash performance bonds and security deposits, as well as the implementation of our securities lending program in June 2001, affect both current assets and current liabilities. A significant portion of the recent increase in current assets and current liabilities results from these two factors. For example, cash performance bonds and security deposits increased $699.2 million from December 31, 2000 to December 31, 2001 and securities lending assets and liabilities totaled $882.6 million at December 31, 2001.

(3)
A round turn represents a matched buy and sell.

RISK FACTORS

        You should carefully consider the risks below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our operations.

        Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our Class A common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

We only recently began operating as a for-profit company and have a limited operating history as a for-profit company. Accordingly, our historical financial and business results may not be representative of what they may be in the future.

        While we have an established operating history, we have only operated as a for-profit company with private ownership interests since November 13, 2000. We have a limited operating history as a for-profit business on which you can evaluate our management decisions, business strategy and financial results. As a result, our historical financial and business results may not be representative of what they may be in the future. We are subject to risks, uncertainties, expenses and difficulties associated with changing and implementing our business strategy that are not typically encountered by established for-profit companies. The major U.S. futures exchanges have operated historically as mutual, membership organizations, so there is little history or experience in operating an exchange as a for-profit corporation upon which we can draw. Our initiatives that are designed to increase our revenues, make us profitable, optimize volume and liquidity and create operating efficiencies as a for-profit company may not yield the benefits or efficiencies we expect. As a result, we may not be able to operate effectively as a for-profit corporation. It is possible that we may incur significant operating losses in the future and that we may not be able to achieve or sustain long-term profitability.

Our business is subject to the impact of domestic and international market and economic conditions, many of which are beyond our control and could significantly harm our business.

        We generate revenues primarily from our trade execution services, clearing services and market data and information services. We expect to continue to do so for the foreseeable future. Each of these revenue sources is substantially dependent on the trading volume in our markets. Our trading volume is directly affected by U.S. domestic and international factors that are beyond our control, including economic, political and market conditions, broad trends in industry and finance, changes in levels of trading activity, price levels and price volatility in the derivatives markets and in underlying fixed-income, equity, foreign exchange and commodity markets, legislative and regulatory changes, competition, changes in government monetary policies, foreign exchange rates, consolidation in our customer base and within our industry, and inflation. Any one or more of these factors may contribute to reduced activity in our markets. The future economic environment will be subject to periodic downturns, including possible recession and lower volatility in financial markets, and may not be as favorable as it has been in recent years. As a result, period-to-period comparisons of our financial results are not necessarily meaningful. Trends less favorable than those of recent periods could result in decreased trading volume, decreased capital formation and a more difficult business environment for us. For these reasons, decreases in trading volume could have a material adverse effect on our business, financial condition and operating results. Our competitors with more diversified business lines might more easily withstand these decreases.

Our operating results are subject to significant fluctuations due to a number of factors, including our stock-based compensation expense and seasonality. As a result, you will not be able to rely on our operating results in any particular period as an indication of our future performance.

        A number of factors beyond our control, including seasonality and our stock-based compensation expense, may contribute to substantial fluctuations in our operating results—particularly in our quarterly results. In the three years prior to 2001, we experienced relatively higher volume during the first and second quarters, and we generally expect that the third quarter will have lower trading volume. This trend was not evident in 2001 in part because of the volatility of interest rates and U.S. equities and economic and political factors present in the third quarter. Our stock-based compensation expense, and ultimately our operating results, are subject to significant fluctuations, on a quarter-to-quarter basis, as a result of volatility in the value of our Class A common stock and the underlying trading rights on the exchange associated with our Class B common stock. This is because we account for the option granted to our CEO using variable accounting, which takes into account changes in the value of our Class A common stock and the underlying trading rights on the exchange associated with our Class B common stock from quarter to quarter. This offering is expected to occur in the fourth quarter of 2002. Our stock-based compensation expense may increase significantly in that quarter in particular if the price of our Class A common stock following this offering is significantly higher than the value of such stock that was used to calculate stock-based compensation expense prior to this offering. As a result of seasonality, our stock-based compensation expense and the factors described in the preceding risk factor, you will not be able to rely on our operating results in any particular period as an indication of our future performance. If we fail to meet securities analysts' expectations regarding our operating performance, the price of our Class A common stock could decline substantially.

Our cost structure is largely fixed, which could adversely affect our profitability because we may not be able to reduce our costs if our revenues decline.

        Our cost structure, with the exception of stock-based compensation, is largely fixed and is based on historical and expected levels of demand for our products and services. If demand for our products and services and our resulting revenues decline, we may not be able to adjust our cost structure on a timely basis, which could have a material adverse effect on our operating results and financial condition.

The global trend toward electronic trading may divert volume away from our open outcry trading facilities. Our business will be adversely affected if we experience reductions in our open outcry trading volume that are not offset by increases in our electronic trading volume.

        Both newly formed organizations and established exchanges are increasingly employing electronic trading systems that provide fast, low-cost execution of trades by matching buyers and sellers electronically. These organizations are attracting order flow away from some traditional open outcry trading markets. Many market participants believe that these electronic trading systems represent a threat to the continued viability of the open outcry method of trading. Some major European and Asian futures exchanges have closed their traditional open outcry trading facilities and replaced them entirely with electronic systems. Although we offer an electronic trading system, currently the majority of our revenue is generated by open outcry trading. Reductions in our open outcry trading volume that are not offset by increases in our electronic trading volume would have a material adverse effect on our operating results and financial condition.

        The future success of our business depends in large part on our ability to create interactive electronic marketplaces in a wide range of derivatives products. While a significant portion of our current overall volume is generated through electronic trading of our E-mini S&P 500 and E-mini Nasdaq-100 products, during the first six months of 2002, approximately 70% of our volume and approximately 55% of our clearing and transaction fee revenue was generated through our open outcry trading facilities. We have not yet completed the development of new electronic functionality that will accommodate the complex trading strategies typically used for trading our Eurodollar contracts. Accordingly, our electronic trading facilities for these products have met with limited success. If we are unable to develop our electronic trading systems to include more products and markets, or if we are unable to compete successfully in a new environment dominated by electronic trading, our business may be significantly harmed.

We maintain the simultaneous operation of open outcry trading and electronic trade execution facilities, which may, over time, prove to be inefficient and costly and ultimately adversely affect our profitability.

        At present, we have elected to preserve both our open outcry trade execution facilities and our electronic trade execution facilities. For some products, we maintain side-by-side trading facilities for both open outcry and electronic trading. We have committed, through the inclusion of provisions in our certificate of incorporation, to maintain the operation of our open outcry trading facilities until the trading volumes in them are insubstantial. If we continue to operate both trading facilities for the same product, liquidity of markets on each may be less than the liquidity of competing markets on a unified trading platform. In addition, it may be expensive to continue operating two trading systems for the same product. Substantial expenses may be incurred and delays may be caused by efforts to create trading links between the separate trading platforms in order to facilitate trading on both systems. Any loss of efficiency or increase in time to market of new or improved products could be detrimental to our business in a highly competitive market. In addition, we may be required to expend resources on the maintenance of our open outcry facilities that could be more efficiently used in developing our capacity and reducing our costs in the increasingly competitive market for electronic trading facilities.

Our trading and clearing members, who may have interests that differ from or conflict with those of other shareholders, own substantially all of our voting stock, account for 16 of the 20 directors on our board and will continue to exert substantial influence on us, including in ways that could influence how our board and management develop our business.

        Immediately following this offering, our trading and clearing members will, together, own shares representing approximately      % of our outstanding Class A common stock. As a result, our trading and clearing members, if they act together, will significantly influence our general management and will control all matters submitted to our shareholders for approval, including electing directors and approving changes in control. As of the date of this prospectus, 16 of the 20 directors on our board are members of our exchange. Our trading and clearing members may have interests that differ from or conflict with yours.

        In addition, under the terms of our certificate of incorporation, our Class B shareholders, most of whom are members of our exchange, have the ability to preserve their rights to trade on our exchange by means of special approval rights over changes to the operation of our business, including our ability to move from open outcry trade execution to electronic trade execution. In particular, these provisions include a grant to the holders of our Class B common stock of the right to approve any changes to the trading floor rights, access rights and privileges that a member has, including the circumstances under which we can determine that an existing open outcry-traded product will no longer be traded by means of open outcry. For a more detailed description of the approval rights of our Class B shareholders, see the section of this prospectus entitled "Description of Capital Stock." Our Class B shareholders are also entitled to elect six of the 20 directors on our board. As the transfer restrictions on shares of Class A common stock held by Class B shareholders terminate over time, Class B shareholders will continue to have board representation rights, even if their share ownership interest is very small.

        The share ownership of Class B shareholders in combination with their board representation rights and charter provision protections could be used to influence how our business is changed or developed, including how we address competition and how we seek to grow our volume and revenue and enhance shareholder value.

The development of our electronic trading facilities exposes us to risks inherent in operating in the new and evolving market for electronic transaction services. If we are not able to successfully develop our electronic trading facilities, or if our customers do not accept them, our business will be harmed.

        As we continue to develop our electronic trading facilities, our business will continue to be subject to risks, expenses and uncertainties encountered by companies in the rapidly evolving market for electronic transaction services. These risks include our failure or inability to:

  •
  provide reliable and cost-effective services to our customers;

  •
  develop, in a timely manner, the required functionality to support electronic trading in some of our key products in a manner that is competitive with the functionality supported by other electronic markets;

  •
  match fees of our competitors that offer only electronic trading facilities;

  •
  increase the number of devices (trading and order routing terminals) capable of sending orders to our floor and to our electronic trading system;

  •
  attract independent software vendors to write front-end software that will effectively access our electronic trading system and automated order routing system; and

  •
  respond to technological developments or service offerings by competitors.

        We expect to incur substantial capital expenses for the foreseeable future in connection with the development of our electronic trading facilities. If we are not successful in developing our electronic systems capacity, or our current or potential customers do not accept them, our business, financial condition and operating results will suffer.

Our market data fees may be reduced or eliminated by the growth of electronic trading and electronic order entry systems, which may decrease our revenues.

        Electronic trading systems do not usually impose separate charges for supplying market data to trading terminals. If we follow that business strategy, and trading terminals with access to our markets become widely available, we can expect to lose quote fee revenue from those who have access to trading terminals. We may experience a reduction in our revenues if we are unable to recover that lost revenue through terminal usage fees or transaction fees.

Our recent change to a for-profit company may diminish the loyalty of our members to us and negatively impact the liquidity of our markets and our trading volume. This could materially and adversely affect our business.

        When we became a for-profit company, we changed the role of our members in the operation of our business. We eliminated many member-dominated committees or converted them into advisory bodies. We gave our professional staff greater decision-making responsibilities. Our management is charged with making decisions that are designed to enhance shareholder value, which may lead to decisions or outcomes with which our members disagree. These changes may make us less attractive to our current members and encourage them to conduct their business at, or seek membership in, another exchange or to trade in equivalent products among themselves on a private, bilateral basis. A loss or material decrease in member trading activity would negatively impact liquidity and trading volume in our products. A loss or material reduction in the number of our clearing member firms and the capital they provide to guarantee their trades and the trades of their customers would diminish the strength and attractiveness of our clearing house and our markets. This could have a material adverse effect on our business and operations.

Our trading volume, and consequently our business, could be adversely affected if we are unable to retain our current customers or attract new customers to our exchange.

        The success of our business depends, in part, on our ability to maintain and increase our trading volume by maintaining and expanding our product offerings, our customer base and our alternatives for trade execution facilities. Our success also depends on our ability to offer competitive prices and services in an increasingly price sensitive business, as well as on our ability to increase the base of individual customers who trade our products. We cannot assure you that we will be able to continue to expand our product lines, or that we will be able to retain our current customers or attract new customers to our markets, products and services. We also cannot assure you that we will not lose customers to low-cost competitors with comparable or potentially superior products, services or trade execution facilities. If we fail to expand our product offerings or execution facilities, or lose a substantial number of our current customers, or are unable to attract new customers, our business will be adversely affected.

We face intense competition from other companies, including some of our member firms. If we are not able to successfully compete, our business will not survive.

        The derivatives, securities and financial services industries are highly competitive, and we expect that competition will intensify in the future, particularly as a result of the passage of the Commodity Futures Modernization Act of 2000. Our current and prospective competitors, both domestically and around the world, are numerous and include securities and securities option exchanges, futures exchanges, over-the-counter, or OTC, markets, clearing organizations, market data and information vendors, electronic communications networks, crossing systems and similar entities, consortia of large customers, consortia of some of our clearing member firms and electronic brokerage and dealing facilities. We believe we may also face competition from large computer software companies and media and technology companies. The number of businesses providing Internet-related financial services is rapidly growing, and other companies have entered into or are forming joint ventures or consortia to provide services similar to those provided by us. Others may also acquire the capabilities necessary to compete with us through acquisitions. Recent changes in federal law also allow institutions that have been major participants on our exchange to trade the same or similar products among themselves without utilizing any exchange or trading system. Other U.S. exchanges are in the process of or have recently completed demutualization, which may also intensify competition. Many of our competitors and potential competitors have greater financial, marketing, technological and personnel resources than we do. These factors may enable them to develop similar products, to provide lower transaction costs and better execution to their customers and to carry out their business strategies more quickly and efficiently than we can. In addition, our competitors may:

  •
  respond more quickly to competitive pressures due to their corporate governance structures, which may be more flexible and efficient than our corporate governance structure;

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  develop similar products that are preferred by our customers;

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  develop risk transfer products that compete with our products;

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  price their products and services more competitively;

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  develop and expand their network infrastructure and service offerings more efficiently;

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  utilize better, more user-friendly and more reliable technology;

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  take greater advantage of acquisitions, alliances and other opportunities;

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  more effectively market, promote and sell their products and services;

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  better leverage existing relationships with customers and alliance partners or exploit better recognized brand names to market and sell their services; and

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  exploit regulatory disparities between traditional, regulated exchanges and alternative markets that benefit from a reduced regulatory burden and lower-cost business model.

        If our products, markets and services are not competitive, our business, financial condition and operating results will be materially harmed. In addition, even if new entrants do not significantly erode our market share, we may be required to reduce our fees significantly to remain competitive, which could have a material adverse effect on our profitability. For more information concerning the competitive nature of our industry and the challenges we face, see the section of this prospectus entitled "Business—Competition."

If we are not able to keep up with rapid technological changes, our business will be materially harmed.

        To remain competitive, we must continue to enhance and improve the responsiveness, functionality, accessibility and other features of our software, network distribution systems and technologies. The markets in which we compete are characterized by rapidly changing technology, changes in customer demand and uses of our products and services, frequent product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing technology and systems obsolete. Our future success will depend in part on our ability to anticipate and adapt to technological advancements and changing standards in a timely, cost-efficient and competitive manner. We cannot assure you that we will successfully implement new technologies or adapt our technology to customer and competitive requirements or emerging industry standards.

Any significant decline in the trading volume of our Eurodollar, S&P 500 or Nasdaq-100 futures and options on futures contracts or in privately negotiated foreign exchange transactions using our clearing house could significantly harm our business.

        We are substantially dependent on trading volume from three product offerings for a significant portion of our trading-related revenue and profits. The combined trading-related revenue attributable to transactions in our Eurodollar futures and options on futures contracts, our principal stock index contracts, namely our S&P 500 and Nasdaq-100 contracts, and privately negotiated foreign exchange transactions using our clearing house was approximately 69% and 63% of our total trading-related revenue during 2001 and the six months ended June 30, 2002, respectively. Any significant decline in our trading volume in any of these product offerings would negatively impact our business, financial condition and operating results.

        While we believe our Eurodollar product serves as a global financial benchmark, we cannot assure you that, in the future, other products may not serve as a preferred alternative to the Eurodollar contract as a means of managing interest rate risk. We also cannot assure you that competitors will not enter the Eurodollar market, or that our members will not trade Eurodollars in privately negotiated bilateral transactions without the use of our clearing house, either of which could reduce our trading volume.

        Our rights to the Standard & Poor's and Nasdaq products were obtained through licensing arrangements. Our license agreement with Standard & Poor's provides that the S&P 500 Index futures products will be exclusive until December 31, 2008 and non-exclusive from December 31, 2008 until December 31, 2013. Our license with Nasdaq will be exclusive for each calendar year until expiration, provided the aggregate average daily trading volume in Nasdaq-100 futures contracts and options on Nasdaq-100 futures contracts remains above 5,000 contracts per day. The agreement terminates in April 2006, subject to our mutual agreement to extend the agreement, and does not preclude Nasdaq from allowing Nasdaq-100 futures contracts to be traded on a market owned by Nasdaq or some of its affiliates. We cannot assure you that others will not succeed in creating stock index futures based on information similar to that which we have obtained by license or that Nasdaq will not directly or indirectly offer competitive futures contracts. Any of these events could have an adverse effect on our business, financial condition and operating results.

Our clearing house, and our business as a whole, may be adversely affected if we are not responsive to the needs of our clearing firms.

        Our largest clearing firms have increasingly stressed the importance to them of maximizing the efficient use of the capital they commit to support the operations of our clearing house and expanding the opportunities to offset market and credit risks arising from positions cleared in multiple clearing houses. Many clearing firms have also expressed the view that clearing firms should control the governance of clearing houses or that clearing houses should be operated as utilities rather than as for-profit enterprises. These issues have recently received significant attention in the industry, and our inability to satisfactorily address these concerns and other needs of our clearing firms may lead these firms to establish, or seek to use, alternative clearing houses, as well as trade execution facilities, that compete with us or otherwise lead to the unbundling of trade execution and clearing services for futures products. Any such development would have a material adverse effect on the operations of our clearing house and our business as a whole.

Our clearing house operations expose us to substantial credit risk of third parties. Our business will be materially and adversely affected in the event of a significant default.

        Our clearing house acts as the counterparty to all trades consummated on or through our exchange. As a result, we are exposed to significant credit risk of third parties, including our clearing firms and, indirectly, the customers of our clearing firms. These parties may default on their obligations due to bankruptcy, lack of liquidity, operational failure or other reasons. A substantial part of our working capital is at risk if a clearing firm defaults on its obligations to our clearing house and its margin and security deposits are insufficient to meet all of its obligations. Although we have policies and procedures to help assure that our clearing firms can satisfy their obligations, these policies and procedures may not succeed in detecting problems or preventing defaults. We also have in place various measures intended to enable us to cover any default and maintain liquidity. However, we cannot assure you that these measures will be sufficient to protect us from a default or that we will not be materially and adversely affected in the event of a significant default. For a more detailed discussion of our clearing house operations, see the section of this prospectus entitled "Business—Clearing."

If we experience systems failures or capacity constraints, our ability to conduct our operations would be materially harmed.

        We are heavily dependent on the capacity and reliability of the computer and communications systems and software supporting our operations. We receive and/or process a large portion of our trade orders through electronic means, such as through public and private communications networks. Our systems, or those of our third party providers, may fail or operate slowly, causing one or more of the following to occur:

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  unanticipated disruptions in service to our customers;

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  slower response times;

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  delays in our customers' trade execution;

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  failed settlement of trades;

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  incomplete or inaccurate accounting, recording or processing of trades;

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  financial losses;

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  litigation or other customer claims; and

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  regulatory sanctions.

        We cannot assure you that we will not experience systems failures from power or telecommunications failure, acts of God, war or terrorism, human error, natural disasters, fire, sabotage, hardware or software malfunctions or defects, computer viruses, acts of vandalism or similar events. If any of our systems do not operate properly or are disabled, including as a result of system failure, customer error or misuse of our systems, we could suffer financial loss, liability to customers, regulatory intervention or reputational damage that could affect demand by current and potential users of our market. We have experienced system errors and failures that have resulted in some customers being unable to connect to our electronic trading platform or erroneous reporting, such as transactions that were not authorized by any customer or reporting of filled orders as cancelled. For instance, in September of this year, we experienced a hardware failure that resulted in a temporary suspension of trading on our GLOBEX platform. The impact of these events has not been material.

        Our status as a Commodity Futures Trading Commission, or CFTC, registrant requires that our trade execution and communications systems be able to handle anticipated present and future peak trading volume. Heavy use of our computer systems during peak trading times or at times of unusual market volatility could cause our systems to operate slowly or even to fail for periods of time. We constantly monitor system loads and performance and regularly implement system upgrades to handle estimated increases in trading volume. However, we cannot assure you that our estimates of future trading volume will be accurate or that our systems will always be able to accommodate actual trading volume without failure or degradation of performance. For example, in June and July 2002, the volume on our GLOBEX electronic trading platform repeatedly exceeded one million contracts in a single day. During the initial period of increased GLOBEX trading volume, there were instances of connectivity problems or erroneous reports that affected some users of the platform. System failure or degradation could lead our customers to file formal complaints with industry regulatory organizations, file lawsuits against us or cease doing business with us or could lead the CFTC or other regulators to initiate inquiries or proceedings for failure to comply with applicable laws and regulations.

        We will need to continue to upgrade and expand our systems as our business grows. Although many of our systems are designed to accommodate additional volume without redesign or replacement, we will need to continue to make significant investments in additional hardware and software to accommodate increased volume. The inability of our systems to accommodate an increasing volume of transactions could constrain our ability to expand our businesses and could cause us to lose business.

We depend on third party suppliers and service providers for a number of services that are important to our business. An interruption or cessation of an important supply or service by any third party could have a material adverse effect on our business.

        We depend on a number of suppliers, such as banking, clearing and settlement organizations, telephone companies, online service providers, data processors, and software and hardware vendors for elements of our trading, clearing and other systems, as well as communications and networking equipment, computer hardware and software and related support and maintenance. We cannot assure you that any of these providers will be able to continue to provide these services in an efficient, cost-effective manner or that they will be able to adequately expand their services to meet our needs. An interruption in or the cessation of an important supply or service by any third party and our inability to make alternative arrangements in a timely manner, or at all, could have a material adverse effect on our business, financial condition and operating results.

Our networks and those of our third party service providers may be vulnerable to security risks, which could result in wrongful use of our information or cause interruptions or malfunctions in our operations.

        We expect the secure transmission of confidential information over public networks to continue to be a critical element of our operations. Our networks and those of our third party service providers, our member firms and our customers may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully use our information or cause interruptions or malfunctions in our operations, any of which could have a material adverse effect on our business, financial condition and operating results. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. Although we intend to continue to implement industry-standard security measures, these measures may prove to be inadequate and result in system failures and delays that could lower trading volume and have an adverse effect on our business, financial condition and operating results.

Use of the Internet to access our services could expose us to risks of failure of Internet performance and adverse customer reaction, which could negatively affect the growth of our business.

        Our business has traditionally been conducted with our customers through the use of proprietary networks for the execution of trades and the communication of information. We are working to move a portion of our business from our proprietary networks to non-proprietary networks and the Internet in order to achieve better economies of distribution or to improve the delivery of our services to our customers. For example, we have recently begun to offer our lower volume customers a Web-based virtual private network, which we call GLOBEX Trader-Internet, as an alternative means to access our electronic trading platform. As part of our business strategy, we expect to do business with online and traditional futures commission merchants. We expect to enable these firms to provide their clients with Internet access to our futures products. Growth of our business could be adversely impacted if Internet usage does not continue to grow. Internet usage may be inhibited for a number of reasons, including:

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  access costs;

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  inadequate network infrastructure;

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  security concerns;

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  uncertainty of legal, regulatory and tax issues concerning the use of the Internet;

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  concerns regarding ease of use, accessibility and reliability;

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  service interruptions due to outages or other delays in the Internet network infrastructure or otherwise inconsistent quality of service; and

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  lack of availability of cost-effective, high-speed service.

        Even if Internet usage continues to grow, online trading in our product lines may not be accepted by retail customers. This could negatively affect the growth of our business.

We operate in a heavily regulated environment that imposes significant costs and competitive burdens on our business.

        Although the Commodity Futures Modernization Act significantly reduced our regulatory burdens, we remain extensively regulated by the CFTC. Our international operations may be subject to similar regulations in specific jurisdictions. We have registered in the United Kingdom as a recognized foreign exchange. We may be required to register or become subject to regulation in other jurisdictions in order to accept business from customers in those jurisdictions.

        Many aspects of our operations are subject to oversight and regulation by the CFTC, and our activities relating to single stock and narrow-based stock index futures products will also be subject to oversight by the Securities and Exchange Commission, or SEC. Our operations are subject to ongoing review and oversight, including:

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  the security and soundness of our order routing and trading systems;

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  record keeping and record retention procedures;

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  the licensing of our members and many of their employees; and

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  the conduct of our directors, officers, employees and affiliates.

        If we fail to comply with applicable laws, rules or regulations, we may be subject to censure, fines, cease-and-desist orders, suspension of our business, removal of personnel or other sanctions, including revocation of our designation as a contract market. Changes in laws, regulations or governmental policies could have a material adverse effect on us.

        The CFTC has broad powers to investigate and enforce compliance and punish non-compliance with its rules and regulations. We cannot assure you that we and/or our directors, officers and employees will be able to fully comply with these rules and regulations and will not be subject to claims or actions by the CFTC or other agencies.

        Demutualization and utilization of electronic trading systems by traders from remote locations will, among other developments, impact our ability to continue the traditional forms of "self-regulation" that have been an integral part of the CFTC regulatory program. The CFTC is reviewing that impact, and it is unclear at this time whether the CFTC will make modifications to its regulations that will adversely affect our business, financial condition and operating results.

        From time to time it is proposed in Congress that federal financial markets regulators should be consolidated, including a possible merger between the CFTC and the SEC. While those proposals have not been adopted to date, the perceived convergence of product lines offered on the securities and commodity exchanges could make adoption more likely. To the extent the regulatory environment following such consolidation is less beneficial for us, our business, financial condition and operating results could be negatively affected.

        From time to time it is proposed in the President's budget that a transaction tax be imposed on futures and options on futures transactions. While those proposals have not been adopted to date, except for a per-contract fee imposed under the Securities Exchange Act of 1934 on single stock futures and futures on narrow-based stock indexes, the imposition of any such tax could increase the cost of using our products and, consequently, our business, financial condition and operating results could be negatively affected.

The statute under which we have operated since 1974 was amended on December 21, 2000, in a manner that will permit unregulated competitors and competitors in other regulated industries to duplicate our markets and trade our products. The resulting heightened competition may adversely affect our business.

        Our industry has been subject to several fundamental regulatory changes, including changes in the statute under which we have operated since 1974. The Commodity Exchange Act generally required all futures contracts to be executed on an exchange that has been approved by the CFTC. The exchange trading requirement was modified by CFTC regulations and interpretations to permit privately negotiated swap contracts to be transacted in the OTC market. The CFTC exemption under which the OTC derivatives market operated precluded the OTC market from using exchange-like electronic transaction systems and clearing facilities. These barriers to competition from the OTC market were largely repealed by the Commodity Futures Modernization Act. It is possible that the chief beneficiaries of the Commodity Futures Modernization Act will be OTC dealers and competitors that operate or intend to open electronic trading facilities or to conduct their futures business directly among themselves on a bilateral basis. The customers who may access such trading facilities or engage in such bilateral private transactions are the same customers who conduct the vast majority of their financial business on regulated exchanges. The Commodity Futures Modernization Act also permits banks, broker-dealers and some of their affiliates to engage in foreign exchange futures transactions for or with retail customers without being subject to regulation under the Commodity Exchange Act.

        The Commodity Futures Modernization Act also permits SEC-regulated and bank clearing organizations to clear a broad array of derivatives products in addition to the products that such clearing organizations have traditionally cleared. This allocation of jurisdiction may be advantageous to competing clearing organizations.

        In the future, our industry may become subject to new laws or regulations or changes in the interpretation or enforcement of existing laws or regulations. We cannot predict the extent to which any future regulatory changes may adversely affect our business.

Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our business, reputation, financial condition and operating results.

        Generally, the CFTC has broad enforcement powers to censure, fine, issue cease-and-desist orders, prohibit us from engaging in some of our businesses or suspend or revoke our designation as a contract market or the registration of any of our officers or employees who violate applicable laws or regulations. Our ability to comply with applicable laws and rules is largely dependent on our establishment and maintenance of compliance, audit and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. We face the risk of significant intervention by regulatory authorities, including extensive examination and surveillance activity. In the case of non-compliance or alleged non-compliance with applicable laws or regulations, we could be subject to investigations and judicial or administrative proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages, which can be substantial. Any of these outcomes could adversely affect our business, our reputation, our financial condition and operating results and, in extreme cases, our ability to conduct our business or portions thereof.

        Our policies and procedures to identify, monitor and manage our risks may not be fully effective. Some of our risk management methods depend upon evaluation of information regarding markets, customers or other matters that are publicly available or otherwise accessible by us. That information may not in all cases be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events. We cannot assure you that our policies and procedures will always be effective or that we will always be successful in monitoring or evaluating the risks to which we are or may be exposed.

As a financial services provider, we are subject to significant litigation risk and potential securities law liability.

        Many aspects of our business involve substantial liability risks. While we enjoy governmental immunity for some of our market-related activities, we could be exposed to substantial liability under federal and state laws and court decisions, as well as rules and regulations promulgated by the SEC and the CFTC. These risks include, among others, potential liability from disputes over terms of a trade, the claim that a system failure or delay caused monetary losses to a customer, that we entered into an unauthorized transaction or that we provided materially false or misleading statements in connection with a transaction. Dissatisfied customers frequently make claims regarding quality of trade execution, improperly settled trades, mismanagement or even fraud against their service providers. We may become subject to these claims as the result of failures or malfunctions of systems and services provided by us. We could incur significant legal expenses defending claims, even those without merit. In addition, an adverse resolution of any future lawsuit or claim against us could have a material adverse effect on our business.

We could be harmed by employee misconduct or errors that are difficult to detect and deter.

        There have been a number of highly publicized cases involving fraud or other misconduct by employees of financial services firms in recent years. Misconduct by our employees, including employees of GFX Corporation, or GFX, our wholly owned subsidiary that engages in proprietary trading in foreign exchange futures, could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of customers or improper use of confidential information. Employee misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Our employees also may commit errors that could subject us to financial claims for negligence, or otherwise, as well as regulatory actions.

If we are not able to maintain our self-regulatory responsibilities, our reliance on a third party to perform regulatory functions could be costly and expose us to severe reputational harm if the services are inadequate.

        Some financial services regulators have publicly stated their concerns about the ability of a financial exchange, organized as a for-profit corporation, to discharge adequately its self-regulatory responsibilities. We believe our regulatory programs and capabilities contribute significantly to our brand name and reputation. Although we believe we will retain these responsibilities, we cannot assure you that we will not be required to modify or restructure our regulatory functions in order to address these concerns. If we are required to rely on a third party to perform regulatory and oversight functions, we may incur substantial expenses and suffer severe harm to our reputation if the regulatory services are inadequate.

We may not effectively manage our growth, which could materially harm our business.

        We expect that our business will continue to grow and that this growth may place a significant strain on our management, personnel, systems and resources. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our technology workforce. We must also maintain close coordination among our technology, compliance, accounting, finance, marketing and sales organizations. We cannot assure you that we will manage our growth effectively. If we fail to do so, our business could be materially harmed.

        Our continued growth will require increased investment by us in facilities, personnel and financial and management systems and controls. It also will require expansion of our procedures for monitoring and assuring our compliance with applicable regulations, and we will need to integrate, train and manage a growing employee base. The expansion of our existing businesses, our expansion into new businesses and the resulting growth of our employee base increase our need for internal audit and monitoring processes that are more extensive and broader in scope than those we have historically required. We may not be successful in implementing all of the processes that are necessary. Further, unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be adversely affected.

Our acquisition, investment and alliance strategy involves risks. If we are unable to effectively manage these risks, our business will be materially harmed.

        To achieve our strategic objectives, in the future we may seek to acquire or invest in other companies, businesses or technologies. Acquisitions entail numerous risks, including the following:

  •
  difficulties in the assimilation of acquired businesses or technologies;

  •
  diversion of management's attention from other business concerns;

  •
  assumption of unknown material liabilities;

  •
  failure to achieve financial or operating objectives; and

  •
  potential loss of customers or key employees of acquired companies.

        We may not be able to integrate successfully any operations, personnel, services or products that we have acquired or may acquire in the future.

        We also may seek to expand or enhance some of our operations by forming joint ventures or alliances with various strategic partners throughout the world. Entering into joint ventures and alliances also entails risks, including difficulties in developing and expanding the business of newly formed joint ventures, exercising influence over the activities of joint ventures in which we do not have a controlling interest, and potential conflicts with our joint venture or alliance partners. For example, in 2001 we entered into an operating agreement governing OneChicago, our joint venture with CBOE and CBOT, to trade single stock futures and futures based on narrow-based stock indexes. Under the terms of our operating agreement, CBOE and we together own a significant majority interest in the joint venture, and CBOT owns a minority interest. Our ability to control key decisions relating to the operation and development of OneChicago will be limited. In addition, under the terms of our operating agreement, until May 31, 2005, we are restricted from in any way engaging in the business of trading, marketing, regulating, selling, purchasing, clearing or settling transactions in single stock futures other than in conjunction with the joint venture. This restriction on our ability to compete applies whether or not we remain part of the joint venture, but it does not apply to futures based on narrow-based stock indexes. We also recently entered into an agreement with NYMEX to introduce small-sized versions of key NYMEX energy futures contracts, which trade on our GLOBEX electronic trading platform and clear at the NYMEX clearing house. During the term of the agreement and for one year thereafter, we are generally prohibited, other than in cooperation with NYMEX, from providing for or facilitating electronic trading in futures or options on futures contracts on any underlying commodity (or index of commodities) that is also the underlying commodity for a product listed for trading by NYMEX. We cannot assure you that any joint venture or alliance that we have or may enter into will be successful.

Our ability to successfully trade single stock futures and futures on narrow-based stock indexes may be impaired by statutory and regulatory provisions that limit our natural competitive advantages and expand opportunities for competitors.

        The Commodity Futures Modernization Act, which authorized us to trade futures contracts based on individual securities and narrow-based stock indexes, or security futures, prohibited the implementation in connection with these contracts of many traditional features of futures trading that would have made using security futures cheaper, tax advantaged and more efficient than using similar security options and OTC security derivatives. The Commodity Futures Modernization Act also created a system of dual registration and regulation for security futures intermediaries and exchanges that may be costly and burdensome to the intermediaries and the exchanges and may discourage intermediaries and investors from using security futures. The Commodity Futures Modernization Act also eliminated most legal impediments to unregulated trading of security futures or similar products between qualified investors. In addition, foreign exchanges may be allowed to trade similar products under terms that will be more favorable than the terms we are permitted to offer our customers. Finally, security futures are subject to a number of complicated and controversial regulations. As a result, we cannot assure you that we, either directly or through our joint venture, OneChicago, will be successful in offering single stock futures or futures on narrow-based stock indexes.

The imposition in the future of regulations requiring that clearing houses facilitate the offset of fungible futures positions carried in different clearing houses may have a material adverse effect on our business.

        In connection with the trading of single stock futures and futures on narrow-based stock indexes, the Commodity Futures Modernization Act contemplates that clearing houses will, after an initial period, establish linkages enabling a position in any such product executed on an exchange for which it clears these products to be offset by an economically fungible position on the opposite side of the market that is executed on another exchange utilizing a different clearing house. If, in the future, a similar requirement is imposed with respect to futures contracts generally, the resulting unbundling of trade execution and clearing services may have a material adverse effect on our business.

Expansion of our operations internationally involves special challenges that we may not be able to meet, which could adversely affect our financial results.

        We plan to continue to expand our operations internationally, including by directly placing order entry terminals with members and/or customers outside the United States and by relying on distribution systems established by our current and future strategic alliance partners. We face certain risks inherent in doing business in international markets, particularly in the regulated derivatives exchange business. These risks include:

  •
  restrictions on the use of trading terminals or the contracts that may be traded;

  •
  becoming subject to extensive regulations and oversight, tariffs and other trade barriers;

  •
  reduced protection for intellectual property rights;

  •
  difficulties in staffing and managing foreign operations; and

  •
  potentially adverse tax consequences.

        In addition, we will be required to comply with the laws and regulations of foreign governmental and regulatory authorities of each country in which we conduct business. These may include laws, rules and regulations relating to any aspect of the derivatives business. To date, we have had limited experience in marketing and operating our products and services internationally. We cannot assure you that we will be able to succeed in marketing our products and services in international markets. We may also experience difficulty in managing our international operations because of, among other things, competitive conditions overseas, management of foreign exchange risk, established domestic markets, language and cultural differences and economic or political instability. Any of these factors could have a material adverse effect on the success of our international operations and, consequently, on our business, financial condition and operating results.

We may not be able to protect our intellectual property rights, which may materially harm our business.

        We rely primarily on trade secret, copyright, service mark, trademark law and contractual protections to protect our proprietary technology and other proprietary rights. We have not filed any patent applications covering our technology. Notwithstanding the precautions we take to protect our intellectual property rights, it is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe on our rights. We also seek to protect our software and databases as trade secrets and under copyright law. We have copyright registrations for certain of our software, user manuals and databases. The copyright protection accorded to databases, however, is fairly limited. While the arrangement and selection of data generally are protectable, the actual data are not, and others may be free to create databases that would perform the same function. In some cases, including a number of our most important products, there may be no effective legal recourse against duplication by competitors. In addition, in the future, we may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources, either of which could adversely affect our business.

Any infringement by us on patent rights of others could result in litigation and adversely affect our ability to continue to provide, or increase the cost of providing, electronic execution services.

        Patents of third parties may have an important bearing on our ability to offer certain of our products and services. Our competitors as well as other companies and individuals may obtain, and may be expected to obtain in the future, patents related to the types of products and services we offer or plan to offer. We cannot assure you that we are or will be aware of all patents containing claims that may pose a risk of infringement by our products and services. In addition, patent applications in the United States are generally confidential until a patent is issued and, therefore, we cannot evaluate the extent to which our products and services may be covered or asserted to be covered by claims contained in pending patent applications. In general, if one or more of our products or services were to infringe patents held by others, we may be required to stop developing or marketing the products or services, to obtain licenses to develop and market the services from the holders of the patents or to redesign the products or services in such a way as to avoid infringing on the patent claims. In May 1999, we were sued along with other defendants for alleged infringement of Wagner U.S. patent 4,903,201 entitled "Automated Futures Trade Exchange." In August 2002, we settled the lawsuit for $15 million. Under the terms of the settlement agreement, we are not allowed to process trades for any third party futures exchange, except in specified circumstances. For a more detailed description of the terms of the settlement, see the section of this prospectus entitled "Business—Legal Proceedings." We cannot assess the extent to which we may be required in the future to obtain licenses with respect to patents held by others, whether such licenses would be available or, if available, whether we would be able to obtain such licenses on commercially reasonable terms. If we were unable to obtain such licenses, we may not be able to redesign our products or services to avoid infringement, which could materially adversely affect our business, financial condition and operating results.

As a holding company, we are totally dependent on dividends from our operating subsidiary to pay dividends and other obligations. We do not expect to pay dividends on our Class A common stock in the foreseeable future.

        We are a holding company with no business operations. Our only significant asset is the outstanding capital stock of our subsidiary. As a result, we must rely on payments from our subsidiary to meet our obligations. We currently expect that the earnings and cash flow of our subsidiary will be retained and used by it in its operations, including to service any debt obligations it may have now or in the future. Even if we decided to pay a dividend on or make a distribution in respect of our Class A common stock, our subsidiary may not be able to generate sufficient cash flow to pay a dividend or distribute funds to us. Future credit facilities and other future debt obligations, as well as statutory provisions, may limit our ability to pay dividends. We do not expect to pay dividends on our Class A common stock in the foreseeable future.

Risks Associated With Purchasing Our Class A Common Stock In This Offering

Our stock price could decline after this offering and could experience significant volatility. Consequently, you may not be able to resell your shares at or above the price you paid for them.

        The market price of our Class A common stock may decline below the price you paid for your shares. The initial public offering price of our Class A common stock will be determined through negotiations between us and representatives of the underwriters. This price may not indicate prices that will prevail in any future trading market. Further, the market price of our Class A common stock could be subject to significant fluctuations after the offering and may be affected by factors such as:

  •
  actual or anticipated fluctuations in our operating results;

  •
  the impact of our stock-based compensation expense on our operating results;

  •
  changes in recommendations by the investment community or in their estimates of our revenues or operating results;

  •
  speculation in the press or investment community;

  •
  strategic moves by our competitors, such as acquisitions;

  •
  general market conditions; and

  •
  domestic and international economic or political factors unrelated to our performance.

        The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our Class A common stock.

        In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. If a securities class action suit is filed against us, we would incur substantial legal fees and our management's attention and resources would be diverted from operating our business in order to respond to the litigation.

Sales of our Class A common stock may have an adverse impact on the market price of our Class A common stock.

        Sales of a substantial number of shares of our Class A common stock in the public market following this offering, or the perception that large sales could occur, could cause the market price of our Class A common stock to decline or limit our future ability to raise capital through an offering of equity securities. After completion of this offering, there will be            shares of our Class A common stock issued and outstanding, or            shares if the underwriters exercise their over-allotment option in full. All of the shares of Class A common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act by persons other than our "affiliates" within the meaning of Rule 144 under the Securities Act.

        Our currently issued and outstanding shares of Class A common stock are registered under the Securities Act but are subject to significant transfer restrictions. These transfer restrictions will gradually expire over an 18-month period following this offering. Upon expiration, the Class A common stock held by existing shareholders will be freely transferable unless held by "affiliates" within the meaning of Rule 144 under the Securities Act. If our shareholders sell a large number of shares of our Class A common stock upon the expiration of some or all of these restrictions, the market price for our Class A common stock could decline significantly. For a more detailed description of the transfer restrictions imposed on our Class A common stock, see the section of this prospectus entitled "Description of Capital Stock."

Provisions of our certificate of incorporation, bylaws and Delaware corporate law could delay or prevent a takeover and adversely affect the market price of our Class A common stock or deprive you of a premium over our market price.

        Provisions of our certificate of incorporation, bylaws and Delaware law could delay, defer or prevent a third party from acquiring us, despite the possible benefit to our shareholders, or otherwise adversely affect the price of our Class A common stock. These provisions include:

  •
  the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without shareholder approval;

  •
  a staggered board of directors;

  •
  a limitation on the ability of shareholders to call special meetings of shareholders;

  •
  a prohibition on shareholder action by written consent; and

  •
  advance notice requirements for nominations for election to our board of directors or for proposing matters that shareholders may act on at shareholder meetings.

        In addition, we are subject to certain Delaware laws, including one that prohibits us from engaging in a business combination with any interested shareholder for a period of three years from the date the person became an interested shareholder unless certain conditions are met. We have also adopted a shareholder rights plan or "poison pill." All of this may discourage potential takeover attempts, discourage bids for our Class A common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors other than the candidates nominated by our board.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

        In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

OUR REORGANIZATION

        CME Holdings was incorporated in Delaware in August 2001 to be the holding company for CME and its subsidiaries. Our reorganization into a holding company structure was effected through a merger of CME Holdings' wholly owned subsidiary, CME Merger Subsidiary Inc., into CME.

        As a result of the merger, CME became a wholly owned subsidiary of CME Holdings, and shareholders of CME became shareholders of CME Holdings. CME Holdings operates as a holding company, while CME continues to conduct the business and operations of our exchange. We believe our holding company structure provides us with greater organizational flexibility, facilitates our access to the capital markets, promotes new business opportunities, facilitates future acquisitions and the formation of strategic alliances and creates a framework for future growth. The merger also enabled us to place transfer restrictions on the outstanding shares of CME Holdings common stock issued prior to this offering.

        Immediately prior to the merger, CME effected a one-for-four reverse stock split of its Class A common stock reducing the number of outstanding shares to 6,465,150. The reverse stock split was required to facilitate the issuance of four classes of Class A common stock of CME Holdings without increasing the number of outstanding shares of Class A common stock after the merger. In the merger, each outstanding whole share of Class A common stock of CME was converted into four shares of Class A common stock of CME Holdings as follows: one share of Class A-1, one share of Class A-2, one share of Class A-3 and one share of Class A-4. Each class of Class A common stock is identical to the Class A common stock being sold in this offering except that each class is subject to transfer restrictions of specified time duration. There are no restrictions on the shares of Class A common stock being sold in this offering. In the merger, each outstanding share of Class B common stock of CME was divided into two pieces: Class A common stock of CME Holdings in an amount essentially the same as the Class A share equivalents embedded in that Class B share of CME, and one share of Class B common stock of CME Holdings of the same class as the Class B share of CME surrendered in the merger. The Class B common stock of CME represented an aggregate of approximately 10% of the outstanding common equity of CME prior to the merger. Each share of Class B common stock is associated with trading privileges in our exchange. In this prospectus, we refer to Class A, Class A-1, Class A-2, Class A-3 and Class A-4 common stock of CME Holdings collectively as Class A common stock, and we refer to Class B-1, Class B-2, Class B-3 and Class B-4 common stock of CME Holdings collectively as Class B common stock. The following chart depicts the total number of shares of Class A common stock and Class B common stock, by class, received by CME shareholders in the merger.

Converted into Shares of CME Holdings Common Stock Post-Merger
Share of CME Common Stock Pre-Merger	Class A common stock, by class	Class B common stock, by class	Total shares of common stock in CME Holdings
Class A common stock	1 Class A-1 share 1 Class A-2 share 1 Class A-3 share 1 Class A-4 share	None	4 shares
Series B-1 common stock (included 1,800 Class A share equivalents)	450 Class A-1 shares 450 Class A-2 shares 450 Class A-3 shares 449 Class A-4 shares	1 Class B-1 share	1,800 shares
Series B-2 common stock (included 1,200 Class A share equivalents)	300 Class A-1 shares 300 Class A-2 shares 300 Class A-3 shares 299 Class A-4 shares	1 Class B-2 share	1,200 shares

Series B-3 common stock (included 600 Class A share equivalents)	150 Class A-1 shares 150 Class A-2 shares 150 Class A-3 shares 149 Class A-4 shares	1 Class B-3 share	600 shares
Series B-4 common stock (included 100 Class A share equivalents)	25 Class A-1 shares 25 Class A-2 shares 25 Class A-3 shares 24 Class A-4 shares	1 Class B-4 share	100 shares

        The shares of Class A common stock and Class B common stock of CME Holdings received in the merger are subject to significant transfer restrictions. The Class A-1, A-2, A-3 and A-4 common stock may not be sold or transferred separately from a share of Class B common stock for specified periods of time following the completion of this offering. The shares of Class B common stock received in the merger may only be transferred in connection with the transfer of the associated membership in our exchange. For a more detailed discussion of the transfer restrictions imposed on our currently outstanding shares of Class A and Class B common stock, see the section of this prospectus entitled "Description of Capital Stock."

USE OF PROCEEDS

        Our net proceeds from the sale of the shares of Class A common stock in this offering will be approximately $                  , assuming an initial public offering price of $                  , the midpoint of the range shown on the cover of this prospectus. If the underwriters fully exercise their over-allotment option, our net proceeds from the offering will be $                  . Net proceeds are what we expect to receive after paying the underwriters' discounts and commissions and other expenses of the offering based on the initial public offering price of $                  per share. We will not receive any proceeds from the sale of shares of our Class A common stock by the selling shareholders in this offering.

        The principal purposes of this offering are to obtain additional capital, create a public market for our Class A common stock, facilitate our future access to public equity markets and provide increased visibility in a marketplace in which a number of our current and potential competitors are or will be publicly held companies. While, at this time, we have no specific allocations for the use of proceeds from this offering, we intend to use the net proceeds primarily for development of our technology infrastructure, capital expenditures, working capital and other general corporate purposes. We also may use a portion of the proceeds to acquire or invest in businesses, technologies, products or services, although no specific acquisitions are planned and no portion of the net proceeds has been allocated for any acquisition. Our management will have broad discretion over how we use the net proceeds from this offering. Pending such uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing investment grade securities.

DIVIDEND POLICY

        On June 4, 2002, our board of directors declared a one-time cash dividend on each outstanding and restricted share of our Class A and Class B common stock in the amount of $0.60 per share. The aggregate amount of the dividend was $17.3 million. We do not expect to pay dividends on our Class A common stock in the foreseeable future. We intend to retain our future earnings, if any, for use in the operation and expansion of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other considerations our board of directors deems relevant.

CAPITALIZATION

        The following table sets forth our capitalization, as of June 30, 2002, on an actual basis. The as adjusted information reflects the issuance and sale of the                   shares of Class A common stock offered by us in the offering at the assumed initial public offering price of $                  per share, the midpoint of the range shown on the cover of this prospectus. The outstanding share information excludes:

  •
  1,162,700 shares of Class A common stock issuable upon the exercise of outstanding stock options issued under our stock option plan, with an exercise price of $22 per share; and

  •
  3,467,164 shares of Class A common stock issuable upon the exercise of outstanding stock options issued to our chief executive officer, at a weighted average exercise price of $14.97 per share, given the imputed value of the Class A common stock at June 30, 2002 and assuming the entire option is exercised for cash and settled in Class A common stock only.

        The information set forth below should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2002
	Actual	As Adjusted
	(in thousands, except share data)
Cash and cash equivalents	$48,106	$

Long-term debt (including current portion)(1)	$9,509	$

Shareholders' equity
Preferred stock, $.01 par value; 9,860,000 shares authorized; no shares issued and outstanding, actual and as adjusted	$—		$—
Series A junior participating preferred stock, $.01 par value; 140,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—		—
Class A common stock, $.01 par value; 138,000,000 shares authorized; 28,814,122 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	288
Class B common stock, $.01 par value; 3,138 shares authorized; 3,138 shares issued and outstanding, actual; 3,138 shares issued and outstanding, as adjusted	—
Additional paid-in capital	62,086
Unearned restricted stock compensation	(904)
Retained earnings	212,145
Accumulated net unrealized gains on securities	1,116

Total shareholders' equity	274,731

Total capitalization	$284,240	$

(1)
Long-term debt consists of capitalized lease obligations.

DILUTION

        Purchasers of our Class A common stock in this offering will suffer an immediate and substantial dilution in net tangible book value per share. Dilution is the amount by which the offering price paid by the purchasers of our Class A common stock will exceed the net tangible book value per share of our Class A common stock and Class B common stock after the offering. The net tangible book value per share of our Class A common stock and Class B common stock is determined by subtracting total liabilities from the total book value of the tangible assets and dividing the difference by the number of shares of our Class A common stock and Class B common stock deemed to be outstanding on the date the book value is determined. As of June 30, 2002, we had a net tangible book value of $274,731,000 or $9.53 per share of Class A common stock and Class B common stock, excluding this offering. Upon the sale of            shares at an assumed offering price of $                  per share, the midpoint of the range shown on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our net tangible book value as of June 30, 2002, would have been $                  or $                  per share of Class A common stock and Class B common stock. This represents an immediate increase in net tangible book value to existing shareholders of $                  per share and an immediate dilution to new investors of $                  per share. The following table illustrates this per share dilution:

Initial public offering price per share		$
Net tangible book value per share before this offering	$9.53
Increase in net tangible book value per share resulting from this offering

Net tangible book value per share after this offering

Dilution per share to new investors		$

        The following table summarizes, as of June 30, 2002, the differences between existing shareholders and the new investors with respect to the number of shares of Class A common stock purchased from us, the total consideration paid and the average price per share paid before deducting estimated underwriting discounts, commissions and other expenses payable by us.

Shares Purchased
Total Consideration
	Number of Shares						Average Price Per Share
		Percent		Amount	Percent
Existing Shareholders			%	$		%	$
New Investors

Total		100%			$100%		$

        The discussion and tables above exclude:

  •
  1,162,700 shares of Class A common stock issuable upon the exercise of outstanding stock options issued under our stock option plan, with an exercise price of $22 per share; and

  •
  3,467,164 shares of Class A common stock issuable upon the exercise of outstanding stock options issued to our chief executive officer, at a weighted average exercise price of $14.97 per share, given the imputed value of the Class A common stock at June 30, 2002 and assuming the entire option is exercised for cash and settled in Class A common stock only.

SELECTED FINANCIAL DATA

        The following selected consolidated financial data with respect to each of the years in the five-year period ended December 31, 2001 have been derived from our audited consolidated financial statements. The financial information provided as of and for the six months ended June 30, 2001 and 2002 is unaudited, but in the opinion of management contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of our results of operations and financial position for such periods. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	1997	1998	1999	2000	2001	2001	2002
						(unaudited)
	(in thousands, except per share amounts)
Income Statement Data:
Revenues
Clearing and transaction fees	$116,917	$126,524	$140,305	$156,649	$292,459	$139,204	$162,159
Quotation data fees	37,719	40,079	43,005	36,285	48,250	23,807	24,390
GLOBEX access fees	—	1,013	1,899	3,971	11,987	5,904	6,408
Communication fees	7,885	8,128	8,165	9,391	9,330	4,606	4,911
Investment income	8,178	10,117	9,091	9,736	8,956	5,069	2,921
Securities lending interest income	—	—	—	—	10,744	605	9,789
Other	6,945	11,304	8,137	10,520	14,904	8,242	6,571

Total revenues	177,644	197,165	210,602	226,552	396,630	187,437	217,149
Securities lending interest expense	—	—	—	—	(9,477)	(569)	(8,525)

Net revenues	177,644	197,165	210,602	226,552	387,153	186,868	208,624

Expenses
Salaries and benefits	66,873	72,386	80,957	94,067	105,227	50,206	57,576
Stock-based compensation	—	—	—	1,032	17,639	7,867	(808)
Occupancy	19,779	19,702	17,773	19,629	20,420	10,053	11,089
Professional fees, outside services and licenses	16,913	28,038	28,319	23,131	27,289	11,556	15,638
Communications and computer and software maintenance	17,197	22,731	28,443	41,920	43,598	20,129	21,633
Depreciation and amortization	16,689	17,943	25,274	33,489	37,639	18,034	23,151
Public relations and promotion	11,175	9,586	7,702	5,219	6,326	1,369	2,917
Other	9,960	12,586	15,490	16,148	14,650	6,621	8,436

Total expenses	158,586	182,972	203,958	234,635	272,788	125,835	139,632

Income (loss) from continuing operations before limited partners' interest in PMT and income taxes	19,058	14,193	6,644	(8,083)	114,365	61,033	68,992
Limited partners' interest in earnings of PMT	—	(2,849)	(2,126)	(1,165)	—	—	—
Income tax (provision) benefit	(6,963)	(4,315)	(1,855)	3,339	(46,063)	(24,328)	(27,328)

Income (loss) from continuing operations	12,095	7,029	2,663	(5,909)	68,302	36,705	41,664
Discontinued operations, net of tax	(3,428)	—	—	—	—	—	—

Net income (loss)	$8,667	$7,029	$2,663	$(5,909)	$68,302	$36,705	$41,664

Earnings (loss) per share:(1)
Basic	$0.30	$0.24	$0.09	$(0.21)	$2.37	$1.28	$1.45
Diluted	0.30	0.24	0.09	—	2.33	1.26	1.40

	As of December 31,					As of June 30
	1997	1998	1999	2000	2001	2001	2002
						(unaudited)
	(in thousands)
Balance Sheet Data:
Total assets	$346,732	$295,090	$303,467	$381,444	$2,068,881	$2,531,089	$3,092,474
Current assets(2)	268,081	205,186	178,401	267,432	1,946,110	2,417,940	2,955,219
Current liabilities(2)	178,210	112,555	111,717	198,294	1,801,845	2,307,405	2,801,836
Long-term obligations and limited partners' interest in PMT	8,968	15,638	23,087	19,479	16,667	14,806	15,907
Shareholders' equity	159,554	166,897	168,663	163,671	250,369	208,878	274,731
	Year Ended December 31,					Six Months Ended June 30,
	1997	1998	1999	2000	2001	2001	2002
						(unaudited)
	(in thousands, except notional value of trading volume)
Other Data:
Total trading volume (round turns, in contracts)(3)	200,742	226,619	200,737	231,110	411,712	191,137	259,213
GLOBEX trading volume (round turns, in contracts)(3)	4,388	9,744	16,135	34,506	81,895	36,021	73,138
Open interest at period-end (contracts)	6,479	7,282	6,412	8,021	15,039	12,202	14,580
Notional value of trading volume (in trillions)	$184.6	$161.7	$138.3	$155.0	$293.9	$135.7	$180.1

(1)
Earnings per share is presented as if the common stock issued on December 3, 2001 had been outstanding for all periods presented. Diluted loss per share is not presented for the year ended December 31, 2000, because shares issuable for stock options, which would be included as part of the calculation, would have an anti-dilutive effect.
(2)
Increases in cash performance bonds and security deposits, as well as the implementation of our securities lending program in June 2001, affect both current assets and current liabilities. A significant portion of the recent increase in current assets and current liabilities results from these two factors. For example, cash performance bonds and security deposits increased $699.2 million from December 31, 2000 to December 31, 2001 and securities lending assets and liabilities totaled $882.6 million at December 31, 2001.
(3)
A round turn represents a matched buy and sell.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in "Risk Factors" and elsewhere in this prospectus. You should read the following discussion with "Selected Financial Data" and our financial statements and related notes included elsewhere in this prospectus.

Corporate Structure

        We are the largest futures exchange in the United States, as measured by 2001 annual trading volume. Our international marketplace brings together buyers and sellers on our trading floors, as well as through our GLOBEX electronic trading platform and privately negotiated transactions. We offer market participants the opportunity to trade futures contracts and options on futures primarily in four product areas: interest rates, stock indexes, foreign exchange and commodities.

        Our exchange was organized in 1898 as a not-for-profit membership organization. On November 13, 2000, we became the first U.S. financial exchange to become a for-profit corporation by converting membership interests into shares of common stock. As a result of our conversion into a for-profit corporation, individuals and entities who, at the time, owned trading privileges on our exchange became the owners of all of the outstanding equity of CME. As part of our demutualization, we also purchased all of the assets and liabilities of P-M-T Limited Partnership, or PMT, an Illinois limited partnership that operated the GLOBEX electronic trading platform.

        On December 3, 2001, we completed our reorganization into a holding company structure, as described more fully in the section of this prospectus entitled "Our Reorganization." As a result of the reorganization, CME became a wholly owned subsidiary of CME Holdings. In our reorganization, CME shareholders exchanged their shares for shares of CME Holdings. CME shareholders retained their memberships and trading privileges in CME and continue to own substantially all of our outstanding common stock. Prior to the reorganization, CME Holdings had no significant assets or liabilities. Our financial statements have been prepared as if the holding company structure had been in place for all periods presented.

        As a not-for-profit membership organization, our business strategy and fee structure were designed to provide profit opportunities for our members and to limit our profits beyond that necessary to provide for sufficient working capital and infrastructure investment. Membership provided individuals and clearing firms with exclusive direct access to our markets, allowing them to profit from proprietary trading and customer execution. We provided some infrastructure services at a significant discount or as a membership benefit and, on occasion, offered fee holidays or fee rebates. For example, in 1998 we paid a rebate of $17.6 million to our clearing firms and member brokers, which had a negative impact on our profitability, as did other fee reductions implemented prior to our demutualization.

        In conjunction with our demutualization and corporate reorganization, we adopted a new for-profit business strategy that is being integrated into our operations. As part of this integration process, we have examined and will continue to examine the fees we charge for our products in order to increase revenues and profitability, while providing incentives for members and non-members to use our markets. In the fourth quarter of 2000 and first quarter of 2001, we implemented changes to our fee structure. The changes increased some existing fees, instituted new fees for services previously provided to members at minimal or no charge, such as order routing, altered the pricing structure for access to GLOBEX and reduced certain fees to stimulate activity in targeted areas. In contrast to the fee rebates and other fee reductions implemented prior to our demutualization, this new approach to fees has had a significant positive impact on our revenues and profitability.

Overview

        Growth in our revenues is driven primarily by the growth in the volume of trades executed on our exchange. Our average daily trading volume increased at a compound annual rate of 19.9% from 1997 to 2001, increased 36.7% for the six-month period ended June 30, 2002 compared to the same period in 2001 and increased 19.4% for the six-month period ended June 30, 2002 compared to the immediately preceding six-month period ended December 31, 2001. The rate of growth was significantly impacted by the 78.1% increase in trading volume for the year ended December 31, 2001 when compared to 2000.

        Trading volume in our interest rate products increased 97.4% in 2001 over 2000. Trading volume in our equity products rose 64.1% in 2001 over 2000. During 2001, trading volume in our foreign exchange products increased 16.1% over levels in 2000. Our commodity products trading volume rose 7.3% in 2001 over 2000. Volume increased as a result of economic and political factors, enhancements to our product and service offerings and expansion of our electronic and other trade execution choices. Global and national economic and political uncertainty generally results in increased trading activity, as our customers seek to hedge or manage the risks associated with fluctuations in interest rates, equities, foreign exchange and commodities. For example, at the time of the terrorist attacks of September 11, our year-to-date 2001 trading volume had increased 71.3% over the same time period in 2000. During the period from September 12, 2001 to December 31, 2001, our trading volume increased 95.2% when compared to the same time period in 2000. In recent periods, our trading volume has been positively affected by the increased volatility in the markets for equity and fixed-income securities. Products and services offered also have a significant effect on volume. We built on earlier successes in our standard S&P 500 and Nasdaq-100 stock index contracts by introducing E-mini versions of the S&P 500 contract in 1997 and the Nasdaq-100 contract in 1999, which are one-fifth the size of the standard contract. These E-mini contracts are traded only through GLOBEX, our electronic trading platform. In addition, we significantly upgraded our GLOBEX electronic trading platform in 1998 and, in November 2000, we modified GLOBEX policies to give more users direct access to our markets. Electronic trading represented 19.9% of total trading volume in 2001 compared to 2.2% in 1997. The volume of privately negotiated transactions increased from 4.4 million contracts in 1997 to 81.9 million contracts in 2001. In 2001, we derived approximately 60% of our clearing and transaction fee revenue from open outcry trading, nearly 30% from electronic trading and approximately 10% from privately negotiated transactions.

        In addition to increases in trading volume, revenues have grown as a result of the increases to some of our clearing and transaction fees implemented in the fourth quarter of 2000 and first quarter of 2001. Furthermore, the growth in electronic trading volume generally has a compound effect on our revenue because trades executed through GLOBEX are charged fees for using the electronic trading platform in addition to the clearing fees assessed on all transactions executed on our exchange.

        The majority of our expenses fall into three categories: salaries and benefits; communications and computer and software maintenance; and depreciation and amortization. With the exception of license fees paid for the trading of our stock index contracts and a component of our trading facility rent that is related to trading volume, expenses do not change substantially with changes in trading volume. The number of transactions processed rather than the number of contracts traded tends to impact expenses. A trade executed on our exchange represents one transaction, regardless of the number of contracts included in that trade. Therefore, total contract trading volume is greater than the number of transactions processed. Revenues, however, can fluctuate significantly with volume changes, and thus our profitability is tied directly to the trading volume generated.

        Expenses increased during the five-year period from 1997 to 2001. However, the rate of increase has been lower than the rate of increase in revenues. A significant component of the increase in expenses, stock-based compensation, is a non-cash expense that primarily resulted from the increase in value of the option granted to our Chief Executive Officer as well as other stock-based compensation awarded to certain other employees. Stock-based compensation expense totaled $1.0 million in 2000 and $17.6 million in 2001 and did not occur prior to 2000. In addition, in 2000 we incurred $9.8 million of one-time expenses associated with restructuring of management, our demutualization and the write-off of certain internally developed software that could not be utilized as intended. Other increases in our expenses have been driven primarily by our growing emphasis on technology.

        Net income for 1997 was $8.7 million, declined in the next three years to a loss of $5.9 million in 2000 and rebounded to net income of $68.3 million in 2001. The decline from 1997 through 2000 resulted from a variety of factors. In 1998, we paid clearing firms a rebate on clearing and transaction fees that totaled $17.6 million, thus reducing our net income for that year. Trading volume declined from 1998 to 1999, but the percentage of trades executed through GLOBEX continued to increase. A significant portion of the expense increase in 1999 was for depreciation and amortization that resulted from capital expenditures related to our technology. The net loss in 2000 resulted primarily from our management restructuring and the write-off of certain internally developed software that could not be used as intended. Increased volume combined with the change in our pricing structure drove the change in operating results in 2001.

        Net operating results for 1998 through 2000 were adversely affected by the limited partners' interest in the earnings of PMT. Prior to our demutualization, PMT owned all rights to electronic trading of our products, received the revenue generated from electronic trading and was charged for our services to support electronic trading. The limited partners were entitled to a portion of the income of PMT. We purchased PMT's net assets as part of our demutualization.

Revenues

        Our net revenues have grown from $177.6 million in 1997 to $387.2 million in 2001. During the first six months of 2002, our net revenues were $208.6 million, an 11.6% increase over the first six months of 2001.

        Our revenues consist of clearing and transaction fees; quotation data fees; GLOBEX access fees; communication fees; investment income, including securities lending activities; and other revenue. The revenues derived from clearing and transaction fees, which represented 75.5% of our net revenues in 2001 and 77.7% of our net revenues for the six months ended June 30, 2002, are determined by three factors: volume, rates and the mix of trades.

        Our clearing and transaction fee revenues are tied directly to volume and underlying market uncertainty. We attempt to mitigate the downside of unpredictable volume swings through various means, such as increasing clearing fees, creating volume incentives, opening access to new markets and further diversifying the range of products and services we offer.

        The largest factors contributing to the increase in clearing and transaction fees from 1999 to 2000 were the rate increases and new transaction fees implemented in the fourth quarter of 2000. Additional revenue was also generated by the 15.1% increase in trading volume and an increase in the percentage of trades executed through GLOBEX. Partially offsetting these increases was a decrease in the percentage of trades attributable to non-member customers, who are charged higher fees than members, and a decrease in the percentage of total volume attributable to our standard equity products from which we earn higher clearing fees than other contracts. By contrast, the increase in clearing and transaction fees from 2000 to 2001 resulted primarily from the increase in trading volume and was augmented by the rate increases and new transaction fees implemented in the fourth quarter of 2000 and first quarter of 2001. Our revenues would have been higher in 2001 if the percentage of trading volume attributable to interest rate products, which are charged lower clearing fees than some of the other products offered through our exchange, had not increased compared to such other products. The increase in trading volume was the primary reason for the increase in clearing and transaction fee revenue in the first six months of 2002 when compared to the same time period in 2001. Partially offsetting this volume increase was the impact of certain volume discounts, fee limits and a decrease in the percentage of trades executed by non-member customers. Changes in fees, volume discounts, limits on fees and member discounts, including some that may be significant, occur periodically based on management's review of our operations and business environment.

        The mix of trades reflects the types of products traded, the method by which trades are executed and the percentage of transactions executed by members compared to non-members. All transactions are charged a clearing fee that differs by type of contract traded. Additional fees from trades executed through GLOBEX and privately negotiated transactions have become an increasing source of revenue, as the percentage of trades executed electronically and the volume of privately negotiated transactions have increased. Finally, the percentage of trades attributed to non-members impacts revenue as higher fees are charged to non-member customers than to members.

        Our clearing and transaction fee revenues, stated as an average rate per contract, are illustrated in the table below:

	Year Ended December 31,					Six Months Ended June 30,
	1997	1998	1999	2000	2001	2001	2002
	(in thousands)
Clearing and Transaction Revenues	$116,917	$126,524	$140,305	$156,649	$292,459	$139,204	$162,159
Total Contracts Traded	200,742	226,619	200,737	231,110	411,712	191,137	259,213
Average Rate per Contract	$0.582	$0.558	$0.699	$0.678	$0.710	$0.728	$0.626

        As discussed above, total clearing and transaction fees and the related average rate per contract are influenced by volume, rates and the mix of trades. Overall, the average rate per contract has increased since 1997. This increase was attributable primarily to the pricing changes implemented in the fourth quarter of 2000 and first quarter 2001 as well as growth in the percentage of trades executed through GLOBEX. The average rate per contract decreased in 1998 as a result of fee reductions and rebates. Despite the pricing changes in the fourth quarter of 2000, there was a decrease in the average rate per contract in 2000 that resulted primarily from an increase in the percentage of total volume from Euordollar products, as these products have a lower average rate per contract, and a decline in the percentage of trades for non-member customers. The decline in the average rate per contract from the first six months of 2001 to the first six months of 2002 resulted primarily from volume discounts on certain products, limits on some fees associated with trading through the GLOBEX platform and a decrease in the percentage of trades attributed to non-members.

        Our second largest source of revenue is quotation data fees, which we receive from the sale of our market data. At year-end 2001, more than 48,000 subscribers displayed our data on approximately 190,000 screens worldwide. With the exception of 2000, revenues from quotation data fees have grown steadily over the last five years. In 2000, a lower-priced, non-professional service was offered that increased the number of subscribers but adversely affected revenue as some of our existing customers switched to this lower-priced service. When this non-professional service was changed from real-time streaming to one-minute snapshots of market data in 2001, the number of non-professional subscribers, which are included in the total number of subscribers, declined from nearly 25,000 at December 31, 2000 to approximately 4,000 at December 31, 2001. Since many of these non-professional subscribers switched to our real-time streaming of market data, the total number of subscribers only decreased by approximately 6,000 subscribers, from approximately 54,000 at year-end 2000 to nearly 48,000 at year-end 2001. In addition, one of the major resellers of our quotes declared bankruptcy in February 2001. This reduced our revenue from quotation data fees by $1.4 million in 2000 and $0.5 million in 2001. The pricing of quotation data services was increased on March 1, 2001 as part of the pricing changes implemented in 2001. We began to offer CME E-quotes, an additional market data service utilizing Internet access, in March 2002.

        GLOBEX access fees are the connectivity charges to customers of our electronic trading platform. The fee each customer is charged varies depending on the type of connection provided. There is a corresponding communication expense associated with providing these connections that varies based on the type of connection selected by the customer.

        Communication fees consist of charges to members and firms that utilize our various telecommunications networks and communications services. Revenue from communication fees is dependent on open outcry trading, as a significant portion relates to telecommunications on the trading floor. There is a corresponding variable expense associated with providing these services.

        Investment income represents interest income and net realized gains and losses from our marketable securities and from the trading securities in our non-qualified deferred compensation plans as well as income generated by the short-term investment of clearing firms' cash performance bonds and security deposits. Investment income is influenced by our operating results, market interest rates and changes in the levels of cash performance bonds deposited by clearing firms. The total cash performance bonds deposited by clearing firms is a function of the type of collateral used to meet performance bond requirements, the number of open positions held by clearing firms and volatility in our markets. As a result, the amount of cash deposited by clearing firms is subject to significant fluctuation. For example, cash performance bonds and security deposits totaled $156.0 million at December 31, 2000, compared to $855.2 million at December 31, 2001 and $1.9 billion at June 30, 2002. The investment results of our non-qualified deferred compensation plans that are included in investment income do not affect net income as there is an equal and offsetting impact to our salaries and benefits expense.

        Beginning late in the second quarter of 2001, we entered into securities lending transactions utilizing a portion of the securities that clearing firms deposited to satisfy their proprietary performance bond requirements. Securities lending interest income is presented separately in the consolidated statements of income. Substantial interest expense is incurred as part of this securities lending activity and is presented as a deduction from total revenues to arrive at net revenues.

        Other revenue is composed of fees for trade order routing and various services to members, as well as fees for administering our Interest Earning Facility program, or IEF, which consists of private money market funds managed by third party investment managers. We offer clearing firms the opportunity to invest cash performance bonds in our IEF. These clearing firms receive interest income, and we receive a fee based on total funds on deposit. We recently implemented an addition to our IEF program, called IEF2, which allows clearing firms to invest directly in public money market mutual funds through a special facility provided by us. Other revenue also includes trading revenue generated by GFX, our wholly owned subsidiary that trades in foreign exchange futures contracts to enhance liquidity in our markets for these products. In 2001, we entered into a joint venture, OneChicago, to trade single stock futures and futures on narrow-based stock indexes. We currently have a 40% ownership interest in the joint venture. Our share of the net loss from this joint venture is included in other revenue.

        A substantial portion of our clearing and transaction fees, telecommunications fees and various service charges included in other revenue are billed to the clearing firms of the exchange. The majority of clearing and transaction fees received from clearing firms represent charges for trades executed on behalf of the customers of the various clearing firms. There are currently approximately 70 clearing firms, and one firm, with a significant portion of customer revenue, represented approximately 11% of our net revenue in the first six months of 2002. Should a clearing firm withdraw from the exchange, we believe the customer portion of that firm's trading activity would most likely transfer to another clearing firm of the exchange. Therefore, we do not believe that we are exposed to significant risk from the loss of revenue received from any particular clearing firm.

Expenses

        Salaries and benefits expense is our most significant expense and includes employee wages, bonuses, related benefits and employer taxes. Changes in this expense are driven by increases in wages as a result of inflation or labor market conditions, the number of employees, rates for employer taxes and price increases affecting benefit plans. Annual bonus payments also vary from year to year and have a significant impact on total salaries and benefits expense. The number of employees increased from 865 at December 31, 1997 to 1,103 at June 29, 2002.

        Stock-based compensation is the expense for stock options and restricted stock grants. The most significant portion of this expense relates to our CEO's stock option, granted in February 2000 for 5% of all classes of our outstanding common stock. For accounting purposes, the option was treated as a stock appreciation right prior to our demutualization. Since the date of demutualization, variable accounting treatment has been required for this option. As a result, this expense now increases or decreases based on changes in the value of the Class A shares and the trading rights on our exchange, which are associated with our Class B shares. Currently, there is no independent established trading market for our Class A shares. Since demutualization, shares of Class A common stock can only be sold as part of a bundle with the Class B share and the associated trading right. Therefore, the value of the Class A shares is imputed based on the recent transactions in the bundle and transactions involving the trading rights only. As a result of variable accounting for the option, this expense, and ultimately our operating results, will be subject to significant fluctuation related to volatility in the value of our Class A common stock and the underlying trading rights on the exchange associated with our Class B common stock. This volatility may be unrelated to our operating performance. The expense related to our CEO's options was $16.6 million for the year ended December 31, 2001 and a negative expense of $1.4 million for the six months ended June 30, 2002. In the second quarter of 2001, restricted stock grants were awarded to certain employees and fixed accounting treatment was adopted for these grants. The portion of stock-based compensation expense related to stock grants awarded to employees was $1.0 million for the year ended December 31, 2001 and $0.6 million for the six months ended June 30, 2002.

        Occupancy costs consist primarily of rent, maintenance and utilities for our offices, trading facilities and remote data center. Our office space is primarily in Chicago, and we have smaller offices in Washington, D.C., London and Tokyo. Occupancy costs are relatively stable, although our trading floor rent fluctuates to a limited extent based on open outcry trading volume.

        Professional fees, outside services and licenses expense consists primarily of consulting services provided for major technology initiatives, license fees paid as a result of trading volume in stock index products and legal and accounting fees. This expense fluctuates primarily as a result of changes in requirements for consultants to complete technology initiatives, stock index product trading volume changes that impact license fees and other undertakings that require the use of professional services.

        Communications and computer and software maintenance expense consists primarily of costs for network connections with our GLOBEX customers; maintenance of the hardware and software required to support our technology; telecommunications costs of our exchange; and fees paid for access to market data. This expense is affected primarily by the growth of electronic trading. Our computer and software maintenance costs are driven by the number of transactions processed, not the volume of contracts traded. Currently, we process approximately 70% of total transactions electronically, which represent approximately 30% of total contracts traded.

        Depreciation and amortization expense results from the depreciation of fixed assets purchased, as well as amortization of purchased and internally developed software. This expense increased as a result of significant technology investments in equipment and software that began in late 1998 and led to additional depreciation and amortization in the following years.

        Public relations and promotion expense consists primarily of media, print and other advertising expenses, as well as expenses incurred to introduce new products and promote our existing products and services. Also included are seminar, conference and convention expenses for attending trade shows.

        Other expense consists primarily of travel, staff training, fees incurred in providing product delivery services to customers, stipends for the board of directors, interest for equipment purchased under capital leases, meals and entertainment, fees for our credit facility and various state and local taxes. Other expense fluctuates, in part, due to changes in demand for our product delivery services and decisions regarding the manner in which to purchase capital equipment. Certain expenses, such as those for travel and entertainment, are more discretionary in nature and can fluctuate from year to year as a result of management decisions.

Critical Accounting Policies

        The notes to our audited consolidated financial statements include disclosure of our significant accounting policies. In establishing these policies within the framework of U.S. generally accepted accounting principles, management must make certain assessments, estimates and choices that will result in the application of these principles in a manner that appropriately reflects our financial condition and results of operations. Critical accounting policies are those policies that we believe present the most complex or subjective measurements and have the most potential to impact our financial position and operating results. While all decisions regarding accounting policies are important, we believe there are three accounting policies that could be considered critical. These three critical policies, which are presented in detail in the notes to our audited consolidated financial statements, relate to securities lending; stock-based compensation; and clearing and transaction fees.

        With respect to securities lending, we have elected to present the interest expense associated with this activity as a reduction of total revenues, and present net revenues in the consolidated statements of income. Due to the nature of securities lending transactions, a substantial amount of interest expense is incurred in relation to the total interest income from this activity. While U.S. generally accepted accounting principles require that interest income and interest expense be disclosed separately, we believe the income statement presentation adopted provides the best insight into our revenues and expenses.

        The accounting for stock-based compensation is complex, and under certain circumstances, accounting principles generally accepted in the United States allow for alternative methods. As permitted, we have elected to account for stock-based compensation using the intrinsic value method in accordance with APB Opinion No. 25 rather than the alternative fair value method prescribed in Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock Based Compensation." Variable accounting was required for the options granted to our CEO as a result of certain provisions of the option agreement. In addition, this option includes both Class A and Class B common stock. The expense related to this option has fluctuated based on the change in the value of our Class A shares and the underlying trading rights on our exchange associated with our Class B common stock. Since our demutualization, there has not been an independent trading market for our Class A shares, and shares of our Class A common stock can only be sold or acquired as part of a bundle with the trading rights on our exchange and the related Class B shares. Therefore, the value of the Class A shares at the end of each reporting period is imputed based on the recent prices for the bundle and recent prices relating to the trading rights only. Fixed accounting has been adopted for all other stock option and restricted stock grants. We have elected the accelerated method for recognizing the expense related to stock options. As a result of this election and the vesting provisions of our stock grants, a greater percentage of the total expense for all options is recognized in the first years of the vesting period than would be recorded if we elected the straight-line method.

        Clearing and transaction fees are recorded as revenue and collected from clearing firms on a monthly basis. Several factors affect the fees charged for a trade, including whether the individual making the trade has trading privileges on our exchange. In the event inaccurate information has resulted in an incorrect fee, the clearing firm has a period of three months following the month in which the trade occurred to submit the correction and have the fee adjusted. When preparing financial statements for a reporting period, an estimate of anticipated fee adjustments applicable to that period is recorded as a liability with a corresponding reduction to clearing and transaction fee revenue. This estimate is based on historical trends for such adjustments. Our estimate of anticipated fee adjustments at year-end 2001 was $2.2 million.

Key Statistical Information

        The following table presents key information on volume of contracts traded, expressed in round turn contracts, as well as information on open interest and notional value of contracts traded.

	Year Ended December 31,					Six Months Ended June 30,
	1997	1998	1999	2000	2001	2001	2002
Average Daily Volume:
Product Area
Interest Rate	522,835	574,829	475,023	550,810	1,091,846	1,011,721	1,295,102
Equity	116,801	174,840	189,984	258,120	425,149	396,208	664,073
Foreign Exchange	119,429	113,948	94,747	76,615	89,290	85,687	99,446
Commodity	34,562	35,664	33,671	31,575	34,003	35,479	31,810

Total Average Daily Volume	793,627	899,281	793,425	917,120	1,640,288	1,529,095	2,090,431
Method of Trade
Open Outcry	752,273	830,687	698,011	754,049	1,282,147	1,210,812	1,467,709
GLOBEX	17,343	38,668	63,782	136,928	326,274	288,167	589,826
Privately Negotiated	24,011	29,926	31,632	26,143	31,867	30,116	32,896

Total Average Daily Volume	793,627	899,281	793,425	917,120	1,640,288	1,529,095	2,090,431
Largest Open Interest (contracts)	8,305,804	10,174,734	8,799,641	9,324,154	18,900,911	14,145,550	18,875,852
Total Notional Value (in trillions)	$184.6	$161.7	$138.3	$155.0	$293.9	$135.7	$180.1

        The following table sets forth key information on volume of contracts traded, measured based on the number of round turn contracts, by product area presented as a percentage of the total average daily volume for all product areas and by method of trade presented as a percentage of the total average daily volume for all methods of trade.

	Year Ended December 31,					Six Months Ended June 30,
	1997	1998	1999	2000	2001	2001	2002
Average Daily Volume:
Product Area
Interest Rate	65.9%	63.9%	59.9%	60.1%	66.6%	66.2%	62.0%
Equity	14.7	19.4	24.0	28.1	25.9	25.9	31.7
Foreign Exchange	15.0	12.7	11.9	8.4	5.5	5.6	4.8
Commodity	4.4	4.0	4.2	3.4	2.0	2.3	1.5

Total Average Daily Volume	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Method of Trade:
Open Outcry	94.8%	92.4%	88.0%	82.2%	78.2%	79.2%	70.2%
GLOBEX	2.2	4.3	8.0	14.9	19.9	18.8	28.2
Privately Negotiated	3.0	3.3	4.0	2.9	1.9	2.0	1.6

Total Average Daily Volume	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Results of Operations

        The following tables set forth our consolidated statements of income for the periods presented both in dollar amounts and as a percentage of net revenues:

	Year Ended December 31,			Six Months Ended June 30,
	1999	2000	2001	2001	2002
				(unaudited)
	(in thousands)
Revenues:
Clearing and transaction fees	$140,305	$156,649	$292,459	$139,204	$162,159
Quotation data fees	43,005	36,285	48,250	23,807	24,390
GLOBEX access fees	1,899	3,971	11,987	5,904	6,408
Communication fees	8,165	9,391	9,330	4,606	4,911
Investment income	9,091	9,736	8,956	5,069	2,921
Securities lending interest income	—	—	10,744	605	9,789
Other	8,137	10,520	14,904	8,242	6,571

Total revenues	210,602	226,552	396,630	187,437	217,149
Securities lending interest expense	—	—	(9,477)	(569)	(8,525)

Net revenues	210,602	226,552	387,153	186,868	208,624

Expenses:
Salaries and benefits	80,957	94,067	105,227	50,206	57,576
Stock-based compensation	—	1,032	17,639	7,867	(808)
Occupancy	17,773	19,629	20,420	10,053	11,089
Professional fees, outside services and licenses	28,319	23,131	27,289	11,556	15,638
Communications and computer and software maintenance	28,443	41,920	43,598	20,129	21,633
Depreciation and amortization	25,274	33,489	37,639	18,034	23,151
Public relations and promotion	7,702	5,219	6,326	1,369	2,917
Other	15,490	16,148	14,650	6,621	8,436

Total expenses	203,958	234,635	272,788	125,835	139,632

Income (loss) before limited partners' interest in PMT and income taxes	6,644	(8,083)	114,365	61,033	68,992
Limited partners' interest in earnings of PMT	(2,126)	(1,165)	—	—	—
Income tax (provision) benefit	(1,855)	3,339	(46,063)	(24,328)	(27,328)

Net income (loss)	$2,663	$(5,909)	$68,302	$36,705	$41,664

	Year Ended December 31,			Six Months Ended June 30,
	1999	2000	2001	2001	2002
Revenues:
Clearing and transaction fees	66.6%	69.1%	75.5%	74.5%	77.7%
Quotation data fees	20.4	16.0	12.5	12.7	11.7
GLOBEX access fees	0.9	1.8	3.1	3.2	3.1
Communication fees	3.9	4.2	2.4	2.5	2.4
Investment income	4.3	4.3	2.3	2.7	1.4
Securities lending interest income	—	—	2.8	0.3	4.7
Other	3.9	4.6	3.8	4.4	3.1

Total revenues	100.0	100.0	102.4	100.3	104.1
Securities lending interest expense	—	—	(2.4)	(0.3)	(4.1)

Net revenues	100.0	100.0	100.0	100.0	100.0

Expenses:
Salaries and benefits	38.4	41.5	27.2	26.9	27.6
Stock-based compensation	—	0.5	4.6	4.2	(0.4)
Occupancy	8.4	8.7	5.3	5.4	5.3
Professional fees, outside services and licenses	13.4	10.2	7.0	6.2	7.5
Communications and computer and software maintenance	13.5	18.5	11.3	10.8	10.4
Depreciation and amortization	12.0	14.8	9.7	9.7	11.1
Public relations and promotion	3.7	2.3	1.6	0.7	1.4
Other	7.4	7.1	3.8	3.5	4.0

Total expenses	96.8	103.6	70.5	67.4	66.9

Income (loss) before limited partners' interest in PMT and income taxes	3.2	(3.6)	29.5	32.6	33.1
Limited partners' interest in earnings of PMT	(1.0)	(0.5)	—	—	—
Income tax (provision) benefit	(0.9)	1.5	(11.9)	(13.0)	(13.1)

Net income (loss)	1.3%	(2.6)%	17.6%	19.6%	20.0%

Six Months Ended June 30, 2002 Compared to Six Months Ended June 30, 2001

  Overview

        Our operations for the six months ended June 30, 2002 resulted in net income of $41.7 million compared to net income of $36.7 million for the six months ended June 30, 2001. Our improved operating results were driven by a $21.7 million, or 11.6%, increase in net revenues that were partially offset by a $13.8 million, or 11.0%, increase in expenses for the six months ended June 30, 2002 compared to the six months ended June 30, 2001. The growth in revenue resulted primarily from the 35.6% increase in total trading volume during the first six months of 2002 when compared to the same time period in 2001. However, the percentage growth in volume did not result in an equal percentage growth in revenue as volume incentive programs, which include limits on GLOBEX fees for E-mini contracts and volume discounts to benefit large customers trading our Eurodollar products, had a greater impact on clearing and transaction fee revenue during the first six months of 2002. Our operating margin was 33.1% for the first six months of 2002 compared to 32.6% for the first six months of 2001.

        Growth in expenses resulted from increases in all expense categories, with the exception of stock-based compensation, which was a negative expense of $0.8 million for the six months ended June 30, 2002, a decrease from the $7.9 million of expense for the six months ended June 30, 2001. Excluding stock-based compensation, our operating margin declined to 32.7% for the first six months of 2002 from 36.9% for the first six months of 2001.

        Trading volume for the first half of 2002 totaled a record 259.2 million contracts, representing an average daily trading volume of 2.1 million contracts and a 35.6% increase over the 191.1 million contracts traded during the first half of 2001, which represented an average daily trading volume of 1.5 million contracts. The second quarter of 2002 was the sixth consecutive calendar quarter in which new total trading volume records have been established. In the first six months of 2002, investors traded a record number of interest rate and stock index contracts, in part to protect portfolios against market swings and possible U.S. Federal Reserve Board policy changes. On June 27, 2002, we experienced a new single-day total trading volume record of nearly 4.3 million contracts, surpassing the previous record of 3.5 million contracts that was established on March 7, 2002. GLOBEX volume exceeded one million contracts in one day for the first time on June 12, 2002. This volume record was exceeded on June 26, 2002 when 1.2 million contracts were traded on GLOBEX. Finally, June 2002 represented our busiest month ever when total trading volume was 49.9 million contracts, representing an average daily trading volume of nearly 2.5 million contracts.

  Revenues

        Total revenues increased $29.7 million, or 15.9%, from $187.4 million for the six months ended June 30, 2001 to $217.1 million for the six months ended June 30, 2002. Net revenues increased $21.7 million, or 11.6%, from $186.9 million for the six months ended June 30, 2001 to $208.6 million for the six months ended June 30, 2002. This increase in revenues was attributable primarily to a 36.7% increase in average daily trading volume. In the first six months of 2002, electronic trading represented 28.2% of total trading volume and grew 104.7%, to 589,826 contracts per day, when compared to the first six months of 2001. These increased volume levels resulted from continued volatility in U.S. stocks; possible changes in interest rates; fluctuations in currencies; increased customer demand for the liquidity provided by our markets; product offerings that allowed customers to manage their risks; and enhanced access choices to our products. Partially offsetting these volume increases, and the related increase in clearing and transaction fees, was a decline in investment income as a result of a decrease in rates earned on our marketable securities and short-term investment of clearing firms' cash performance bonds and security deposits; a decrease in the trading revenue generated by our foreign exchange trading subsidiary, GFX; and our share of the net loss from OneChicago, our joint venture in single stock futures, in the first six months of 2002.

        Clearing and Transaction Fees.    Clearing and transaction fees, which include clearing fees, GLOBEX electronic trading fees and other volume-related charges, increased $23.0 million, or 16.5%, from $139.2 million for the six months ended June 30, 2001 to $162.2 million for the six months ended June 30, 2002. A significant portion of the increase was attributable to the 36.7% increase in average daily trading volume combined with the 104.7% increase in average daily trading volume on GLOBEX during the six months ended June 30, 2002 when compared to the same time period in 2001. For the first six months of 2002, the additional revenue resulting from these volume increases was partially offset by a reserve of $5.0 million for a one-time payment to clearing firms relating to our fee adjustment policy and clearing firm account management errors. Also, the first six months of 2002 had one less business day than the first six months of 2001.

        Despite the increase in total revenue from clearing and transaction fees, the average rate, or revenue, per contract decreased $0.102 from $0.728 for the six months ended June 30, 2001 to $0.626 for the same period in 2002. Management believes that the fee limits and volume discounts offered to customers contributed to increased trading volume but had a negative impact on our average rate per contract. While volume discounts and limits on certain GLOBEX fees were in effect during both 2001 and 2002, the average rate per contract for the first half of 2002 was more adversely impacted by these programs as increased trading volume resulted in more trades being executed at the discounted levels. The volume discounts for our Eurodollar products that were implemented in January 2001 were expanded in the third quarter of 2001. While volume in Eurodollar contracts has grown, the larger volume discounts have partially offset the additional revenue generated by the increased trading volume in Eurodollars. Similarly, the growth in trading volume associated with our E-mini products has not generated a corresponding increase in transaction fees since there are limits on certain GLOBEX fees. The rate per contract is also affected by the percentage of trades attributed to non-member customers when compared to members, as higher fees generally are charged to non-members than to members. While the number of trades executed by non-members increased to approximately 119 million during the first half of 2002 from approximately 96 million during the same period in 2001, the percentage of total trades executed by non-members decreased to 23% during the first half of 2002 from 25% during the same period of 2001. We believe our lower fee structure for members has resulted in the acquisition of trading rights by parties intending to trade significant volumes on our exchange, creating the decrease in the percentage of non-member volume that has been experienced. Finally, the $5.0 million reserve relating to our fee adjustment policy and clearing firm account management errors represented $0.019 of the reduction in our average rate per contract for the six months ended June 30, 2002.

        The following table shows the average daily trading volume in our four product areas, the portion that is traded electronically through the GLOBEX platform, and clearing and transaction fee revenues expressed in total dollars and as an average rate per contract:

	Six Months Ended June 30,
Product Area			Percentage Increase/(Decrease)
	2002	2001
Interest Rate	1,295,102	1,011,721	28.0%
Equity	664,073	396,208	67.6
Foreign Exchange	99,446	85,687	16.1
Commodity	31,810	35,479	(10.3)

Total Average Daily Volume	2,090,431	1,529,095	36.7
GLOBEX Average Daily Volume	589,826	288,167	104.7
GLOBEX Volume as a Percent of Total Volume	28.2%	18.8%
Clearing and Transaction Fee Revenues (in thousands)	$162,159	$139,204
Average Rate per Contract	$0.626	$0.728

        During the first six months of 2002, volatility in U.S. equity markets continued. This volatility, combined with more access choices to our GLOBEX platform, drove the growth in volume of our equity products. Approximately 80% of our stock index product volume is conducted through the GLOBEX platform. While the U.S. Federal Reserve Board left interest rates unchanged, compared to six interest rate reductions during the first six months of 2001, we continued to experience increased volume in our interest rate products as uncertainty over interest rates and continued volatility in U.S. stocks have led to increased use of interest rate products. With respect to foreign exchange products, the increase in trading volume was attributable to the impact of instituting side-by-side trading of these products on our GLOBEX platform during open outcry trading hours in April 2001 and additional volatility in the foreign exchange markets during the first six months of 2002. The decrease in average daily volume for commodity products was primarily the result of a decline in price levels in livestock and dairy products during the first quarter of 2002 that was partially offset by the impact of a drought in much of the United States in the second quarter of 2002 that has resulted in a recent increase in volume for cattle contracts.

        Quotation Data Fees.    Quotation data fees increased $0.6 million, or 2.5%, from $23.8 million for the six months ended June 30, 2001 to $24.4 million for the six months ended June 30, 2002. The increase principally reflects the benefit of fee increases, implemented in March 2001, for the full six-month period ended June 30, 2002 and the implementation of an administrative fee for our quote vendor services in January 2002. Quotation data fees for the first half of 2001 were adversely impacted by the bankruptcy filing of a vendor that served as a large distributor of our market data. These increases were partially offset by a decline in the number of users of our market data in the second quarter of 2002, primarily as a result of recent downsizing at a number of major brokerage firms. As a result, the number of screens displaying our market data decreased from approximately 190,000 screens at December 31, 2001 to approximately 185,000 screens at June 30, 2002. This decline was partially offset by an increase in the number of subscribers from approximately 48,000 at December 31, 2001 to approximately 50,000 at June 30, 2002.

        GLOBEX Access Fees.    GLOBEX access fees increased $0.5 million, or 8.5%, from $5.9 million for the six months ended June 30, 2001 to $6.4 million for the six months ended June 30, 2002. This increase resulted primarily from the additional monthly access fees generated from the increase in the number of GLOBEX connections from June 30, 2001 to June 30, 2002. Partially offsetting this increase was a $0.2 million decrease in installation revenue during the first six months of 2002 when compared to the same time period in 2001. When our pricing structure was changed in 2001, we increased our installation charges for certain access choices. Many customers selected those access choices when they were first introduced. This resulted in an increase in installation revenue in the second quarter of 2001 that was not repeated in the second quarter of 2002.

        Communication Fees.    Communication fees increased $0.3 million, or 6.6%, from $4.6 million for the six months ended June 30, 2001 to $4.9 million for the six months ended June 30, 2002. Modest increases in fees for some of our wireless services were partially offset by a decrease in telecommunication usage and rental of related equipment.

        Investment Income.    Investment income decreased $2.2 million, or 42.4%, from $5.1 million for the six months ended June 30, 2001 to $2.9 million for the six months ended June 30, 2002. The decline resulted primarily from a reduction in rates earned on our marketable securities and the investment of clearing firms' cash performance bonds and security deposits. A significant portion of these investments are short-term in nature. The average rates earned on these investments declined from approximately 4.5% to 2.0% from the first half of 2001 to the first half of 2002, representing a decrease in investment income of approximately $3.5 million. The decrease in rates earned was primarily a result of the actions taken by the Federal Reserve Board in 2001 to lower the Fed funds rate. Partially offsetting this decline in interest rates was an increase of approximately $1.6 million in investment income as a result of increased balances in marketable securities and clearing firms' cash performance bonds and security deposits. The final component of the decrease in investment income was a $0.2 million decrease in the investment results of our non-qualified deferred compensation plan that is included in investment income but did not affect our net income, as there was an equal decrease in our salaries and benefits expense.

        Securities Lending Interest Income and Expense.    Securities lending interest income increased $9.2 million, from $0.6 million for the six months ended June 30, 2001 to $9.8 million for the six months ended June 30, 2002. Our securities lending activity began late in June 2001. Therefore only modest revenue was generated for the six months ended June 30, 2001. Our securities lending is limited to a portion of the securities that clearing firms deposit to satisfy their proprietary performance bond requirements. Securities lending interest expense increased $7.9 million, from $0.6 million for the six months ended June 30, 2001 to $8.5 million for the six months ended June 30, 2002. This expense is an integral part of our securities lending program and is required to engage in securities lending transactions. Therefore, this expense is presented in the statements of income as a reduction of total revenues.

        Other Revenue.    Other revenue decreased $1.6 million, or 20.3%, from $8.2 million for the six months ended June 30, 2001 to $6.6 million for the six months ended June 30, 2002. This decrease was attributable primarily to a $1.4 million decrease in trading revenue generated by GFX and $1.1 million for our share of the net loss of OneChicago for the six months ended June 30, 2002. There were also decreases in revenue generated from order routing services and fees for providing certain services to members. Partially offsetting these decreases was a $1.2 million increase in fees associated with managing our Interest Earning Facility.

  Expenses

        Total operating expenses increased $13.8 million, or 11.0%, from $125.8 million for the six months ended June 30, 2001 to $139.6 million for the six months ended June 30, 2002. This increase was primarily attributable to increases in salaries and benefits, professional fees and depreciation expense. These increases were partially offset by an $8.7 million decrease in stock-based compensation expense. Excluding stock-based compensation, expenses would have increased $22.5 million, or 19.1%.

        Salaries and Benefits Expense.    Salaries and benefits expense increased $7.4 million, or 14.7%, from $50.2 million for the six months ended June 30, 2001 to $57.6 million for the six months ended June 30, 2002. There are two significant components to this increase. Salaries and benefits expense increased as a result of increases in salaries for existing employees and the related employer taxes, pension and benefits. In addition, the average number of employees increased by approximately 6%, or 60 employees, from the six months ended June 30, 2001 to the six months ended June 30, 2002. This increased headcount resulted in additional salaries and benefits expense of approximately $3.2 million. We had approximately 1,100 employees at June 30, 2002.

        Stock-Based Compensation Expense.    Stock-based compensation expense decreased $8.7 million from $7.9 million for the six months ended June 30, 2001 to a negative expense of $0.8 million for the six months ended June 30, 2002. The primary component of this expense relates to the stock option granted to our CEO in February 2000, which included options for both Class A and Class B shares of common stock. Variable accounting treatment is required for the option granted to our CEO. Because variable accounting reflects the change in the value of our Class A common stock and the underlying trading rights on the exchange associated with our Class B common stock, there is the possibility for significant variation in this component of stock-based compensation expense. There was a significant increase in the value of the trading rights associated with the Class B shares during the first six months of 2001. This increase in value, when combined with the effect of vesting, resulted in $7.6 million of our stock-based compensation expense for the first six months of 2001. By contrast, in the first six months of 2002, there was a smaller increase in the value of the trading rights and a decrease in the value of the Class A common stock. The stock-based compensation expense for the CEO option was a negative expense of $1.4 million during the six months ended June 30, 2002. Partially offsetting this negative expense is the expense related to the restricted stock granted to certain employees in May 2001.

        Occupancy Expense.    Occupancy expense increased $1.0 million, or 10.3%, from $10.1 million for the six months ended June 30, 2001 to $11.1 million for the six months ended June 30, 2002. This increase is directly related to increased trading volume, as a portion of our rent for the trading floor in Chicago is determined based on our open outcry volume, and additional rent expense incurred in 2002 for a remote data facility leased in the fourth quarter of 2001.

        Professional Fees, Outside Services and Licenses Expense.    Professional fees, outside services and licenses expense increased $4.0 million, or 35.3%, from $11.6 million for the six months ended June 30,

2001 to $15.6 million for the six months ended June 30, 2002. This increase was attributable primarily to two factors. There was a $1.8 million increase in legal fees associated with our defense of the Wagner patent litigation during the first half of 2002. Professional fees for technology initiatives, net of the portion that relates to the development of internal use software and is capitalized rather than expensed, also increased $1.8 million. New initiatives during the first six months of 2002 included work on capacity testing of various CME systems as a result of recent trading volume increases, adaptation of certain systems to accommodate single stock futures transactions and technology work to prepare for our E-quotes offering. Also, in the first six months of 2002 there was a $0.7 million increase in license fees resulting from growth in our stock index trading volume, as well as additional expenses incurred for building security resulting from the September 11 terrorist attacks. Partially offsetting these increases was a refund for certain legal expenses incurred in 2001.

        Communications and Computer and Software Maintenance Expense.    Communications and computer and software maintenance expense increased $1.5 million, or 7.5%, from $20.1 million for the six months ended June 30, 2001 to $21.6 million for the six months ended June 30, 2002. The increase in 2002 resulted primarily from additional hardware and software maintenance associated with recent technology purchases as well as additional expenses incurred in connection with our E-quotes offering. These increases were partially offset by a reduction in communication expenses associated with connections to our GLOBEX platform resulting from the renegotiation of a contract with one of our vendors in the second half of 2001.

        Depreciation and Amortization Expense.    Depreciation and amortization expense increased $5.2 million, or 28.4%, from $18.0 million for the six months ended June 30, 2001 to $23.2 million for the six months ended June 30, 2002. This increase was attributable primarily to equipment and software purchased late in 2001 as well as during the first six months of 2002.

        Public Relations and Promotions Expense.    Public relations and promotions expense increased $1.5 million, or 113.1%, from $1.4 million for the six months ended June 30, 2001 to $2.9 million for the six months ended June 30, 2002. The increase resulted from additional print advertising expenditures in the first six months of 2002, primarily to promote our foreign exchange and E-mini stock index products.

        Other Expense.    Other expense increased $1.8 million, or 27.4%, from $6.6 million for the six months ended June 30, 2001 to $8.4 million for the six months ended June 30, 2002. The increase in the first six months of 2002 resulted primarily from increases in certain administrative expenses. In particular, bank fees increased $0.5 million as a result of the fees associated with securities lending that began late in the second quarter of 2001. In addition, fees paid to our board of directors increased during the first six months of 2002 when compared to the same time period in 2001 due to a change in our board fee structure that became effective July 1, 2001.

  Income Tax Provision

        We recorded a tax provision of $27.3 million for the six months ended June 30, 2002 compared to a tax provision of $24.3 million for the same period in 2001. The effective tax rate was 39.6% for the first six months of 2002, a modest decline from the 39.9% effective tax rate for the first six months of 2001.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

  Overview

        Our operations for the year ended December 31, 2001 resulted in net income of $68.3 million compared to a net loss of $5.9 million for the year ended December 31, 2000. Our improved operating results were driven by a $170.0 million, or 75.1%, increase in total revenues. Net revenues increased

$160.6 million, or 70.9%. This increase in revenues was partially offset by a $38.2 million, or 16.3%, increase in expenses in 2001 when compared to 2000. Excluding stock-based compensation, which represented a non-cash expense of $17.6 million, our net income for 2001 would have been $78.8 million compared to a loss of $5.3 million for 2000.

        During 2001, the U.S. Federal Reserve Board lowered the Fed funds rate on 11 occasions, resulting in a total reduction of 4.75%. The increased need for risk management instruments resulting from this interest rate volatility led to increased volume in our Eurodollar contract. Our Eurodollar contract also became a benchmark for the industry, contributing to its volume growth. Concerns and uncertainty about the global and national economy, interest rates and the performance of U.S. stocks that had resulted in increased trading volume throughout 2001 were magnified after the terrorist attacks of September 11. In addition, opening access to our electronic trading platform and improved performance of that platform, coupled with uncertainty over the economy and interest rates, resulted in increased trading volume in our stock index products.

  Revenues

        Total revenues increased $170.0 million, or 75.1%, from $226.6 million for 2000 to $396.6 million for 2001. Net revenues increased $160.6 million, or 70.9%, from 2000 to 2001. The increase in revenues was attributable primarily to a 78.9% increase in average daily trading volume in 2001, establishing an exchange record and making our exchange the largest futures exchange in the United States, based on annual trading volume, for the first time. In 2001, we also experienced record levels of electronic trading that resulted in average daily GLOBEX volume of 326,274 contracts, representing 19.9% of our trading volume and an increase of 138.3% compared to 2000. These increased volume levels resulted from uncertainty over interest rates and volatility in U.S. stocks, a diverse product offering, our new open access policy for GLOBEX and volume discounts available to customers using our markets to manage their financial risk. Finally, a new pricing framework announced in December 2000 that took effect in the first quarter of 2001 resulted in additional revenue.

        Clearing and Transaction Fees.    Clearing and transaction fees and other volume-related charges increased $135.9 million, or 86.7%, from $156.6 million in 2000 to $292.5 million in 2001. Total trading volume increased 78.1% from 231.1 million contracts, our previous trading volume record established in 2000, to 411.7 million contracts for 2001. Many other volume records were established in 2001. Trading volume of 3.3 million contracts on November 15, 2001 established a new single-day trading volume record. Trading volume for the month of November 2001 also established a new monthly record, with 45.3 million contracts traded. This growth in total volume, and the related increase in clearing fees, was compounded by additional GLOBEX transaction fees resulting from a 138.3% increase in electronic trading volume from 2000 to 2001. In addition to increased volume, revenue was favorably impacted by changes to our pricing structure that were implemented in the first quarter of 2001.

        In response to the terrorist attacks in the United States, our markets closed early on September 11, 2001, and our exchange remained closed on September 12, 2001. Trading resumed on September 13, 2001. However, equity products did not trade for an additional two business days, until September 17, 2001, when the equity markets in the United States resumed trading.

        In addition to the increase in trading volume, the average rate per contract increased $0.032 from $0.678 for the year ended December 31, 2000 to $0.710 for the year ended December 31, 2001. The increase in 2001 reflects increases in pricing, which were partially offset by volume discounts for our Eurodollar products. These discounts were implemented in January 2001 and expanded in the third quarter of 2001. Also, as a result of the limits on certain GLOBEX fees, the additional trading volume generated through GLOBEX has increased clearing fees but has not necessarily resulted in additional GLOBEX fees.

        The following table shows the average daily trading volume in our four product areas, the portion that was traded electronically through the GLOBEX platform, and clearing and transaction fee revenues expressed in total dollars and as an average rate per contract:

	Year Ended December 31,
Product Area			Percentage Increase
	2001	2000
Interest rate	1,091,846	550,810	98.2%
Equity	425,149	258,120	64.7
Foreign exchange	89,290	76,615	16.5
Commodity	34,003	31,575	7.7

Total Volume	1,640,288	917,120	78.9

GLOBEX Volume	326,274	136,928	138.3
GLOBEX Volume as a Percent of Total Volume	19.9%	14.9%
Clearing and Transaction Fee Revenues (in thousands)	$292,459	$156,649
Average Rate per Contract	$0.710	$0.678

        While we experienced increased volume in all products, the most significant increases occurred in interest rate and equity products. This increased volume reflected market dynamics in U.S. stocks and interest rates, as well as the effect of volume discounts and increased access to our electronic trading platform. These measures were designed to stimulate additional activity in a time of volatility in interest rates and U.S. equities.

        Quotation Data Fees.    Quotation data fees increased $12.0 million, or 33.0%, from $36.3 million in 2000 to $48.3 million in 2001. On March 1, 2001, we implemented a fee increase for professional subscribers. At year-end 2001, more than 48,000 subscribers displayed our data on approximately 190,000 screens worldwide. This represented a modest decrease from year-end 2000 when we had approximately 54,000 subscribers displaying our data on more than 196,000 screens. In addition, while we maintained our non-professional market data offering, the service was changed from real-time streaming to one-minute snapshots of market data. This led some of our subscribers to convert to the higher-priced professional service. In addition, our 2000 revenue was adversely impacted by the bankruptcy filing of one of the larger resellers of our quotes.

        GLOBEX Access Fees.    GLOBEX access fees increased $8.0 million, or 201.9%, from $4.0 million in 2000 to $12.0 million in 2001. This increase was primarily attributable to the growth in the number of GLOBEX connections. Our FIX API connections increased from approximately 60 at December 31, 2000 to approximately 175 at December 31, 2001. These connections generally are used by clearing firms and allow multiple users to access GLOBEX. In addition, our GLOBEX Trader-Internet connections, a new access choice in 2001, grew to approximately 250 connections. Also contributing to the increase in revenue were changes to fees charged for access to GLOBEX in 2001 that were partially offset by a decrease in dedicated terminals accessing GLOBEX.

        Communication Fees.    Communication fees were relatively constant, experiencing a decrease of $0.1 million, from $9.4 million in 2000 to $9.3 million in 2001.

        Investment Income.    Investment income decreased $0.7 million, or 8.0%, from $9.7 million in 2000 to $9.0 million in 2001. The decline resulted primarily from a decrease in interest rates, which had a negative impact on the rate earned on funds invested. Also, there was a $0.2 million decrease in the investment results of our non-qualified deferred compensation plan, which did not impact our net income as there was an equal reduction to our salaries and benefits expense. Partially offsetting these decreases was investment income generated by additional funds available for investment in marketable securities as a result of our improved financial performance. Also, cash performance bonds deposited by clearing firms increased from 2000 to 2001, resulting in additional investment income in 2001.

        Securities Lending Interest Income and Expense.    Securities lending interest income was $10.7 million in 2001. There was no similar income for 2000, as our securities lending activity began in June 2001. Securities lending is limited to a portion of the securities that clearing firms deposit to satisfy their proprietary performance bond requirements. Securities lending interest expense was $9.5 million in 2001. There was no similar expense for 2000. This expense is an integral part of our securities lending program and is required to engage in securities lending transactions. Therefore, this expense is presented in the consolidated statements of income as a reduction of total revenues.

        Other Revenue.    Other revenue increased $4.4 million, or 41.7%, from $10.5 million in 2000 to $14.9 million in 2001. The majority of this increase, or $2.3 million, was attributable to increased fees associated with managing our IEF. Fees earned are directly related to amounts deposited in each IEF. In addition, the comprehensive pricing changes implemented in the first quarter of 2001 resulted in additional revenue from floor access charges, booth rental on our trading floors and order routing services. Finally, sales of our SPAN software increased by $0.3 million in 2001 compared to 2000. Partially offsetting these increases was a $0.6 million decrease in the trading revenue generated by GFX and our share of the net loss of OneChicago, the joint venture established in August 2001 for the trading of single stock futures.

  Expenses

        Total operating expenses increased $38.2 million, or 16.3%, from $234.6 million in 2000 to $272.8 million in 2001. The most significant components of this increase were the increase in non-cash stock-based compensation and, to a lesser extent, the increase in salaries and benefits expense. Excluding the increase resulting from stock-based compensation, expenses increased $21.5 million, or 9.2%, from 2000 to 2001.

        Salaries and Benefits Expense.    Salaries and benefits expense increased $11.1 million, or 11.9%, from $94.1 million in 2000 to $105.2 million in 2001. Included in this expense in 2000 were $4.3 million of one-time expenses relating to the restructuring of management that included a sign-on bonus for our new President and CEO hired in February 2000 and expenses related to severance payments to departing executives with employment contracts. Excluding these one-time charges, salaries and benefits increased $15.5 million, or 17.3%, in 2001, primarily as a result of an increase in overall compensation levels and employee bonus expense, coupled with related increases in pension expense, employment taxes and employee benefits costs. In addition, the average number of employees increased approximately 1% during 2001. This increased headcount resulted in additional salaries and benefits expense of approximately $1.4 million. These increases were compounded by a reduction in the number of technology staff utilized for internally developed software initiatives in 2001 when compared to 2000. As a result, more employee-related costs were expensed, rather than being capitalized as part of the development of internal use software.

        Stock-Based Compensation Expense.    Stock-based compensation, a non-cash expense, increased $16.6 million, from $1.0 million in 2000 to $17.6 million in 2001. This increase was primarily the result of the increase in value of the trading rights on our exchange associated with the Class B shares included in the stock option granted to our CEO in 2000 and vesting that occurs with the passage of time. Prior to our demutualization in November 2000, the expense relating to this option was recognized as a stock appreciation right using variable accounting as prescribed under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related pronouncements. Since the date of demutualization, variable accounting has been required for this option. Because variable accounting reflects the change in the value of our Class A common stock and the underlying trading rights on the exchange associated with our Class B common stock, there is the possibility for significant variation in this component of stock-based compensation expense. This option represented $16.6 million of our stock-based compensation expense in 2001.

        Occupancy Expense.    Occupancy expense increased $0.8 million, or 4.0%, from $19.6 million in 2000 to $20.4 million in 2001. This is primarily the result of an increase in rent expense related to our trading floors, as a portion of this rent is directly related to increased open outcry trading volume.

        Professional Fees, Outside Services and Licenses Expense.    Professional fees, outside services and licenses increased $4.2 million, or 18.0%, from $23.1 million in 2000 to $27.3 million in 2001. Professional fees for technology-related initiatives, net of the reduction for the portion that relates to the development of internal use software and is capitalized rather than expensed, increased $4.5 million in 2001 when compared to 2000. Major initiatives in 2001 included improvements to the Application Program Interface (API) to GLOBEX, work on enhancing the ability to execute sophisticated spread trades in GLOBEX and improvements to our Web site. In addition, there was a $0.9 million increase in license fees resulting from increased stock index product trading volume. We also incurred fees in 2001 relating to our reorganization into a holding company structure. In 2000, we completed our management restructuring and demutualization that resulted in recruiting, legal and other professional fees that were not repeated in 2001.

        Communications and Computer and Software Maintenance Expense.    Communications and computer and software maintenance expense increased $1.7 million, or 4.0%, from $41.9 million in 2000 to $43.6 million in 2001. As a result of a new contract with our communications provider, communication costs related to GLOBEX connections increased modestly despite the increased number of customers utilizing our electronic trading platform. In addition, our hardware and software maintenance costs increased in 2001 as a result of technology-related purchases.

        Depreciation and Amortization Expense.    Depreciation and amortization expense increased $4.1 million, or 12.4%, from $33.5 million in 2000 to $37.6 million in 2001. This increase was attributable primarily to depreciation of the cost of equipment and software purchased late in 2000, as well as amortization on internally developed software completed in 2001 and the second half of 2000.

        Public Relations and Promotion Expense.    Public relations and promotion expense increased $1.1 million, or 21.2%, from $5.2 million in 2000 to $6.3 million in 2001. In response to the terrorist attacks on September 11, 2001, we established the Chicago Mercantile Exchange Foundation with an initial contribution of $1.0 million to be distributed to those affected by the events of September 11, 2001. In addition, in 2001 promotion expense was affected by increased spending on direct advertising offset by reduced expenditures for trade shows and specific product promotions.

        Other Expense.    Other expense decreased $1.4 million, or 9.3%, from $16.1 million in 2000 to $14.7 million in 2001. This decrease was due primarily to a $2.7 million write-off of previously capitalized software development costs during 2000. It was determined that the software would not be utilized as intended. A similar write-off of $0.3 million occurred in 2001. Other factors affecting these expenses in 2001 included a reduction in travel and entertainment when compared to 2000, offset by the expense associated with the settlement of certain litigation in 2001.

        During 2000, the limited partners' interest in the earnings of PMT was $1.2 million. We purchased the net assets of PMT on November 13, 2000 as part of our demutualization. Therefore, there was no reduction in earnings during 2001 as a result of the sharing of profits with the limited partners of this entity.

  Income Tax Provision

        We recorded a tax provision of $46.1 million in 2001, compared to a tax benefit of $3.3 million in 2000. The effective tax rate was 40.3% in 2001 and 36.1% in 2000.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

  Overview

        We experienced a net loss of $5.9 million in 2000, compared to net income of $2.7 million in 1999. The change was due primarily to several one-time expenses in 2000 and increased technology-related expenses. As a result, overall expense increases outpaced the growth in revenue.

  Revenues

        Total revenues increased $16.0 million, or 7.6%, from $210.6 million in 1999 to $226.6 million in 2000. The $16.0 million increase in revenue was the result of several factors. Clearing and transaction fees increased as a result of total volume increasing 15.1% in addition to a new pricing structure implemented in 2000. Our revenue from quotation data fees decreased due to reduced fees charged to non-professional subscribers. GLOBEX access fees increased as a result of a 30% increase in terminals. Our communication fees increased due to rate increases to the users of our telecommunication systems. Investment income increased due to the increase in our cash performance bonds offset by realized losses on net sales of marketable securities. Trading gains of GFX and the increase in revenue from our IEF program resulted in an increase in other revenue.

        Clearing and Transaction Fees.    Clearing and transaction fees accounted for 69.1% of total revenues in 2000. Clearing and transaction fee revenues increased $16.3 million, or 11.6%, from $140.3 million in 1999 to $156.6 million in 2000. This increase was due primarily to a 15.1% increase in total trading volume in 2000 over 1999, setting a new annual volume record at that time of 231.1 million contracts. The increase in trading volume was due primarily to uncertainty over interest rates and the 2000 U.S. presidential election that resulted in strong volume in our interest rate and stock index products as a way to help manage financial risk. Total electronic trading volume on our GLOBEX platform in 2000 rose 113.8% to 34.5 million contracts and accounted for 14.9% of total volume. In addition to the increase in trading volume, clearing and transaction fee revenue rose as a result of a fee increase that went into effect on October 1, 2000. The fee increase was replaced with a new, strategically designed fee structure that went into effect primarily on January 1, 2001. The new pricing structure reflects our business strategy as a for-profit corporation.

        The average rate per contract decreased $0.021 from $0.699 for the year ended December 31, 1999 to $0.678 for the year ended December 31, 2000. This decrease was attributable primarily to a lower percentage of trades being executed by non-members, who are charged higher rates than members. While the number of contracts traded by non-members increased from approximately 104 million in 1999 to 113 million in 2000, the percentage of total trading volume attributed to non-members decreased from approximately 26% of total trading volume in 1999 to approximately 24% of total trading volume in 2000. Also contributing to the decrease in the average rate per contract is a decline in volume for our foreign exchange products and the related delivery services.

        The following table shows the average daily trading volume in our four product areas, the portion that was traded electronically through the GLOBEX platform, and clearing and transaction fee revenues expressed in total dollars and as an average rate per contract:

	Year Ended December 31,
Product Area			Percentage Increase/(Decrease)
	2000	1999
Interest Rate	550,810	475,023	16.0%
Equity	258,120	189,984	35.9
Foreign Exchange	76,615	94,747	(19.1)
Commodity	31,575	33,671	(6.2)

Total Volume	917,120	793,425	15.6

GLOBEX Volume	136,928	63,782	114.7
GLOBEX Volume as a Percent of Total Volume	14.9%	8.0%
Clearing and Transaction Fee Revenues (in thousands)	$156,649	$140,305
Average Rate per Contract	$0.678	$0.699

        Quotation Data Fees.    Quotation data fees decreased $6.7 million, or 15.6%, from $43.0 million in 1999 to $36.3 million in 2000. The decrease was a result of lower promotional fees charged to non-professional subscribers. This special promotional fee was eliminated in 2001. While the total number of subscribers increased from 1999 to 2000, a portion of our existing subscribers switched to the new non-professional service at a lower monthly fee. In addition, the likelihood of collecting certain receivables outstanding at December 31, 2000 appeared questionable. The resulting reserve against receivables reduced revenue in 2000 by $1.4 million.

        GLOBEX Access Fees.    GLOBEX access fees increased $2.1 million, or 109.1%, from $1.9 million in 1999 to $4.0 million in 2000. The total number of GLOBEX terminals increased more than 30% during 2000, resulting in additional revenue.

        Communication Fees.    Communication revenue increased $1.2 million, or 15.0%, from $8.2 million in 1999 to $9.4 million in 2000. The increase was a result of rate increases to users of our telecommunications system.

        Investment Income.    Investment income increased $0.6 million, or 7.1%, from $9.1 million in 1999 to $9.7 million in 2000. Investment income generated by increased cash performance bonds was partially offset by realized losses on net sales of marketable securities.

        Other Revenue.    Other revenue increased $2.4 million, or 29.3%, from $8.1 million in 1999 to $10.5 million in 2000. Trading gains of GFX increased by $2.0 million in 2000 compared to 1999, and there was an increase in fees generated as a result of our IEF program. Partially offsetting these increases was a decline in consulting revenue generated for work completed by us for ParisBourseSBFSA. Since this consulting arrangement was concluded in 1999, there was no similar revenue in 2000.

  Expenses

        Total operating expenses increased $30.6 million, or 15.0%, from $204.0 million in 1999 to $234.6 million in 2000. Excluding approximately $9.8 million of one-time expenses in 2000, the increase was $20.8 million, or 10.2%. Technology-related expenses of $100.1 million increased $23.2 million as we continued to invest in trading and clearing systems. In electronic trading, we made significant capacity and performance enhancements to GLOBEX to support our new open access policy approved in 2000. As a result, telecommunication, software licenses and maintenance, as well as hardware maintenance and depreciation costs, increased for our technology division. These increases were partially offset by a reduction in the use of consultants for technology initiatives in 2000 compared to 1999. We continued to upgrade our clearing technology and made advances in furthering alliances with other exchanges. Clearing infrastructure enhancements enabled us to launch the world's first cross-border, cross-margining program with the London Clearing House. Other enhancements included an upgraded real-time mutual offset system with Singapore Exchange Derivatives Trading Limited, or Singapore Derivatives Exchange, improved asset management capabilities for exchange customers and a more flexible and streamlined clearing process. Seeking new growth opportunities by leveraging our established clearing house expertise, we explored opportunities in the e-business market in 2000 and incurred $0.9 million in related expenses.

        Salaries and Benefits Expense.    Salaries and benefits expense increased $13.1 million, or 16.2%, from $81.0 million in 1999 to $94.1 million in 2000. There are three significant components to this increase. Salaries and benefits expense increased $8.8 million as a result of increases in overall compensation levels and the related employer taxes, pension and benefits. In January 2000, we entered into an employment agreement with our new President and CEO that stipulated payment of a sign-on bonus of $2 million. In addition, three executives with employment contracts resigned during the first quarter of 2000. The payments required by these contracts and increases in headcount accounted for the remainder of the increase in salaries and benefits.

        Stock-based Compensation Expense.    Stock-based compensation expense of $1.0 million resulted from the expense relating to the stock option granted to our CEO in 2000. Variable accounting treatment was required for the option under APB Opinion 25, "Accounting for Stock Issued to Employees," as of the date of demutualization.

        Occupancy Expense.    Occupancy costs increased $1.8 million, or 10.4%, from $17.8 million in 1999 to $19.6 million in 2000. In 1999, reductions in real estate taxes, combined with credits from the landlord for operating expenses, resulted in one-time savings and represented the majority of the variance between 1999 and 2000.

        Professional Fees, Outside Services and Licenses Expense.    Professional fees, outside services and licenses decreased $5.2 million, or 18.3%, from $28.3 million in 1999 to $23.1 million in 2000. The decrease resulted primarily from a $3.7 million decline in professional fees relating to some technology initiatives that were substantially completed in 1999. Additional savings resulted from a $0.8 million reduction in recruiting costs, a $0.4 million reduction in ongoing legal and accounting fees and a decrease in the use of temporary employees. Also, in 1999, certain professional fees were incurred for projects that were concluded the same year, including $0.9 million in professional fees relating to the development of our strategic plan, $0.9 million for services associated with the launch of side-by-side electronic trading of our Eurodollar products and $0.7 million in professional fees for certain enhancements to GLOBEX. These savings were partially offset by a $1.3 million increase in legal costs and professional fees associated with our demutualization and a $0.9 million increase in license fees incurred as a result of increased trading volume in our equity products in 2000 when compared to 1999.

        Communication and Computer and Software Maintenance Expense.    Communication and computer and software maintenance expense increased $13.5 million, or 47.4%, from $28.4 million in 1999 to $41.9 million in 2000. Communication costs rose $9.1 million, or 38.9%, as a result of additional GLOBEX electronic trading subscribers. The number of GLOBEX terminals increased more than 30.0% in 2000. In addition, software and related maintenance costs increased by $3.3 million in 2000 compared to 1999 as a result of technology initiatives.

        Depreciation and Amortization Expense.    Depreciation and amortization increased $8.2 million, or 32.5%, from $25.3 million in 1999 to $33.5 million in 2000. The increase was due to the amortization of completed capitalized software development, additional depreciation expense resulting from software and computer equipment purchases made in 2000 and late in 1999 and the change in depreciable lives of such software and computer equipment from five years to four years.

        Public Relations and Promotion Expense.    Public relations and promotion expense decreased $2.5 million, or 32.2%, from $7.7 million in 1999 to $5.2 million in 2000, due primarily to the elimination or reduction of certain incentive programs related to specific contracts offered on our exchange.

        Other Expense.    Other expense increased $0.6 million, or 4.2%, from $15.5 million in 1999 to $16.1 million in 2000. The increase resulted from a $2.7 million write-off during the second quarter of 2000 of previously capitalized software development costs. It was determined that the software would not be utilized as intended. Partially offsetting this were decreases in travel and entertainment expenses as well as in various state and local taxes.

        The limited partners' interest in the earnings of PMT was $1.2 million for the period January 1, 2000 through November 13, 2000, the date of the sale of PMT's net assets to us as part of our demutualization, compared to $2.1 million in 1999. A decline in the operating results of PMT, and the corresponding decline in the limited partners' interest in the earnings of PMT in 2000, was due to higher operating costs associated with electronic trading. The fact that PMT operated for less than a full year also reduced its profits compared to 1999. The impact of these factors was partially offset by an increase in the net income of GFX in 2000, a portion of which was allocated to PMT.

  Income Tax Provision

        A benefit for income taxes of $3.3 million was recorded for the twelve months ended December 31, 2000 as a result of operating losses during this period. The effective income tax rate for the period was 36.1%. The benefit will be realized through a tax loss carryback to offset a prior year's taxable income.

Quarterly Results of Operations

        Quarterly results have varied significantly as a result of the following:

  •
  trading volume;

  •
  changes in and limits and volume discounts on fees;

  •
  one-time expenses relating to demutualization;

  •
  changes in our business strategy and fee structure as a result of our conversion from a non-profit into a for-profit corporation;

  •
  stock-based compensation expense resulting from stock options granted to our CEO;

  •
  amount and timing of capital expenditures; and

  •
  growth in GLOBEX.

        The following tables set forth certain unaudited consolidated quarterly income statement data, both in dollar amounts and as a percentage of net revenues for the ten quarters ended June 30, 2002. In our opinion, this unaudited information has been prepared on substantially the same basis as the financial statements appearing elsewhere in this prospectus and includes all adjustments (consisting of normal recurring adjustments) necessary to present fairly the unaudited quarterly data. The unaudited quarterly data should be read together with the financial statements and related notes included elsewhere in this prospectus. The results for any quarter are not necessarily indicative of results for any future period.

	Quarter Ended
	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002	June 30, 2002
	(in thousands, except per share amounts)
Revenues:
Clearing and transaction fees	$40,046	$35,643	$32,282	$48,678	$70,938	$68,266	$72,690	$80,565	$77,885	$84,274
Quotation data fees	9,883	8,568	9,028	8,806	10,225	13,582	12,003	12,440	12,465	11,925
GLOBEX access fees	701	918	1,109	1,243	2,347	3,557	3,004	3,079	3,130	3,278
Communication fees	2,242	2,403	2,442	2,304	2,256	2,350	2,299	2,425	2,405	2,506
Investment income	2,148	2,236	2,296	3,056	2,573	2,496	1,727	2,160	1,617	1,304
Securities lending interest income	—	—	—	—	—	605	6,885	3,254	3,514	6,275
Other	2,569	2,560	2,324	3,067	3,831	4,411	3,252	3,410	3,053	3,518

Total revenues	57,589	52,328	49,481	67,154	92,170	95,267	101,860	107,333	104,069	113,080
Securities lending interest expense	—	—	—	—	—	(569)	(6,531)	(2,377)	(2,977)	(5,548)

Net revenues	57,589	52,328	49,481	67,154	92,170	94,698	95,329	104,956	101,092	107,532

Expenses:
Salaries and benefits	26,724	22,153	22,290	22,899	25,059	25,147	28,132	26,889	29,227	28,349
Stock-based compensation	1,521	957	(370)	(1,075)	3,473	4,394	(1,224)	10,996	(5,191)	4,383
Occupancy	5,022	5,106	4,874	4,627	5,257	4,796	5,092	5,275	5,781	5,308
Professional fees, outside services and licenses	5,858	4,702	4,823	7,748	6,018	5,538	6,816	8,917	7,261	8,377
Communications and computer and software maintenance	9,417	10,675	11,147	10,681	9,988	10,141	11,236	12,233	10,308	11,325
Depreciation and amortization	8,302	8,294	8,622	8,271	8,888	9,146	9,245	10,360	10,814	12,337
Public relations and promotion	1,120	942	1,397	1,760	581	788	2,055	2,902	1,563	1,354
Other	3,445	6,064	2,815	3,824	2,990	3,631	4,035	3,994	3,429	5,007

Total expenses	61,409	58,893	55,598	58,735	62,254	63,581	65,387	81,566	63,192	76,440

Income (loss) before limited partners' interest in (earnings)/loss of PMT and income taxes	(3,820)	(6,565)	(6,117)	8,419	29,916	31,117	29,942	23,390	37,900	31,092
Limited partners' interest in (earnings)/loss of PMT	(988)	(194)	21	(4)	—	—	—	—	—	—
Income tax (provision) benefit	1,924	2,703	2,438	(3,726)	(11,975)	(12,353)	(12,166)	(9,569)	(15,178)	(12,150)

Net income (loss)	$(2,884)	$(4,056)	$(3,658)	$4,689	$17,941	$18,764	$17,776	$13,821	$22,722	$18,942

Earnings (loss) per share:(1)
Basic	$(0.10)	$(0.14)	$(0.13)	$0.16	$0.62	$0.65	$0.62	$0.48	$0.79	$0.66
Diluted	—	—	—	0.16	0.62	0.64	0.60	0.46	0.76	$0.64

(1)
Earnings per share is presented as if the common stock issued on December 3, 2001 had been outstanding for all periods presented. Diluted loss per share is not presented for the first three quarters of 2000 because shares issuable for stock options, which would be included as part of the calculation, would have an anti-dilutive effect.

	Quarter Ended
	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002	June 30, 2002
	(as a percentage of net revenues)
Revenues:
Clearing and transaction fees	69.5%	68.1%	65.3%	72.5%	77.0%	72.1%	76.3%	76.8%	77.0%	78.4%
Quotation data fees	17.2	16.4	18.3	13.1	11.1	14.3	12.6	11.9	12.3	11.1
GLOBEX access fees	1.2	1.8	2.2	1.9	2.5	3.8	3.2	2.9	3.1	3.1
Communication fees	3.9	4.6	4.9	3.4	2.4	2.5	2.4	2.3	2.4	2.3
Investment income	3.7	4.3	4.6	4.6	2.8	2.6	1.8	2.1	1.6	1.2
Securities lending interest income	—	—	—	—	—	0.6	7.2	3.1	3.5	5.8
Other	4.5	4.8	4.7	4.5	4.2	4.7	3.4	3.2	3.0	3.3

Total revenues	100.0	100.0	100.0	100.0	100.0	100.6	106.9	102.3	102.9	105.2
Securities lending interest expense	—	—	—	—	—	(0.6)	(6.9)	(2.3)	(2.9)	(5.2)

Net revenues	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Expenses:
Salaries and benefits	46.4	42.3	45.0	34.1	27.2	26.6	29.6	25.6	28.9	26.4
Stock-based compensation	2.6	1.8	(0.7)	(1.6)	3.8	4.6	(1.3)	10.5	(5.1)	4.1
Occupancy	8.7	9.8	9.9	6.9	5.7	5.1	5.3	5.0	5.7	4.9
Professional fees, outside services and licenses	10.2	9.0	9.8	11.6	6.5	5.8	7.1	8.5	7.2	7.8
Communications and computer and software maintenance	16.4	20.4	22.5	15.9	10.8	10.7	11.8	11.7	10.2	10.5
Depreciation and amortization	14.4	15.8	17.4	12.3	9.7	9.7	9.7	9.9	10.7	11.5
Public relations and promotion	1.9	1.8	2.8	2.6	0.6	0.8	2.2	2.8	1.5	1.3
Other	6.0	11.6	5.7	5.7	3.3	3.8	4.2	3.8	3.4	4.7

Total expenses	106.6	112.5	112.4	87.5	67.6	67.1	68.6	77.8	62.5	71.2

Income (loss) before limited partners' interest in (earnings)/loss of PMT and income taxes	(6.6)	(12.5)	(12.4)	12.5	32.4	32.9	31.4	22.2	37.5	28.8
Limited partners' interest in (earnings)/loss of PMT	(1.7)	(0.4)	—	—	—	—	—	—	—	—
Income tax (provision) benefit	3.3	5.2	4.9	(5.5)	(13.0)	(13.0)	(12.8)	(9.1)	(15.0)	(11.3)

Net income (loss)	(5.0)%	(7.7)%	(7.5)%	7.0%	19.4%	19.9%	18.6%	13.1%	22.5%	17.5%

        Although individual expense categories may vary, our total ongoing expenses, with the exception of stock-based compensation, have proven to be relatively fixed in nature. During 2000, our professional fees also fluctuated as a result of our demutualization, which resulted in $1.3 million of expense during the year and represented approximately $0.4 million of expense in each of the first three quarters of 2000. We do not expect recurring expenses of this nature. We expect that salaries and benefits expense will continue to account for the largest portion of our expenses. In addition, we expect that communications and computer and software maintenance expense will continue to increase in absolute dollars as our electronic trading volume increases. We expect that occupancy expense; professional fees, outside services and licenses; and public relations and promotions expense will remain relatively fixed.

        We believe that our operating margins will also be affected by several factors including trading volume, the mix of fees generated from the trading of different products, changes in our pricing policies, migration from open outcry to electronic trading, our ability to leverage capital expenditures related to our electronic infrastructure and new product introductions. Our trading volume is directly affected by domestic and international factors that are beyond our control, including economic, political and market conditions, broad trends in industry and finance, changes in levels of trading activity, price levels and price volatility in the derivatives markets and in underlying fixed-income, equity, foreign exchange and commodity markets, legislative and regulatory changes, competition, changes in government monetary policies, foreign exchange rates, consolidation in our customer base or within our industry and inflation. Our business is also subject to seasonality. In the three years prior to 2001, we experienced relatively higher volume during the first and second quarters, and we generally expect that the third quarter will have lower trading volume. This historical trend was not evident in 2001 in part because of the volatility of interest rates and U.S. equities and economic and political factors present in the third quarter.

        Due to all of the foregoing factors, period-to-period comparisons of our revenues, expenses and operating results are not necessarily meaningful, and these comparisons cannot be relied upon as indicators of future performance. Also, with the exception of the most recent seven quarters, all of our results reflect operating as a mutual not-for-profit corporation.

Liquidity and Capital Resources

        Cash and cash equivalents totaled $48.1 million at June 30, 2002 compared to $69.1 million at December 31, 2001 and $30.7 million at December 31, 2000. The $21.0 million decline from December 31, 2001 to June 30, 2002 resulted primarily from the June 28, 2002 payment of a $17.3 million special one-time dividend to owners of our common stock. In addition, during the first six months of 2002, the payment of certain short-term liabilities required the use of cash and is reflected on the consolidated balance sheets as a reduction in accounts payable during the same time period. The increase from December 30, 2000 to December 31, 2001 resulted primarily from improved operating performance. In addition, at December 31, 2001, a larger portion of our marketable securities were held in short-term instruments, and considered to be a cash equivalent, when compared to December 31, 2000. The balance retained in cash and cash equivalents is a function of anticipated or possible short-term cash needs, prevailing interest rates and alternative investment choices.

        Other current assets readily convertible into cash include marketable securities as well as accounts receivable. When combined with cash and cash equivalents, these assets represented 57.7% of our total assets at June 30, 2002, excluding cash performance bonds and security deposits and investment of securities lending proceeds, compared to 60.9% at December 31, 2001 and 45.9% at December 31, 2000. The improvement in 2001 is a result of improved operating results that increased cash, receivables and marketable securities from year-end 2000 levels. The percentage decrease at June 30, 2002 compared to year-end 2001 resulted primarily from the payment of the cash dividend. Cash performance bonds and security deposits as well as investment of securities lending proceeds are excluded from total assets for purposes of this comparison as these assets may vary significantly over time and there are equal and offsetting current liabilities for these assets.

        Historically, we have met our funding requirements from operations. Net cash provided by operating activities was $46.9 million for the six months ended June 30, 2002 compared to $41.6 million for the six months ended June 30, 2001, an increase of $5.3 million. This increase resulted primarily from the increases in non-cash items, such as depreciation and the loss on our investment in OneChicago during the first six months of 2002, as well as a reduced growth in the balance of our accounts receivable. Partially offsetting these increases was the utilization of cash to achieve a $5.4 million reduction in accounts payable from year-end 2001 to June 30, 2002 and a reduction in stock-based compensation, a non-cash expense. Net cash provided by operating activities was $120.6 million for 2001 and $33.0 million for 2000. The cash provided by operations increased in 2001 as a result of our improved operating results. The increase in net cash provided by operating activities exceeded our net income in 2001 primarily as a result of increases in non-cash expenses, such as depreciation and stock-based compensation, that do not adversely impact our cash flow. Stock-based compensation totaled $17.6 million in 2001, compared to $1.0 million in 2000.

        Cash used in investing activities was $47.6 million for the six months ended June 30, 2002 compared to $32.5 million for the six months ended June 30, 2001. Cash outlays for property increased $17.9 million, from $14.8 million for the first six months of 2001 to $32.7 million for the same time period in 2002. An additional investment in OneChicago of $3.1 million was also made in the first six months of 2002. However, net purchases of marketable securities decreased $5.9 million, from $17.7 million for the six months ended June 30, 2001 to $11.8 million for the six months ended June 30, 2002. In the first six months of 2002, we demonstrated our ability to fund capital expenditures from current operating funds.

        For the year ended December 31, 2001, net cash used in investing activities was $78.2 million, compared to $13.0 million for 2000. As a result of our improved operating results in 2001, purchases of marketable securities that required the use of cash exceeded sales and maturities by $46.5 million. This is in contrast to 2000, when sales and maturities of our marketable securities that generated cash exceeded purchases by $16.4 million. In addition, in 2001, purchases of property increased $5.1 million when compared to 2000. In 2000, cash used in investing activities was increased by the $4.2 million payment to the limited partners of PMT to complete the purchase of PMT.

        Cash used in financing activities was $20.3 million for the six months ended June 30, 2002 and $1.8 million for the six months ended June 30, 2001. The increase in the first half of 2002 resulted from a cash dividend of $0.60 per share on Class A and Class B shares of common stock that was declared by our board of directors on June 4, 2002 for shareholders of record on June 17, 2002. The dividend was paid on June 28, 2002 and totaled $17.3 million. Cash used in financing activities for both periods includes regularly scheduled payments on long-term debt. Net cash used in financing activities was $3.9 million for 2001 and $3.6 million for 2000, representing scheduled payments on capital leases.

        We maintain a line of credit with a consortium of banks to be used in certain situations, such as a disruption in the domestic payments system that would delay settlement between our exchange and our clearing firms or in the event of a clearing firm default. The line of credit has never been utilized. On October 19, 2001, as part of the scheduled renewal, the amount of the line of credit was increased from $350 million to $500 million. In addition to raising the amount of the line of credit, the new credit agreement is collateralized by clearing firm security deposits held by us in the form of U.S. Treasury or agency securities, as well as security deposit funds in IEF2.

        In addition, as of June 30, 2002, we were contingently liable on irrevocable letters of credit totaling $33.0 million in connection with our mutual offset system with Singapore Derivatives Exchange. We also guarantee the principal for funds invested in the first IEF facility, which had a balance of $452.7 million as of June 30, 2002.

        Capital expenditures, which includes expenditures for purchased and internally developed software as well as equipment acquired utilizing capital leases, have varied significantly from 1999 through the first six months of 2002, as demonstrated in the table below:

	Year Ended December 31,			Six Months Ended June 30,
	1999	2000	2001	2001	2002
	(in millions, except percentages)
Total Capital Expenditures	$63.2	$27.1	$36.5	$14.8	$33.3
Technology	50.8	21.6	32.3	13.3	31.2
Percent for Technology	80.2%	79.9%	88.3%	89.4%	93.5%

        This highlights our commitment to continual enhancements to the technology we employ. The significant expenditures in 1999 included $31.2 million for additional equipment and upgrades to our data center, expenditures for hardware and software required for year 2000 compliance and an improvement to our back-up recovery capabilities. Capital expenditures in 1999 also were made in connection with an upgrade to GLOBEX, which represented a significant portion of the $15.3 million of capitalized costs for staff and consultants who completed work on internally developed software. In 2001, capital expenditures for technology included $13.9 million for purchased and internally developed software, as well as $17.3 million in equipment purchases for our data centers. These purchases were attributable primarily to increased capacity requirements of our electronic platform as a result of increased trading volume. This necessitated increased equipment and software licenses. Continued capital expenditures for technology are anticipated as our electronic trading platform is expanded and we continue to improve the technology utilized as part of our open outcry facilities.

        Other than technology, significant expenditures in 1999 include an upgrade to our telecommunications systems at a cost of $2.4 million and exchange-wide purchases that were required in anticipation of the new millennium. Each year capital expenditures are also incurred for improvements to our trading floor facilities, offices, telecommunications capabilities and other operating equipment.

        If operations do not provide sufficient funds to complete capital expenditures, our marketable securities are reduced to provide the needed funds or assets are acquired through capital leases.

        On August 23, 2002, the lawsuit relating to Wagner patent 4,903,201 entitled "Automated Futures Trade Exchange" was settled for $15 million. The settlement requires an initial payment of $5 million in September 2002 and five subsequent annual payments of $2 million each.

        We expect to use our available cash, combined with the proceeds from this offering and cash anticipated to be available from future operations, primarily for general corporate purposes. We believe these funds will enable us to meet our working capital requirements for the foreseeable future. We may also use a portion of our available cash to acquire or invest in technologies or business ventures or products that are complementary to our business. We have not determined the amounts we plan to spend on any of the uses described above or the timing of these expenditures. Our future liquidity and capital requirements will depend on numerous factors, including product development, new business opportunities and the development and maintenance of our technology systems. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. Any additional equity financing may be dilutive to our stockholders and debt financing, if available, may involve restrictive covenants with respect to dividends, raising capital and other financial and operational matters that could restrict our operations.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk represents interest rate risk relating to the marketable securities that are available for sale, as well as derivatives trading risk associated with GFX. With respect to interest rate risk, a change in market interest rates would impact interest income from temporary cash investments, cash performance bonds and security deposits and variable rate marketable securities. Changes in market interest rates also would have an effect on the fair value of marketable securities. We monitor our interest rate risk by completing regular reviews of the duration of our marketable securities. GFX engages in the purchase and sale of our foreign exchange futures contracts to promote liquidity in our products and subsequently enters into offsetting transactions using futures contracts or spot foreign exchange transactions to limit market risk. Any potential impact on earnings from a change in foreign exchange rates would not be significant. Net position limits are established for each trader and currently amount to $12.0 million in aggregate notional value.

  Interest Rate Risk

        Interest income from marketable securities, temporary cash investments and cash performance bonds and security deposits was $3.0 million in the first six months of 2002. At June 30, 2002, our marketable securities consisted primarily of U.S. government agency and state and municipal securities, including approximately $7.7 million in variable rate securities. Our marketable securities experienced net realized and unrealized gains of $1.6 million for the six months ended June 30, 2002 compared to net realized and unrealized gains of $0.4 million for the six months ended June 30, 2001. Interest income from marketable securities, temporary cash investments and cash performance bonds and security deposits was $8.9 million in 2001. Net realized and unrealized gains (losses) from our marketable securities totaled $0.7 million in 2001, $0.6 million in 2000 and ($1.4) million in 1999. Contractual maturities, interest coupon rates and fair value for fixed rate marketable securities at June 30, 2002 were as follows:

Year	Principal Amount	Average Interest Rate
	(in thousands)
2003	$9,370	3.8%
2004	21,335	5.0
2005	30,531	4.9
2006	23,185	5.3
2007	6,815	4.7
2008	2,000	6.1

Total	$93,236	4.9%
Fair Value	$97,302

  Derivatives Trading Risk

        At June 30, 2002, GFX held futures positions with a notional value of $47.5 million, offset by a similar amount of spot foreign exchange positions. All positions are marked to market through a charge or credit to income on a daily basis. Net trading gains were $1.2 million for the six months ended June 30, 2002 and $2.6 million for the six months ended June 30, 2001.

        At December 31, 2001, futures positions held by GFX had a notional value of $102.3 million, offset by a similar amount of spot foreign exchange positions, resulting in a zero net position. Net trading gains were $3.8 million in 2001, $4.4 million in 2000 and $2.4 million in 1999.

Accounting Matters

  Recent Accounting Pronouncements

        At this time, we do not believe that any recently issued accounting standards which require adoption in the future will have a material impact on our financial condition or operating results.

  Change in Independent Public Accountants

        On May 15, 2002, our board of directors adopted the recommendation of its audit committee that Arthur Andersen LLP be dismissed as our independent public accountants. Effective May 15, 2002, the board of directors, based upon a recommendation of its audit committee, retained Ernst & Young LLP as the independent public accountants to audit our consolidated financial statements for the year ending December 31, 2002.

        During the two most recent fiscal years ended December 31, 2001, and through May 15, 2002, there were no disagreements between us and Arthur Andersen on any matter of accounting principles, financial statement disclosure or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the matter of the disagreement in connection with their reports. The audit reports of Arthur Andersen on our consolidated financial statements as of and for the years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were these opinions qualified or modified as to uncertainty, audit scope or accounting principles.

        During our two most recent fiscal years ended December 31, 2001, and through May 15, 2002, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        During our two most recent fiscal years ended December 31, 2001, and during the interim period through May 15, 2002, we did not consult with Ernst & Young LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

INDUSTRY OVERVIEW

Introduction

        A futures contract is a derivatives product that facilitates the purchase or sale of a financial instrument or commodity at some future date at a set price. Futures contracts provide the means for hedging, risk management, asset allocation and speculation and are used in nearly all sectors of the global economy. Dating back to the 1800s, futures initially were developed to help agricultural producers and commercial users manage the price risks they faced as a result of the various factors that affect the supply of, and demand for, crops. The futures industry still serves those markets, but has broadened beyond its agricultural origins. Today, for example, futures serve as risk management tools related to interest rates, government and other securities, stock indexes, foreign exchange and non-agricultural as well as agricultural commodities. The customer base includes professional traders, financial institutions, institutional and individual investors, as well as major corporations, manufacturers, producers, supranational entities and governments.

        Notwithstanding the rapid growth and diversification of futures markets, their primary purpose remains the same—to provide an efficient mechanism for the management of price risks. By buying and selling futures contracts, some futures market participants seek to protect themselves from adverse price changes. This is called hedging. Other market participants are speculative investors who accept the risk that hedgers wish to avoid. Speculators generally seek to profit from a change in price. Speculators buy when they anticipate rising prices and sell when they anticipate declining prices. The interaction of hedgers and speculators helps to provide active, liquid and competitive markets. Other market participants utilize futures as a method of asset allocation and a means to achieve greater diversification and a potentially higher overall rate of return on their investments.

        A futures contract is different from a share of stock, or equity, that is traded on a stock exchange. A share of stock represents an ownership interest in a corporation. A futures contract does not itself represent a direct interest in an underlying commodity. Rather, it is an agreement between a buyer and a seller to consummate a transaction in that commodity at a predetermined time in the future at a price agreed on today. One of the main attractions of futures is the leverage they provide. With relatively little initial outlay, usually just a small percentage of the contract's value, buyers and sellers are able to participate in the price movement of the full contract. As a result, the leverage can lead to substantial returns on the original investment. However, it can also lead to substantial losses. The risks associated with futures can be significant.

Industry Growth

        According to the Futures Industry Association, the total number of futures contracts traded worldwide on reporting futures exchanges grew from approximately 475 million in 1990 to approximately 1.8 billion in 2001, representing a compound annual growth rate of approximately 13%. In the United States, the total number of futures contracts traded on futures exchanges increased from approximately 277 million in 1990 to approximately 629 million in 2001. In Europe, the total number of futures contracts traded on futures exchanges grew from approximately 76 million in 1990 to approximately 778 million in 2001, and in Asia this number grew from 109 million in 1990 to 241 million in 2001.

        The substantial recent growth in global futures trading volume is attributable to a number of factors. Increasing awareness of the importance of risk management has significantly expanded the demand for risk management tools in all economic sectors. Greater price volatility in key market sectors, such as in the fixed-income sector, has increased the need for these tools. Greater access to futures markets through technological innovation and the relaxation of regulatory barriers has also expanded the market reach of futures exchanges and the customer base for these products. Growing awareness of the opportunities to obtain or hedge market exposure through the use of futures contracts at a lower cost than the cost of obtaining or hedging comparable market exposure by purchasing or selling the underlying financial instrument or commodity has also contributed to increased customer interest in the use of futures contracts.

        At year-end 2001, there were 52 futures exchanges located in 27 countries, including nine futures exchanges in the United States. Major futures exchanges in the United States include us, CBOT, NYMEX and the New York Board of Trade. Major futures exchanges outside the United States include Eurex, which is a part of Deutsche Börse Group and the Swiss Exchange; Euronext N.V., which recently acquired a controlling interest in the London International Financial Futures and Options Exchange, or LIFFE, and announced plans to integrate their derivatives markets; LIFFE; Mercado Oficial de Futuros y Opciones Financieros in Spain, or MEFF; Singapore Derivatives Exchange; and the Tokyo Stock Exchange.

Methods of Trading

        Trading in futures products at futures exchanges has traditionally occurred primarily on physical trading floors in arenas called pits through an auction process known as open outcry. Only members owning or leasing a seat on the exchange may trade in the pit, and orders from individual and institutional traders are sent to these members on the trading floor, usually through a broker. The rules of many exchanges also permit block trading, which involves the private negotiation of large purchases and sales away from the trading floor, but which are settled and cleared through the exchange's clearing facilities. Futures exchanges also offer privately negotiated exchange-for-physical, or EFP, transactions and exchange basis facility, or EBF, transactions. An EFP transaction is a privately negotiated and simultaneous exchange of a futures position for a corresponding cash position, outside of the public auction market, in the context of a non-interest rate contract. An EBF is essentially an EFP trade that is transacted in the context of interest rate contracts. EFPs and EBFs are also sometimes referred to as "cash for futures transactions."

        In order to expand access to their markets, most futures exchanges, either exclusively or in combination with open outcry trading facilities, provide electronic trading platforms that allow subscribing customers to obtain real-time information about bid and ask prices and trading volume and enter orders directly into the platform's centralized order book, subject to the agreement of a clearing member to accept responsibility for clearing resulting transactions on behalf of the customer. The emergence of electronic trading has been enabled by the ongoing development of sophisticated electronic order routing and matching systems, as well as advances in communications networks and protocols. Examples of electronic trading platforms include the GLOBEX system, the a/c/e platform, LIFFE Connect™ and the eSpeed platform, which supports the Cantor Exchange.

Liquidity of Markets

        Liquidity of markets, namely, the ability of the market to quickly and efficiently absorb the execution of large purchases and sales, is a key component to attracting customers and ensuring the success of a market. Liquidity is a function of the number of participants making a market or otherwise trading in a contract, the size, or notional value, of the positions participants are willing to accommodate and the prevailing spread between the levels at which bids and offers are quoted for the relevant contract. As a result, the volume of contracts or transactions executed on an exchange is a widely recognized indicator of liquidity on the exchange. Volume is stated in round turn trades, which represent matched buy and sell orders. In addition, the daily total of positions outstanding on an exchange, or open interest, and notional values of contracts traded are widely recognized indicators of the level of customer interest in a specific contract.

        A neutral, transparent and relatively anonymous trading environment, as well as a reputation for market integrity, are critical to the establishment and maintenance of a liquid market. In addition, a successful exchange must provide cost-effective execution and have access to an advanced technology infrastructure that enables reliable and efficient trade execution as well as dependable clearing and settlement capabilities.

Clearing and Settlement

        Transactions executed on futures exchanges are settled through an entity called a clearing house that acts as a central counterparty to the clearing member on each side of the transaction. When a futures transaction has been executed in the pit or on an electronic platform and matched, the clearing house facilitates the consummation of the transaction by substituting itself as the counterparty to both the clearing member that is or represents the buyer and the clearing member that is or represents the seller in the transaction. A clearing house also can provide clearing services for transactions that occur outside the pit or electronic platform, such as block trades, EFPs and EBFs.

        The measures used to evaluate the strength and efficiency of a clearing house include the number of transactions that are processed per day, the amount of settlement payments that are handled per day and the amount of collateral deposits managed by the clearing house. The major clearing houses for futures products include the CME Clearing House, which we own, the Board of Trade Clearing Corporation, the London Clearing House, Eurex Clearing AG, Singapore Exchange Derivatives Clearing Limited and Clearnet.

Trends in the Industry

        Globalization, deregulation and recent advances in technology are changing the way both the futures and broader commodities and financial exchange markets operate.

        Globalization.    In recent years, the world's financial markets, as well as the exchanges and marketplaces that serve them, have experienced an accelerating pace of globalization. The emphasis on greater geographic diversification of investments, investment opportunities in emerging markets and expanded cross-border commercial activities are leading to increasing levels of cross-border trading and capital movements. In response to these trends, financial exchanges within particular geographic regions, notably in Europe, are both expanding access to their markets across borders and consolidating.

        Deregulation.    Deregulation of the financial services industry in the United States, Europe and Asia has increased customer access to products and markets, reduced regulatory barriers to product innovation and encouraged consolidation.

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  United States.    Many regulatory barriers to product development were largely repealed by the enactment of the Commodity Futures Modernization Act in the United States. The adoption of the Commodity Futures Modernization Act creates a more flexible regulatory framework for exchanges, clearing houses and other financial institutions. Among other developments, the Commodity Futures Modernization Act authorized the trading of new products, such as futures contracts on individual stocks and narrow-based stock indexes, which were prohibited under prior law. The Commodity Futures Modernization Act also enabled regulated exchanges to self-certify new contracts and rules, without the delays occasioned by regulatory review and approval, permitting quicker product launch and modification.

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  Europe and Asia.    We believe deregulation and competition will continue to pressure European exchanges to consolidate across borders to gain operating efficiencies necessary to compete for customers and intermediaries. We also believe there will be continued efforts in Europe and Asia to consolidate cash markets (or markets that directly trade financial instruments, such as securities, or commodities on a current or forward basis) and derivatives markets on single exchange platforms. Singapore Derivatives Exchange, the Tokyo Stock Exchange, Deutsche

    Börse Group, which owns a controlling interest in Eurex, and Euronext N.V. are major securities exchanges in addition to being futures exchanges, highlighting the growing convergence between cash and derivatives markets. Euronext N.V., which resulted from the merger of the Amsterdam Exchanges N.V., Paris BourseSBF SA and Societe de la Bourse de Valeurs Mobilieres de Bruxelles S.A. (the Brussels Exchange), has recently acquired a controlling interest in LIFFE and announced plans to integrate their derivatives markets.

        Technological Advances.    Technological advances have led both to the decentralization of exchanges and the introduction of alternative trading systems, or ATSs.

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  Decentralization.    Exchanges are no longer required to operate in specific geographic locations, and customers no longer need to act through local financial services intermediaries in some markets. Market participants around the world are now able to trade certain products nearly 24 hours a day through electronic platforms.

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  ATSs.    Advances in electronic trading technology have also led to the emergence of ATSs. These systems bring together the orders of buyers and sellers of financial instruments and have the capacity both to route orders to exchanges as well as to internalize customer order flow within their own order book. ATSs have not yet emerged, however, in the U.S. futures markets, although a number of successful electronic trading systems offering financial derivatives that are economically similar to futures contracts operate today, particularly in the foreign exchange and fixed-income markets. It is not yet clear how these trading systems will continue to evolve in and outside the United States.

BUSINESS

Overview

        We are the largest futures exchange in the United States and the second largest exchange in the world for the trading of futures and options on futures, as measured by 2001 annual trading volume. In 2001, our customers traded futures and options on futures contracts with a notional dollar value of $293.9 trillion, making us the world's largest exchange by this measure. We also have the largest futures and options on futures open interest of any exchange in the world. As of September 15, 2002, our open interest record was nearly 20.3 million contracts, set on September 12, 2002.

        We bring together buyers and sellers of derivatives products on our open outcry trading floors, on the GLOBEX electronic trading platform and through privately negotiated transactions that we clear. We offer market participants the opportunity to trade futures contracts and options on futures on interest rates, stock indexes, foreign exchange and commodities. We believe several of our key products serve as global financial benchmarks. Our Eurodollar contract provides a benchmark for measuring the relative value of U.S. dollar-denominated, short-term fixed-income securities. Similarly, our S&P 500 Index and Nasdaq-100 Index contracts are closely linked to the benchmark indexes for U.S. equity performance.

        We own our clearing house and are able to guarantee, clear and settle every contract traded through our exchange. During the first six months of 2002, we processed an average of more than 513,000 clearing transactions per day. We currently have the capacity to clear more than 1.5 million transactions per day, and our scalable systems give us the ability to further increase our capacity substantially, with very little lead time. As of June 30, 2002, we acted as custodian for approximately $27.1 billion in collateral and, in the first six months of 2002, moved an average of $1.5 billion of settlement funds through our clearing system each day. In addition, 38 exchanges and clearing organizations worldwide have adopted our SPAN risk evaluation system, and both NYMEX and Euronext N.V. use CLEARING 21, our state-of-the-art clearing system.

        We have a demonstrated history of innovation in our industry. In the 1960s, we introduced the first livestock futures contract that resulted in the physical delivery of live cattle. In 1972, we introduced the world's first financial futures contracts when we launched seven foreign exchange futures contracts. That innovation fundamentally changed the nature and scope of futures markets, transforming them from agricultural hedging mechanisms to hedging and risk management markets applied to financial instruments and financial risks. We also developed the first cash-settled futures in 1981 with the introduction of Eurodollar futures, which is now the world's most actively traded futures contract. Cash settlement also enabled us to introduce in 1982 the first successful stock index futures contract, the S&P 500 futures. In 1987, we pioneered the concept of global electronic trading of derivatives contracts, and we subsequently launched the GLOBEX platform in 1992. Today, most of our products trade electronically. In 1997, we introduced the first of our E-mini stock index products, which are smaller sized electronically traded versions of our successful benchmark stock index futures contracts.

        CME was founded in 1898 as a not-for-profit corporation. In November 2000, we became the first U.S. financial exchange to demutualize and become a shareholder-owned corporation. As a consequence, we have adopted a for-profit approach to our business, including strategic initiatives aimed at optimizing volume, efficiency and liquidity. We posted record trading volume of more than 411.7 million contracts in 2001, an increase of 78.1% over 2000, which was previously our busiest year. During the first six months of 2002, we posted trading volume of more than 259.2 million contracts, an increase of 35.6% over the same period in 2001. Our 2001 net revenues were $387.2 million, an increase of 70.9% from the $226.6 million recorded during 2000. Our net income for 2001 was $68.3 million, compared to a net loss of $5.9 million during 2000.

        As part of our continuing efforts to introduce new products based on new markets or securities, last year we formed OneChicago, our joint venture with CBOE and CBOT, to trade single stock futures and futures on narrow-based stock indexes. We also recently entered into an agreement with NYMEX to introduce small-sized versions of key NYMEX energy futures contracts for trading on our GLOBEX electronic trading platform. The products, based on our successful E-mini stock index contracts, are called e-miNY energy futures and clear at the NYMEX clearing house.

Competitive Strengths

        Since our exchange was organized in 1898, we have established ourselves as a premier global marketplace for financial risk management. We believe our principal competitive strengths are:

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  highly liquid markets;

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  global benchmark products;

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  diverse portfolio of products and services;

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  wholly owned clearing house;

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  proven and scalable technology; and

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  global reach.

        Highly Liquid Markets.    The liquidity in our markets is a key factor in attracting and retaining customers. We have the largest futures and options on futures open interest of any exchange in the world. As of September 15, 2002, our open interest record was nearly 20.3 million contracts, set on September 12, 2002. Before 2001, our open interest record was 10.2 million positions set in 1998. During 2001, we posted record trading volume of more than 411.7 million contracts, an increase of 78.1% over 2000, making us the most active exchange in the United States and the second most active in the world for the trading of futures and options on futures during that period. During the first half of 2002, we posted trading volume of more than 259.2 million contracts, an increase of 35.6% over the same period in 2001. By notional value, we are the largest futures exchange in the world, with $293.9 trillion traded in 2001. Our deep and liquid markets tend to attract additional customers, which in turn further enhances our liquidity.

        Global Benchmark Products.    We believe our key products serve as global benchmarks for valuing and pricing risk. Our Eurodollar contract is increasingly referenced as the global benchmark for measuring the relative value of U.S. dollar-denominated short-term fixed-income securities. Similarly, the S&P 500 and Nasdaq-100 indexes are considered primary tools for benchmarking investment performance against U.S. equity market exposure. Our Eurodollar, S&P 500 and Nasdaq-100 contracts, which are based on these benchmarks, are increasingly recognized by our customers as efficient tools for managing and hedging their interest rate and equity market risks.

        Diverse Portfolio of Products and Services.    We differentiate ourselves from our competitors by developing and offering to our customers a diverse array of products, as well as a broad range of trade execution and clearing services. We have a long history of developing innovative interest rate, stock index, foreign exchange and commodity products designed to appeal to institutional and individual customers. We offer both open outcry auction trading and electronic order-matching services, and we provide facilities to clear privately negotiated transactions. Our markets provide important risk management tools to our customers, which include leading global and financial institutions around the world. We work closely with our customers to create markets and products that meet their needs. These relationships help us to anticipate and lead industry changes.

        Wholly Owned Clearing House.    We own our clearing house, which guarantees, clears and settles every contract traded through our exchange. During the first six months of 2002, we processed an average of more than 513,000 clearing transactions per day. We currently have the capacity to clear more than 1.5 million transactions per day, and our scalable systems give us the ability to further increase our capacity substantially, with very little lead time. As of June 30, 2002, we acted as custodian for approximately $27.1 billion in collateral and, in the first six months of 2002, moved an average of

$1.5 billion of settlement funds through our clearing system each day. We believe our performance guarantee is a major attraction of our markets, particularly compared to OTC markets, because it substantially reduces counterparty risk. Our clearing system permits more efficient use of capital for our customers by allowing netting of long and short positions in a single type of contract and providing risk offset and cross-margining arrangements with several other leading clearing houses. In addition, ownership of our clearing house enables us to more quickly and efficiently bring new products to market through coordination of our clearing functions with our product development, technology, market regulation, other risk management and additional activities. Our current capacity ensures that we are able to service peak volumes, introduce new products with high volume potential and provide clearing services to other exchanges in the future.

        Proven and Scalable Technology.    We believe our ability to use technology effectively has been a key factor in the successful development of our business. As a result of significant investments in our technology asset base, we possess fast, reliable and fully integrated trading and clearing systems. Our highly scalable systems are designed to accommodate additional products with relatively limited modifications and low incremental costs. The core components of our system infrastructure for trading, clearing and risk management are becoming widely adopted throughout the futures industry, resulting in common interfaces and efficiencies for intermediaries and customers. For example, our SPAN risk evaluation system, which is used to determine the appropriate performance bond requirements for trading portfolios, has been adopted by 38 exchanges and clearing organizations worldwide. In addition, CLEARING 21, our state-of-the-art clearing system, is being used by NYMEX and Euronext N.V.

        Global Reach.    Globalization of financial markets is expanding the customer base for futures products beyond traditional boundaries. Our electronic trading services, which are available approximately 23 hours a day and five days per week, position us to take advantage of this development. We have established strategic relationships with other exchanges and clearing houses around the world to enable our customers to gain further capital and execution efficiencies. Currently, we have strategic alliances with the leading exchanges and clearing houses in Singapore, England, France, Spain and Japan to extend the market reach of our global derivatives business.

Growth Strategy

        Globalization, deregulation and advances in technology offer significant opportunities for expanding futures markets, and exchange markets generally. We intend to increase our trading volume, revenues and profitability by capitalizing on these opportunities through implementation of the following four strategies:

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  expand our current core business;

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  add new products;

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  provide transaction processing services to third parties; and

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  pursue select alliances and acquisitions.

        Expand Our Current Core Business.    We intend to advance our position as a leader in the futures industry by continually expanding customer access to our markets and services, offering additional trade execution choices and enhancing our market data and information products.

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  Expand Customer Access. We continue to expand our customer base and trading volume by broadening the access, order routing, trading and clearing solutions we offer to existing and prospective customers. We were the first U.S. exchange to allow all customers to view the book of prices, where they can see the five best bids and offers in the central limit order book and directly execute transactions in our electronically traded products. This expanded access further increases the transparency of our markets by giving our customers valuable trading information. We provide our customers with flexibility to access our markets in the most cost-effective manner for them. Our customers can use their own proprietary trading software or third party software connected to our trading environment through a suite of application programming interfaces, or APIs, that we have developed. We also provide front-end trading terminal software solutions for a fee, including a cost-efficient Web-based virtual private network solution, which we call GLOBEX Trader-Internet, for our lower volume customers. In addition to our standard marketing activities, we have implemented two programs to increase our customer base. We have offered promotional pricing to European users to expand our presence in Europe. We are also actively seeking to increase the number of independent software vendors that offer interfaces to our systems. Increasing the number of these vendor relationships enables us to access a broader network of customers.

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  Expand Electronic and Other Trade Execution Choices. Our strategy is to offer our customers a broad range of trade execution choices, including increased electronic trading, enhanced facilities for privately negotiated transactions and new links with exchanges around the world. We believe offering multiple execution alternatives will enable us to attract new customers and increase our overall volume. We offer daytime electronic trading in most of our major product lines. We traded more than 81.9 million contracts electronically in 2001, an increase of 137.3% over the total electronic trading volume in 2000 of 34.5 million contracts. In the first half of 2002, electronic trading volume was more than 73.1 million contracts, an increase of 103.0% from the same period of 2001. We introduced daytime electronic trading in our Eurodollar contracts on a limited basis during 1999. We are developing new electronic functionality to accommodate complex trading strategies that are utilized in trading Eurodollar contracts to facilitate the expanded use of this market. In addition, we intend to capture further volume through enhancements to our privately negotiated block trading facilities in our Eurodollar, S&P 500 and Nasdaq-100 futures contracts and by allowing block trading of other contracts. Our block trading facilities enable institutional customers to trade large positions efficiently and economically and gain the benefits of our clearing house guarantee and capital efficiencies. We are working with other leading exchanges, such as Euronext N.V., Singapore Derivatives Exchange and MEFF, to allow our customers to trade products that we do not list and expand internationally the range of customers who have access to our products.

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  Enhance Our Market Data and Information Products. Our markets and trading activities generate valuable information regarding prices and trading activity in our products. We intend to leverage the value of our market data and information capabilities by developing enhancements to our existing information products and creating new products. Revenues from the sale of our market data represented 12.5% of our net revenues during 2001. We sell our market data, which include information about bids, offers and trade size, to banks, broker-dealers, pension funds, investment companies, mutual funds, insurance companies, other financial services companies and individual investors. We believe we can enhance our market data and information product offerings by packaging the basic data we have traditionally offered with advanced, analytical data and information, and developing partnerships with other content and service providers to create information products with value-added services.

        Add New Products.    We develop new products and product line extensions based on research and development in collaboration with our customers and financial services firms. We have created modified versions of some of our existing products in order to attract new types of customers. For example, in 1997 and 1999, respectively, we introduced E-mini versions of our larger open outcry-traded S&P 500 and Nasdaq-100 futures contracts. By creating smaller-sized products and offering electronic trading services in them, we have successfully expanded our customer base and overall volume. We introduced E-mini Russell 2000 futures contracts in October 2001, and in January 2002, we initiated trading in E-mini S&P MidCap 400 futures contracts, another smaller scale version of one of our larger contracts that offers exposure to small- and medium-sized capitalization company stocks. In July 2002, we launched TRAKRS, a private label index product developed with Merrill Lynch & Co., Inc. TRAKRS, which stands for Total Return Asset Contracts, are a new series of non-traditional futures contracts licensed exclusively to us for North America, and the first broad-based index product traded on a U.S. futures exchange that can be sold by securities brokers. TRAKRS are designed to enable customers to track an index of stocks, bonds, currencies or other financial instruments. Long-Short Technology TRAKRS are the first in this new product line. TRAKRS differ from traditional futures contracts in that most non-institutional customers who purchase these contracts are required to post 100% of the TRAKRS market value at the time of purchase. As a result, these customers will not be subject to margin calls or any requirement to make any additional payments throughout the life of their TRAKRS positions.

        In September 2002, we began to introduce futures contracts based on industry sectors within the S&P 500 Index. We also intend to continue expanding our derivatives product lines by introducing contracts based on new markets or securities, such as single stock futures and futures on narrow-based stock indexes. We believe these products offer significant opportunities to generate new business and capture business from other markets. We believe our joint venture, OneChicago, with CBOE and CBOT to trade single stock futures and futures on narrow-based stock indexes will position us to take advantage of opportunities in this market. OneChicago expects to introduce more than 80 single stock futures and 15 narrow-based stock index contracts in the fourth quarter of 2002. In addition, we intend to continue working with emerging cash market trading platforms to jointly develop innovative futures products.

        Provide Transaction Processing and Other Business Services to Third Parties.    We intend to leverage our existing capacity, scalable technology and business processes to provide a broad range of services to other exchanges, clearing organizations and e-marketplaces. We intend to offer services, including clearing and settlement processing and risk management, market structuring, product structuring and trade execution platforms. We believe we can differentiate ourselves from our competitors by offering some or all of these services on a cost-effective basis in combination with the potential to access our broad distribution and customer base and to access our experienced liquidity providers. Users of our clearing services also have the potential to gain substantial capital and collateral efficiencies for their member firms.

        Pursue Select Alliances and Acquisitions.    We plan to supplement our internal growth through the formation of joint ventures or alliances and select acquisitions of businesses or technologies. We will seek alliances and acquisitions that help us to enter new markets, provide services that we currently do not offer, open access to our markets or advance our technology. For example, we recently entered into an agreement with NYMEX to introduce small-sized versions of key NYMEX energy futures contracts for trading on our GLOBEX electronic trading platform. The products, based on our successful E-mini stock index contracts, are called e-miNY energy futures and clear at the NYMEX clearing house. The first of these products, e-miNY crude oil and natural gas futures contracts, began trading on June 17, 2002. We believe we can achieve significant potential economies of scale through the consolidation of exchange transaction processing services, either directly through acquisition, or indirectly through the provision of these services to others.

Products

        Our broad range of products includes futures contracts and options on futures contracts based on interest rates, stock indexes, foreign exchange and commodities. Our products are traded through our open outcry auction markets, through the GLOBEX electronic trading platform or in privately negotiated transactions. For the year ended December 31, 2001, we derived $292.5 million, or 75.5% of our net revenues from fees associated with trading and clearing products on or through our exchange. For the six months ended June 30, 2002, we derived $162.2 million, or 77.7% of our net revenues, from such fees. These fees include per contract charges for trade execution, clearing and GLOBEX fees. Fees are charged at various rates based on the product traded, the method of trade and the exchange trading privileges of the customer making the trade. Generally, members are charged lower fees than non-members. Our customers benefit from volume discounts and limits on fees as part of our effort to encourage increased liquidity in our markets. Our markets also generate valuable data and information regarding pricing and trading activity in our markets. Revenues from market data products totaled $48.3 million, or 12.5% of our net revenues, in 2001 and $24.4 million, or 11.7% of our net revenues, in the six months ended June 30, 2002. The following charts depict the percentage of our total volume represented by each product group and the percentage of our total transaction-related revenues generated from each product group, in each case for the year ended December 31, 2001. Volume is measured based on the number of round turn contracts, with each round turn representing a matched buy and sell of one contract.

        We identify new products by monitoring economic trends and their impact on the risk management and speculative needs of our existing and prospective customers. Historically, we have successfully introduced a variety of new futures products. We pioneered the trading of foreign exchange futures in 1972 and Eurodollar futures, the first cash-settled futures contracts listed for trading, in 1981. In 1982, we were the first to introduce a successful stock index futures contract, the S&P 500 Index futures contract, and in 1996 we introduced the Nasdaq-100 Index futures contract. We believe the S&P 500 Index and the Nasdaq-100 Index are the global benchmarks for managing exposure to the U.S. stock markets, and our futures contracts based on them are among the most successful products in our industry. The smaller, electronically traded versions of these contracts, the E-mini S&P 500 Index futures and the E-mini Nasdaq-100 futures, were introduced in 1997 and 1999, respectively, and are the fastest growing futures contracts in the history of our exchange.

        The following table shows the total notional value and average daily volume of contracts traded in our four principal product groups for the years ended 2001 and 2000.

		Total Notional Value (in billions)		Average Daily Contract Volume (in thousands)
		Year Ended December 31,		Year Ended December 31,
Product Group	Principal Underlying Instruments	2000	2001	2000	2001
Interest Rate	Eurodollar, LIBOR, Euroyen	$141,000	$279,100	551	1,092
Equity	S&P 500, Nasdaq-100, S&P MidCap 400, S&P 500/BARRA Growth and Value Indexes, Nikkei Stock Average, Russell 2000	$12,000	$12,600	258	425
Foreign Exchange	Euro, Japanese yen, British pound, Swiss franc, Canadian dollar	$1,800	$2,000	77	89
Commodity	Cattle, hogs, pork bellies, lumber, dairy	$200	$200	31	34

        Interest Rate Products.    Our interest rate products include our global benchmark Eurodollar futures contracts. Eurodollars are U.S. dollar bank deposits outside the United States. Eurodollar futures contracts are a short-term interest rate product and constitute one of the most successful products in our industry and the most actively traded futures contract in the world during 2001. Open interest on Eurodollar futures and options on futures contracts traded on our exchange was 13.3 million contracts on December 31, 2001, representing a notional value of $13.3 trillion. We also trade contracts based on other short-term interest rates, such as one-month LIBOR, which stands for the London Interbank Offered Rate, and Euroyen. Interest rate products represented 66.6% of our trading volume during 2001, an average of approximately 1.1 million contracts per day, and 62.0% of our trading volume during the first six months of 2002, an average of approximately 1.3 million contracts per day.

        The growth of our Eurodollar futures market has been driven by the general acceptance of the U.S. dollar as the principal reserve currency for financial institutions throughout the world. As a result, Eurodollar deposits have significance in the international capital markets. Participants in our Eurodollar futures market are generally major domestic and international banks and other financial institutions that face interest rate risks from their lending and borrowing activities, their activities as dealers in OTC interest rate swaps and structured derivatives products and their proprietary trading activities. Many of these participants use our Eurodollar and other interest rate contracts to hedge or arbitrage their money market swaps or convert their interest rate exposure from a fixed rate to a floating rate or a floating rate to a fixed rate. Asset managers also use our interest rate products to lengthen the effective maturity of short-term investment assets by buying futures contracts, or shorten the effective maturity by selling futures. Our contracts are an attractive alternative when physical restructuring of a portfolio is not possible or when futures transaction costs are lower than the cash market transaction costs. In 1999, we initiated simultaneous, side-by-side electronic trading in our Eurodollar contracts. Trading in our Eurodollar contracts often involves complex trading strategies that we believe cannot be fully accommodated by existing electronic trading platforms. Accordingly, electronic trading in our Eurodollar contracts has achieved only limited market acceptance. We are developing new electronic functionality to accommodate trading strategies required for electronic trading of Eurodollar contracts to accelerate. For example, this fall, we intend to launch the "Eagle Project" to bring new electronic functionality to many of the complex strategies now used in trading Eurodollar contracts on our trading floor. Initially, the new functionality will allow market professionals to see new bids and offers in individual quarterly contracts and calendar spreads, as derived from outright bids and offers in monthly contracts and pre-defined calendar spreads. We intend to introduce more functionality next year that will accommodate other complex trading strategies electronically. The new technology closely replicates Eurodollar trading conventions employed in open outcry and is designed to help maintain our leadership in Eurodollar futures.

        As shown below, our interest rate product trading volume has grown significantly over the last five years, with total 2001 trading volume up 97.4% over 2000. The increase is due primarily to the volatility of short-term interest rates, monetary policy of the U.S. Federal Reserve Board and a decline in the issuance of U.S. Treasury securities. With less availability of U.S. Treasury securities, swap dealers, who represent a significant group of our customers, have increasingly turned to our Eurodollar contract as a benchmark for valuing fixed-income obligations and as a tool for managing dollar-denominated interest rate exposure. Volume is measured based on the number of round turn contracts, with each round turn representing a matched buy and sell of one contract.

        We intend to increase our revenues from our interest rate product sector by increasing trading volume, optimizing pricing of existing products and introducing new products such as the swap futures we launched in April 2002. We have been active in adopting new policies and practices that are closely aligned with customer demand and designed to promote enhanced market penetration. We also increased institutional trading of Eurodollar futures by expanding privately negotiated transaction alternatives. Privately negotiated transactions include block trades, EFP transactions and EBF transactions and are executed apart from the public auction market. See the section of this prospectus entitled "Business—Execution" for a description of types of trading alternatives. These trading opportunities are particularly attractive to large-scale institutional traders. We have recently extended EBF trading to all Eurodollar futures contracts. Block trading was originally introduced in late 2000 in a limited number of Eurodollar futures contracts. As of July 2001, block trading has been extended to all Eurodollar futures contracts using a revised and more competitive fee schedule.

        Equity Products.    We have been a leader in stock index futures since we began offering these products in 1982 and remain the largest exchange in the world for trading stock index futures. Stock index futures products permit investors to obtain exposure, for hedging or speculative purposes, to a change in the weighting of one or more equity market sectors more efficiently than by buying or selling the underlying securities. We offer trading in futures contracts based upon the S&P 500 and Nasdaq-100 stock indexes, as well as other small-, medium- and large-capitalization indexes based on both domestic and foreign equity markets. We currently have approximately a 95% market share in all U.S. listed stock index futures, based on the number of contracts traded.

        Our trading volume for stock index products rose 64.1% in 2001, to 106.7 million contracts, from 65.0 million contracts in 2000. Trading in stock index futures products represented 25.9% of our trading volume during 2001, an average of more than 425,000 contracts per day, and 31.7% of our trading volume during the first six months of 2002, an average of more than 664,000 contracts per day. In 2001, 98% of our stock index product trading volume was based on the S&P 500 Index and the Nasdaq-100 Index. The total notional value of S&P 500 futures and options on futures contracts traded on our exchange was approximately $10.2 trillion during 2001, compared to the approximately $10.5 trillion value of stock traded on the New York Stock Exchange. In addition, the notional value of our stock index futures contracts is significantly larger than the comparable exchange-traded fund, which is a basket of securities designed to track an index but trade on a securities exchange or electronic communications network like a single stock. In 2001, the total notional value of our S&P 500 futures contracts was more than $8.9 trillion, compared with approximately $397.4 billion for S&P 500 Depositary Receipts, or SPDRs. In 2001, the total notional value of our Nasdaq-100 futures contracts was approximately $2.0 trillion, compared with approximately $729.5 billion for the QQQs, which is the Nasdaq-100 Index tracking stock.

        Standard & Poor's designed and maintains the S&P 500 Index to be a proxy for a diversified equity portfolio representing a broad cross-section of the U.S. equity market. The index is based on the stock prices of 500 large-capitalization companies. We have an exclusive license with Standard & Poor's Corporation until 2008. The Nasdaq-100 Index is based on the 100 largest non-financial stocks listed on the Nasdaq National Market. We have a license with Nasdaq that allows us to offer the Nasdaq-100 Index contract exclusively, other than as to Nasdaq and some of its affiliates, until 2006. For a more detailed discussion of these license agreements, see the section of this prospectus entitled "Business—Licensing Agreements." Our standard S&P and Nasdaq products are traded through our open outcry facilities during regular trading hours and on GLOBEX after the close of open outcry trading.

        We also offer futures on the S&P MidCap 400, the S&P/BARRA Growth and Value Indexes, which are based on data compiled by S&P and BARRA, Inc., the Nikkei Stock Average, the Russell 2000 Stock Price Index and the FORTUNE e-50 Index. In July 2002, we launched TRAKRS, a private label index product developed with Merrill Lynch & Co., Inc. TRAKRS are a new series of non-traditional futures contracts licensed exclusively to us for North America, and the first broad-based index product traded on a U.S. futures exchange that can be sold by securities brokers. TRAKRS are designed to enable customers to track an index of stocks, bonds, currencies or other financial instruments. Long-Short Technology TRAKRS are the first in this new product line. TRAKRS differ from traditional futures contracts in that most non-institutional customers who purchase these contracts are required to post 100% of the TRAKRS market value at the time of purchase. As a result, these customers will not be subject to margin calls or any requirement to make any additional payments throughout the life of their TRAKRS positions. In September 2002, we introduced futures contracts based on subsets of the S&P 500 Index: Technology and Financial. Each contract is sized at $125 times the respective index price, making the contract size comparable to the E-mini stock index contracts. We intend to introduce other futures contracts based on additional S&P 500 sector indexes, based on an April 2002 agreement we signed with Standard & Poor's.

        We believe the variety of our stock index futures products appeals to a broad group of equity investors. These investors include public and private pension funds, investment companies, mutual funds, insurance companies and other financial services companies that benchmark their investment performance to different segments of the equity markets.

        In 1997, we launched our E-mini S&P 500 futures contracts. We followed this highly successful new product offering with the introduction of E-mini Nasdaq-100 futures contracts in 1999. E-mini contracts are traded exclusively on our electronic GLOBEX platform and are one-fifth the size of our standard size S&P 500 and Nasdaq-100 futures contracts. These products are designed to address the growing demand for stock index derivatives and electronically traded products from individual traders and small institutions. Since their introduction, trading volumes in these products have grown rapidly, achieving new volume and open interest records on a regular basis during 2001 and during the first six months of 2002. This growth is attributable to the benefits of stock index futures, electronic market access and significant volatility in the U.S. equity markets. In October 2001, we also introduced E-mini

Russell 2000 Index futures. In January 2002, we introduced an E-mini version of our S&P MidCap 400 futures contract.

        The following charts depict the average trading volume in our S&P 500 and Nasdaq-100 products during the five-year period ending in 2001 and the six months ended June 30, 2002. Volume is measured based on the number of round turn contracts, with each round turn representing a matched buy and sell of one contract. E-mini S&P 500 and E-mini Nasdaq-100 contracts are one-fifth the size of their standard-size counterparts.

        Our stock index product trading volume has increased substantially, more than doubling from 1999 to 2001. Trading volume for the five-year period ending in 2001 and the six months ended June 30, 2002 is shown below. Volume is measured based on the number of round turn contracts, with each round turn representing a matched buy and sell of one contract. Volume has been affected significantly by the volatility of the U.S. equity markets, particularly during the last two years. We believe our leading market position in equity products is a result of the liquidity of our markets, the status of the S&P 500 Index and the Nasdaq-100 Index as two of the principal U.S. financial standards for benchmarking stock market returns and the appeal to investors and traders of our E-mini products and GLOBEX. We believe future growth in our stock index products will come from expanding customer access to our electronic markets, as well as further educating the marketplace on the benefits of these products. For example, we expect that adding direct connections to a number of customers that provide brokerage services to day traders will contribute to continued growth of our E-mini equity products later in 2002.

        Other equity product growth opportunities are expected to come from the introduction of single stock futures and futures on narrow-based stock indexes. Recent industry deregulation will permit futures and securities exchanges to offer single stock futures and futures contracts on narrow-based stock indexes. Single stock futures allow investors to obtain exposure, for hedging or speculative purposes, that is economically equivalent to owning or shorting an individual stock without actually buying or selling the stock. They are designed to offer leverage, ease of trading and less expensive, more customized risk management strategies than equity options, equity swaps and stock lending transactions. In August 2001, we entered into an operating agreement governing OneChicago, our joint venture with CBOE and CBOT, created to trade single stock futures contracts on stocks trading worldwide as well as futures on narrow-based stock indexes. Under the terms of our operating agreement, together with CBOE we own a significant majority interest in OneChicago, and CBOT owns a minority interest. We believe the joint venture will reduce the costs and risks associated with the start-up of trading in a new futures product and increase our chances of success by combining the customer bases and resources of our exchanges. In particular, we believe the collective marketing and distribution channels of CME, CBOE and CBOT will create significant liquidity that will allow the joint venture to become a market leader in single stock futures.

        The launch of trading in OneChicago's products is subject to some contingencies, including, among others, receiving final SEC approval of OneChicago's customer margin rules. The framework for regulatory oversight of single stock futures has just been adopted. We expect that OneChicago will be able to introduce single stock futures and narrow-based stock indexes in the fourth quarter of 2002. Under the terms of our operating agreement, until May 31, 2005 we are restricted from in any way, directly or indirectly, engaging in the business of trading, marketing, regulating, selling, purchasing, clearing or settling transactions in single stock futures other than in conjunction with the joint venture. This restriction on our ability to compete applies whether or not we remain part of the joint venture, but it does not apply to futures based on narrow-based stock indexes.

        Foreign Exchange Products.    We became the first exchange to introduce financial futures when we launched foreign exchange futures in 1972. Since that time we have built a strong presence in foreign exchange futures. Institutions such as banks, hedge funds, commodity trading advisors, corporations and individual customers use these products to manage their risks associated with, or speculate on, fluctuations in foreign exchange rates. Foreign exchange products represented 5.5% of our trading volume in 2001, an average of more than 89,000 contracts per day, and 4.8% of our trading volume during the first six months of 2002, an average of more than 99,000 contracts per day. Volume is measured based on the number of round turn contracts, with each round turn representing a matched buy and sell of one contract. We offer futures and options on futures contracts on major currencies, including the Euro, Japanese yen, British pound, Swiss franc, Canadian dollar, Mexican peso, Australian dollar, Brazilian real, New Zealand dollar and South African rand.

        As shown below, our trading volume for foreign exchange futures products rose in 2001 following a decline during the previous five years when overall industry-wide foreign exchange trading volume had been flat. During 2001, our total trading volume increased 16.1% over levels in 2000. Previously, our volume was impacted by the introduction of the Euro and subsequent phasing out of many of the major European currencies, the continuing consolidation in the financial institutions sector, increased use of internal netting mechanisms by our customers and wide use of electronic trading for foreign exchange transactions by competing markets. We have begun improving the performance of this product sector by expanding electronic trading in our foreign exchange products and permitting wider use of block trading and EFPs through our markets. We introduced side-by-side electronic and open outcry trading of foreign exchange futures in April 2001. We believe this change has helped facilitate the increase in volume in these products. In 2001, electronically traded foreign exchange futures volume increased 174.4% over 2000, from approximately 1.3 million contracts to nearly 3.5 million contracts, and open outcry trading also increased 4.8%. The growth in privately negotiated transactions that we accept, settle and guarantee through our clearing house offset a portion of the revenue impact from the lower trading volume in recent years. Our per transaction revenues for these trades are higher than other means of trade execution.

        In May 2002, we introduced 13 new foreign exchange futures contracts, including two U.S. dollar based contracts and 11 non-dollar based contracts.

        We expect the potential for growth in our foreign exchange product line will come from further transitioning to electronic trading in this market that will allow us to compete more effectively for electronic volume. The foreign exchange spot market is heavily reliant on electronic trading, with the majority of trades estimated to be brokered online. We continue to increase both functionality and distribution and are in discussions to add electronic interfaces with OTC market electronic trading platforms. We believe these interfaces, if successfully implemented, will position us to increase our foreign exchange futures volume and expand our product offerings.

        Commodity Products.    Commodity products were our only products when our exchange first opened for business. We have maintained a strong franchise in our commodity products, including futures contracts based on cattle, hogs, pork bellies, lumber and dairy products. Commodity products accounted for 2.0% of our trading volume during 2001, an average of approximately 34,000 contracts per day, and 1.5% of our trading volume in the first six months of 2002, an average of approximately 31,800 contracts per day. Volume is measured based on the number of round turn contracts, with each round turn representing a matched buy and sell of one contract. These products provide hedging tools for our customers who deal in tangible physical commodities, including agricultural producers of commodities and food processors. Our commodity products are traded through our open outcry and electronic trading execution facilities. In the first quarter of 2002, we introduced side-by-side electronic and open outcry trading of lean hog, live cattle and feeder cattle futures and announced plans to trade dairy products side-by-side.

        As shown below, trading volume for our commodity products has been relatively stable in recent years. We believe continuing consolidation and restructuring in the agricultural sector, coupled with the reduction or elimination of government subsidies and the resulting increase in demand for risk management in this sector, could create growth in our commodity markets as more producers and processors adopt formal hedging and risk management programs.

        We intend to leverage our experience in trading futures on physical commodities to jointly develop new commodity products with operators of electronic, cash and derivatives trading platforms. For example, we recently entered into an agreement with NYMEX to introduce small-sized versions of key NYMEX energy futures contracts for trading on our GLOBEX electronic trading platform. The products, based on our successful E-mini stock index contracts, are called e-miNY energy futures and clear at the NYMEX clearing house. The first of these products, e-miNY crude oil and natural gas futures contracts, began trading on June 17, 2002.

        Market Data and Information Products.    Our markets generate valuable information regarding prices and trading activity in our products. The market data we supply are central to trading activity in our products and to trading activity in related cash and derivatives markets. We sell our market data, which include information about bids, offers, trades and trade size, to banks, broker-dealers, pension funds, investment companies, mutual funds, insurance companies, individual investors and other financial services companies or organizations that use our markets or monitor general economic conditions. We sell our market data directly to our electronic trading customers as part of their access to our markets through our electronic facilities. We also sell market data via dedicated networks to approximately 170 worldwide quote vendors who consolidate our market data with that from other exchanges, other third party data providers and news services, and then resell their consolidated data. As of June 30, 2002, over 50,000 of their subscribers displayed our data on approximately 185,000 screens. Revenues from market data products totaled $48.3 million, or 12.5% of our net revenues, in 2001 and $24.4 million, or 11.7% of our net revenues, in the six months ended June 30, 2002.

        We have begun enhancing our current market data and information product offerings by packaging the basic data we have traditionally offered with advanced analytical data and information. We have created marketing programs to increase the use of our market data, and we have started to develop new business relationships with companies that develop value-added computer-based applications that process our market data to provide specific insights into the dynamics of trading activity in our products. In March 2002, we expanded the scope of our market data offerings by providing CME E-quotes, direct, real-time price quotes, to the trading community over the Internet, through our Web site. The new service enables users to integrate interactive charting and news services with market data, building customized packages of data, charting and news that fit their particular needs. In June 2002, enhancements to our market data interface software reduced customers' bandwidth requirements by 65% to 70%. In August 2002, we introduced CME E-history to automate the process of supplying users with historical price data for our futures and options on futures.

Execution

        Our trade execution facilities consist of our open outcry trading pits and the GLOBEX electronic trading platform. Both of these execution facilities offer our customers immediate trade execution, anonymity and price transparency and are state-of-the-art trading environments supported by substantial infrastructure and technology for order routing, trade reporting, market data dissemination and market surveillance and regulation. In addition, trades can be executed through privately negotiated transactions that are cleared and settled through our clearing house. The chart below shows the range of trade execution choices we provide our customers in some of our key products.

Product	Open Outcry	GLOBEX Daytime	GLOBEX Nighttime	Privately Negotiated Transactions
Eurodollar	X	X	X	X
Standard S&P 500	X	—	X	X
Standard Nasdaq-100	X	—	X	X
E-mini S&P 500	—	X	X	—
E-mini Nasdaq-100	—	X	X	—
Foreign Exchange	X	X	X	X
Commodity	X	X	—	X

        Open Outcry Trading.    Open outcry trading represented 78.2% of our total trading volume in 2001, and 70.2% of our trading volume in the first six months of 2002. The pits are the centralized meeting place for floor traders and floor brokers representing customer orders to trade contracts. The trading floors, covering approximately 70,000 square feet, have tiered booths surrounding the pits from which clearing firm personnel can communicate with customers regarding current market activity and prices and receive orders either electronically or by telephone. In addition, our trading floors display current market information and news on electronic wallboards hung above the pits.

        GLOBEX Electronic Trading.    We began electronic trading in 1992 using a system developed in partnership with Reuters. Our second generation electronic trading platform was introduced in 1998, and is based on the Nouveau Système de Cotation, or NSC, owned and licensed to us by Euronext-Paris, a subsidiary of Euronext N.V. GLOBEX maintains an electronic, centralized order book and trade execution algorithm for futures contracts and options on futures contracts and allows users to enter orders directly into the order book. Initially, these systems were used to offer our products to customers after the close of our regular daytime trading sessions. Today, however, we trade some of our most successful products on the GLOBEX platform nearly 23 hours a day, five days a week. In 2001, 19.9% of our trading volume was executed using GLOBEX, compared to 14.9% in 2000. During the first six months of 2002, GLOBEX accounted for 28.2% of our total trading volume, compared to 18.8% during the first six months of 2001. Our electronic volume has grown rapidly during the last five years. Electronic trading volume has increased from nearly 4.4 million contracts in 1997 to more than 81.9 million contracts in 2001 and more than 73.1 million contracts for the first six months of 2002. In July 2002, GLOBEX volume was a record 23.3 million contracts, a 272.4% increase from July 2001 levels.

        The following chart depicts the average daily volume for electronic trading for the five-year period from 1997 to 2001 and the six months ended June 30, 2002. Volume is measured based on the number of round turn contracts, with each round turn representing a matched buy and sell of one contract.

        Privately Negotiated Transactions.    In addition to offering traditional open outcry and electronic trading through the GLOBEX platform, we permit qualified customers to trade our products by entering into privately negotiated EFP and EBF transactions and block trades, which are reported and included in the market data we distribute. We also clear, settle and guarantee these transactions through our clearing house. Some market participants value privately negotiated transactions as a way to ensure that large transactions can be completed at a single price or in a single transaction while preserving their ability to effectively complete a hedging, risk management or other trading strategy. During 2001 and the first six months of 2002, approximately 10% of our clearing and transaction fee revenues were derived from this type of trading.

        EFP and EBF transactions involve a privately negotiated exchange of a futures contract for a cash position or other qualified instrument. While EFP capabilities have been available for many years, and constitute a significant and profitable segment of our foreign exchange futures trading, EFPs have been offered on a restricted basis in other CME markets. Recently, we have taken steps to liberalize our trading policies, including extending EBF capabilities to all Eurodollar futures contracts.

        A block trade is the privately negotiated purchase and sale of futures contracts. Block trading was introduced on our exchange in late 2000, and volume has been limited to date. We believe block trading provides an important new source of access designed to appeal to large-scale institutional traders. Originally, these transactions were limited to a certain number of contracts and required high minimum quantity thresholds along with a fee surcharge. More recently, we implemented new pricing and trading rules designed to increase customer participation.

        The following chart depicts the average daily volume for privately negotiated transactions for the five-year period ending in 2001 and the six months ended June 30, 2002. Volume is measured based on the number of round turn contracts, with each round turn representing a matched buy and sell of one contract.

        We intend to continue to enhance the utility of EFP and block transactions while maintaining an appropriate balance with the transactions conducted within the open outcry and electronic trading environments.

Clearing

        We operate our own clearing house that clears, settles and guarantees the performance of all transactions matched through our execution facilities. By contrast, many derivatives exchanges, including CBOT, CBOE and LIFFE, do not provide clearing services for trades conducted using their execution facilities, relying instead on outside clearing houses to provide these services. Ownership and control of our own clearing house enables us to capture the revenue associated with both the trading and clearing of our products. This is particularly important for trade execution alternatives such as block trades, where we can derive a higher per trade clearing fee compared to other trades. By owning our clearing house, we also control the cost structure and the technology development cycle for our clearing services. We believe having an integrated clearing function provides significant competitive advantages. It helps us manage our new product initiatives without being dependent on an outside entity.

        During the first six months of 2002, we processed an average of more than 513,000 clearing transactions per day, with an average transaction size of 9.0 contracts. We maintain the largest futures and options on futures open interest of any exchange in the world. As of September 15, 2002, our open interest record was more than 20.3 million contracts, set on September 12, 2002. As of June 30, 2002, we acted as custodian for approximately $27.1 billion in performance bond assets deposited by our clearing firms and, during the first six months of 2002, we moved an average of approximately $1.5 billion a day in settlement funds through our clearing system. In addition, our clearing house guarantees the performance of our contracts with a financial safeguards package of approximately $3.1 billion.

        The clearing function provides three primary benefits to our markets: efficient, high-volume transaction processing; cost and capital efficiencies; and a reliable credit guarantee. The services we provide can be broadly categorized as follows:

  •
  transaction processing and position management;

  •
  cross-margining;

  •
  market protection and risk management;

  •
  settlement, collateral and delivery; and

  •
  investment.

        Transaction Processing and Position Management.    We developed a state-of-the-art clearing system, CLEARING 21, in conjunction with NYMEX to provide high quality clearing services. This system processes reported trades and positions on a real-time basis, providing users with instantaneous information on trades, positions and risk exposure. CLEARING 21 is able to process trades in futures and options products, securities and cash instruments. CLEARING 21 can also support complex new product types including combinations, options on combinations, options on options, swaps, repurchase and reverse repurchase agreements, and other instruments. Through CLEARING 21 user interfaces, our clearing firms can electronically manage their positions, exercise options, enter transactions related to foreign exchange deliveries, manage collateral posted to meet performance bond requirements and access all of our other online applications. Together with our order routing and trade matching services, we offer straight-through electronic processing of transactions in which an order is electronically routed, matched, cleared and made available to the clearing firm's back-office systems for further processing.

        Cross-Margining and Mutual Offset Services.    We have led the derivatives industry in establishing cross-margining agreements with other leading clearing houses. Cross-margining arrangements reduce capital costs for clearing firms and our customers. These agreements permit an individual clearing house to recognize a clearing firm's open positions at other participating clearing houses, and clearing firms are able to offset risks of positions held at one clearing house against those held at other participating clearing houses. This reduces the need for collateral deposits by the clearing firm. For example, our cross-margining program with the Options Clearing Corporation reduces performance bond requirements for our members by approximately $284.0 million a day. We have implemented cross-margining arrangements with the Government Securities Clearing Corporation, the Board of Trade Clearing Corporation and the London Clearing House. We also will implement a cross-margining arrangement with NYMEX in connection with the agreement we entered into with that exchange to offer newly created smaller-sized versions of key NYMEX energy futures. In addition, we have a mutual offset agreement with Singapore Derivatives Exchange, which has been in place since 1984, that allows a clearing firm of either exchange initiating trades in some interest rate products on either exchange to execute after-hours trades at the other exchange in those products, then transfer them back to the originating exchange. This mutual offset system enables firms to seamlessly execute trades at either exchange virtually 24 hours per day.

        Market Protection and Risk Management.    Our clearing house guarantee of performance is a significant attraction, and an important part of the functioning, of our exchange. Because of this guarantee, our customers do not need to evaluate the credit of each potential counterparty or limit themselves to a selected set of counterparties. This flexibility increases the potential liquidity available for each trade. Additionally, the substitution of our clearing house as the counterparty to every transaction allows our customers to establish a position with one party and then to offset the position with another party. This contract netting process provides our customers with significant flexibility in establishing and adjusting positions.

        In order to ensure performance, we establish and monitor financial requirements for our clearing firms. We also set minimum performance bond requirements for our traded products. Our clearing house uses our proprietary SPAN software, which determines the appropriate performance bond requirements by simulating the gains and losses of complex portfolios. We typically hold performance bond collateral to cover at least 95% of price changes for a given product within a given historical period. Performance bond requirements for a clearing firm's or customer's overall portfolio are calculated using SPAN.

        At each settlement cycle, our clearing house values at the market price prevailing at the time, or marks to market, all open positions and requires payments from clearing firms whose positions have lost value and makes payment to clearing firms whose positions have gained value. Our clearing house marks to market all open positions at least twice a day, and more often if market volatility warrants. Marking-to-market provides both participants in a transaction with an accounting of their financial obligations under the contract.

        Conducting a mark-to-market a minimum of two times a day helps protect the financial integrity of our clearing house, our clearing firms and market participants. This allows our clearing house to identify quickly any clearing firms that may not be able to satisfy the financial obligations resulting from changes in the prices of their open contracts before those financial obligations become exceptionally large and jeopardize the ability of our clearing house to ensure performance of their open positions.

        In the unlikely event of a payment default by a clearing firm, we would first apply assets of the clearing firm to cover its payment obligation. These assets include security deposits, performance bonds and any other available assets, such as the proceeds from the sale of Class A and Class B common stock and memberships of the clearing firm at our exchange owned by or assigned to the clearing firm. Thereafter, if the payment default remains unsatisfied, we would use our surplus funds, security deposits of other clearing firms and funds collected through an assessment against all other solvent clearing firms to satisfy the deficit. We have a secured, committed $500.0 million line of credit with a consortium of banks in order to provide additional liquidity to address a clearing firm payment default. The credit agreement requires us to pledge all clearing firm security deposits held by us in the form of U.S. Treasury or agency securities, as well as security deposit funds in our IEF2 program. This line of credit may also be utilized if there is a temporary disruption with the domestic payments system that would delay settlement payments between our clearing house and clearing firms.

        The following shows the available assets of our clearing house at June 30, 2002 in the event of a payment default by a clearing firm:

CME Clearing House Available Assets
(in millions)

Aggregate Performance Bond Deposits by all Clearing Firms	$27,087.0

Market Value of Pledged Shares/Memberships (minimum requirement per firm)	$3.5
CME Surplus Funds	122.8
Security Deposits of Clearing Firms	743.1
Limited Assessment Powers	2,221.7

Minimum Total Assets Available for Default	$3,091.1

        Settlement, Collateral and Delivery Services.    We manage final settlement in all of our contracts, including cash settlement, physical delivery of selected commodities, and option exercises and assignments. Because some initial and maintenance performance bonds from clearing firms, as well as mark-to-market obligations on some of our contracts, are denominated in various foreign currencies, we offer multi-currency margin and settlement services. We also offer the Moneychanger Service to our clearing firms. This service provides members with access to overnight funds in various foreign currencies at competitive bid/ask spreads free of charge to satisfy the terms of a foreign currency denominated futures contract.

        Although more than 95% of all futures contracts are liquidated before the expiration of the contract, the underlying financial instruments or commodities for the remainder of the contracts must be delivered. We act as the delivery agent for all contracts, ensuring timely delivery by the seller of the exact quality and quantity specified in a contract and full and timely payment by the buyer.

        In order to administer its system of financial safeguards efficiently, our clearing house has developed banking relationships with a network of major U.S. banks and banking industry infrastructure providers, such as the Society for Worldwide Interbank Financial Telecommunications, or SWIFT. Among the key services provided to our clearing house by these banks and service providers are a variety of custody, credit and payment services that support the substantial financial commitments and processes backing the guarantee of our clearing house to market participants.

        Investment Services.    In order to achieve collateral efficiencies for our clearing firms, we have also established our IEF program, private money market funds managed by third party investment managers, to allow clearing firms to enhance the yields they receive on their performance bond collateral deposited with our clearing house. The first IEF was organized in 1997 as two limited liability companies. Interest earned, net of expenses, is passed on to participating clearing firms. The principal of the first IEF is guaranteed by us. The investment portfolio of these facilities is managed by two of the exchange's approved settlement banks, and eligible investments include U.S. Treasury bills and notes, U.S. Treasury strips, reverse repurchase agreements and repurchase agreements. The maximum average portfolio maturity is 90 days, and the maximum maturity for an individual security is 13 months. We believe that the market risk exposure relating to our guarantee is not material to the financial statements taken as a whole. As of June 30, 2002, clearing firms had approximately $452.7 million in balances in the first IEF. In 2001, IEF2 was organized. IEF2 offers clearing firms the opportunity to invest cash performance bonds in shares of approved money market mutual funds. Dividends earned on these shares, net of fees, are solely for the account of the clearing firm on whose behalf the shares were purchased. The principal of IEF2 is not guaranteed by us. As of June 30, 2002, clearing firms had more than $9.6 billion in balances in IEF2 funds. Our clearing house earns fee income in return for providing this value-added service to our clearing firms.

        Our clearing house launched a securities lending program in 2001 using a portion of certain securities deposited to meet the proprietary performance bond requirements of our clearing firms. Under this securities lending program, we lend a security to a third party and receive collateral in the form of cash. The majority of the cash is then invested on an overnight basis to generate interest income. The related interest expense represents payment to the borrower of the security for the cash collateral retained during the duration of the lending transaction. Securities on loan are marked to market daily and compared to collateral received. The securities lending activity utilizes some of the securities deposited by clearing firms, one of which is a subsidiary of the bank used for executing this securities lending program. Proceeds from securities lending at December 31, 2001 were invested in a money market mutual fund administered by a subsidiary of this same bank or held in the form of cash.

Technology

        Our operation of both trading facilities and a clearing house has influenced the design and implementation of the technologies that support our operations.

        Trading Technology.    We have a proven track record of operating successful open outcry and electronic markets by developing and integrating multiple, evolving technologies that support a growing and substantial trading volume. The integrated suite of technologies we employ to accomplish this has been designed to support a significant expansion of our current business and provides us with an opportunity to leverage our technology base into new markets, products and services.

        As electronic trading activity expands, we continue to provide greater match engine functionality unique to various markets, market models and product types. We have adopted a modular approach to technology development and engineered an integrated set of solutions that support multiple specialized markets. We continually monitor and upgrade our capacity requirements and have designed our systems to handle at least twice our peak transactions in our highest volume products. Significant investments in production planning, quality assurance and certification processes have enhanced our ability to expedite the delivery of the system enhancements that we develop for our customers.

        Speed, reliability, scalability, capacity and functionality are critical performance criteria for electronic trading platforms. A substantial portion of our operating budget is dedicated to system design, development and operations in order to achieve high levels of overall system performance. For example, to enhance the capacity and reliability of our systems, we are in the process of implementing an additional data center and distribution points in London to serve our European clients. These data centers support our customer interfaces, trading and execution systems, as well as clearing and settlement operations.

        The technology systems supporting our trading operations can be divided into four major categories:

Distribution	Technologies that support the ability of customers to access our trading systems from terminals through network access to our trading floor and/or electronic trading environments.
Order routing/ order management	Technologies that control the flow of orders to the trading floor or electronic trading systems and that monitor the status of and modify submitted orders.
Trade matching (electronic market)	Technologies that aggregate submitted orders and electronically match buy and sell orders when their trade conditions are met.
Trading floor operations	Technologies that maximize market participants' ability to capitalize on opportunities present in both the trading floor and electronic markets that we operate.

        The GLOBEX electronic trading platform includes distribution, order routing, order management and trade matching technology. The modularity and functionality of GLOBEX enable us to selectively add products with unique trading characteristics onto the trading platform with minimal additional investment.

        The distribution technologies we offer differentiate our platform and bring liquidity and trading volume to our execution facilities. As of June 30, 2002, nearly 1,350 customers connected directly with us, and thousands more connected with us through 17 independent software vendors and data centers, as well as 22 clearing firms that have interfaces with our systems. Many of these customers connect through a dedicated private frame-relay network that is readily available, has wide distribution and provides fast connections in the Americas, Europe and Asia. Over the past year, we initiated efforts to provide additional access choices to customers, and in early 2001, implemented a Web-based, virtual private network solution, GLOBEX Trader-Internet, for our lower-volume customers. This added a low-cost alternative that was the first of its kind among major exchanges. In its first year of operations, we attracted about 275 users.

        In order routing and management, we offer a range of mechanisms, and were among the first U.S. derivatives exchanges to fully implement the FIX 4.2 protocol—the standard order routing protocol used within the securities industry. In addition, our order routing and order management systems are capable of supporting multiple electronic trading match engines. This functionality gives us great latitude in the types of markets that we choose to serve.

        Several key technology platforms and standards are used to support these activities, including fault-tolerant Tandem and IBM mainframes, Sun Microsystems servers, Compaq and Dell PCs, Oracle and DB2 databases, Unix, Windows NT, Novell, Unicenter TNG software systems, TIBCO middleware and multi-vendor frame relay and virtual private network solutions.

        Our match engine is based upon the computerized trading and match software known as the NSC. We have a long-term license from Euronext-Paris, under which we have the ability to modify and upgrade the performance of the basic NSC system to optimize its performance to suit our needs. We have a fully trained development team that maintains, upgrades and customizes our version of the NSC system. For example, despite our dramatic increase in trading volume, we reduced the average response time for getting a message in and out of our match engine from 1.2 seconds at the beginning of 2001 to 0.45 seconds at year-end, allowing trades to be executed more quickly and consistently. We reduced that time even further by June 30, 2002 to 0.16 seconds. The customized enhancements that we have developed address the unique trading demands of each marketplace that we serve. We continue to focus on performance features of the match engine and presently have multiple enhancements under development.

        Clearing Technology.    CLEARING 21, our clearing and settlement software, and SPAN, our margining and risk management software, form the core of our clearing technology.

        CLEARING 21 is a system for high-volume, high-capacity clearing and settlement of exchange-based transactions that we developed jointly with NYMEX. The system offers clearing firms improved efficiency and reduced costs. CLEARING 21's modular design gives us the ability to rapidly introduce new products. The software can be customized to meet the unique needs of specialized markets.

        SPAN is our sophisticated margining and risk management software. SPAN has now been adopted by 38 exchanges and clearing organizations worldwide. This software simulates the effects of changing market conditions on a complex portfolio and uses standard options pricing models to determine a portfolio's overall risk. SPAN then generates a performance bond requirement that typically covers 95% of price changes within a given historical period.

Alliances

        Tokyo Stock Exchange.    In October 2000, we signed a non-binding letter of intent to pursue a global alliance with the Tokyo Stock Exchange, with the goal of further developing our respective fixed-income and equity derivatives markets. In March 2002, we introduced S&P/TOPIX 150 stock index futures on our electronic GLOBEX platform during the hours they are not available on the Tokyo Stock Exchange.

        MEFF.    In 2000, we established an alliance with MEFF in an effort to expand our successful equity index franchise globally. Through this partnership, derivatives on the European S&P index products are listed for trading on MEFF's electronic trading platform and cleared at our clearing house. By allowing MEFF to join our clearing house as a clearing firm, both CME and MEFF market participants can leverage their existing clearing relationships through participation in this product market.

        NYMEX.    We recently entered into an agreement with NYMEX to introduce small-sized versions of key NYMEX energy futures contracts for trading on our GLOBEX electronic trading platform. The products, based on our successful E-mini stock index contracts, are called e-miNY energy futures and clear at the NYMEX clearing house. The first of these products, e-miNY crude oil and natural gas futures contracts, began trading on June 17, 2002. As part of the agreement, we will offer a cross- margining program, creating capital efficiencies for market professionals and proprietary accounts by calculating performance bond requirements based on specified positions in both markets. In addition, GLOBEX terminals are available to NYMEX market participants on the NYMEX trading floor, and other market participants are able to connect to GLOBEX through a variety of access channels. During the term of the agreement and for one year thereafter, we are generally prohibited, other than in cooperation with NYMEX, from providing for or facilitating electronic trading in futures or options on futures contracts on any underlying commodity (or index of such commodities) that is also the underlying commodity for a product listed for trading by NYMEX.

        Revenues generated from the alliances described above are or will be recorded as clearing and transaction fees.

Marketing Programs and Advertising

        Our marketing programs primarily target institutional customers and, to a lesser extent, individual traders. Our marketing programs for institutional customers aim to inform traders, portfolio managers, corporate treasurers and other market professionals about novel uses of our products, such as new hedging and risk management strategies. We also strive to educate these users about changes in product design, margin requirements and new clearing services. We participate in major domestic and international trade shows and seminars regarding futures and options and other derivatives products. In addition, we sponsor educational workshops and marketing events designed to educate market users about our new products. Through these relationships and programs, we attempt to understand the needs of our customer base and use information provided by them to drive our product development efforts.

        We advertise our products and our brand name to increase our trading volume. Our advertising strategy is twofold: to maintain awareness and familiarity among our institutional target customers and to generate awareness among our growing retail audience. Our primary method of advertising is through print media, using both monthly trade magazines and daily business publications.

Competition

        Until the passage of the Commodity Futures Modernization Act, futures trading was generally required to take place on or subject to the rules of a federally designated contract market. The costs and difficulty of obtaining contract market designation, complying with applicable regulatory requirements, establishing efficient execution facilities and liquidity pools and attracting customers created significant barriers to entry. The Commodity Futures Modernization Act has eroded the historical dominance by the exchanges of futures trading in the United States by, among other things, permitting private transactions in most futures contracts and similar products and authorizing the use of electronic trading systems to conduct both private and public futures transactions. For a more detailed description of the regulation of our industry and the regulatory changes brought on by the Commodity Futures Modernization Act, see the section of this prospectus entitled "Business—Regulatory Matters."

        These changing market dynamics have led to increasing competition in all aspects of our business and from a number of different domestic and international sources of varied size, business objectives and resources. We now face competition from other futures, securities and securities option exchanges; OTC markets and clearing organizations; consortia formed by our members and large market participants; alternative trade execution facilities; technology firms, including market data distributors and electronic trading system developers; and other competitors.

        At year-end 2001, there were 52 futures exchanges located in 27 countries, including nine futures exchanges in the United States. Because equity futures contracts are alternatives to underlying stocks and a variety of equity option and other contracts for obtaining exposure to the equity markets, we also compete with securities and options exchanges, including the New York Stock Exchange and CBOE, dealer markets such as Nasdaq and alternative trading systems such as Instinet.

        OTC markets for foreign exchange and fixed-income derivatives products also compete with us. The largest foreign exchange markets are operated primarily as electronic trading systems. Two of the largest of these, operated by Electronic Broking Services and Reuters plc, respectively, serve primarily professional foreign exchange trading firms. Additional electronic platforms designed to serve corporate foreign exchange users are beginning to emerge. Two of these are operated by consortia of interdealer and interbank market participants. A third is a proprietary trading system. These systems present significant potential competitive challenges to the growth of our foreign exchange futures markets.

        The OTC fixed-income derivatives market is by far the largest fixed-income derivatives marketplace. The OTC market consists primarily of interbank and interdealer market participants. There is currently no single liquidity pool in the OTC fixed-income derivatives market that is comparable to our Eurodollar markets. The OTC market for fixed-income derivatives products has traditionally been limited to more customized products, and the large credit exposures created in this market and the absence of clearing facilities have limited participation to the most creditworthy institutional participants. However, the size of this market and technology-driven developments in electronic trading and clearing facilities, as well as regulatory changes implemented by the Commodity Futures Modernization Act, increase the likelihood that one or more substantial liquidity pools will emerge in the future in the OTC fixed-income derivatives market.

        Other emerging competitors include consortia owned by firms that are members of our exchange, and large market participants also may become our competitors. For example, BrokerTec Global LLC, or BrokerTec, an electronic interdealer fixed-income broker whose members include Citigroup, Credit Suisse First Boston, Deutsche Bank AG, Goldman Sachs Group, J.P. Morgan Chase, Lehman Brothers, Merrill Lynch & Co., Morgan Stanley and UBS Warburg, is a significant intermediary in the market for U.S. Treasury securities, Euro-denominated sovereign debt and other fixed-income securities and repurchase transactions involving those securities. In addition, BrokerTec has recently launched an electronic futures exchange and clearing house for futures contracts on U.S. Treasury securities and may list futures on other fixed-income instruments in the future. All of the members of BrokerTec are currently our member firms or affiliates of our member firms and include many of the most significant participants in our Eurodollar and S&P 500 futures markets.

        Alternative trade execution facilities that currently specialize in the trading of equity securities have electronic trade execution and routing systems that also can be used to trade products that compete with our products. While these firms generally may lack overall market liquidity and distribution capability, typically, they have advanced electronic and Internet technology, significant capitalization and competitive pricing. In addition, while there is currently relatively little electronic trading of OTC equity derivatives and the greatest portion of this market is conducted through privately negotiated transactions, it is likely that one or more OTC equity derivatives markets will emerge in the future.

        Technology companies, market data and information vendors and front-end software vendors also represent potential competitors because, as purveyors of market data, these firms typically have substantial distribution capabilities. As technology firms, they also have access to trading engines that can be connected to their data and information networks. Additionally, technology and software firms that develop trading systems, hardware and networks that are otherwise outside of the financial services industry may be attracted to enter our markets.

        We also face a threat of trading volume loss if a significant number of our traditional participants decide to trade futures or similar products among themselves without using any exchange or specific trading system. The Commodity Futures Modernization Act allows nearly all of our largest customers to transact futures or similar products directly with each other. While those transactions raise liquidity and credit concerns, they may be attractive based on execution costs, flexibility of terms, negotiability of margin or collateral deposits, or other considerations. Additionally, changes under the Commodity Futures Modernization Act permitting the establishment of stand-alone clearing facilities for futures and OTC derivatives transactions will facilitate the mitigation of credit-risk concentrations arising from such transactions.

        We believe competition in the derivatives and securities businesses is based on a number of factors, including, among others:

  •
  depth and liquidity of markets and related benefits;

  •
  transaction costs;

  •
  breadth of product offerings and rate and quality of new product development;

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  transparency, reliability and anonymity in transaction processing;

  •
  connectivity;

  •
  technological capability and innovation;

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  efficient and secure settlement, clearing and support services; and

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  reputation.

        We believe that we compete favorably with respect to these factors, and that our deep, liquid markets; breadth of product offerings; rate and quality of new product development; and efficient, secure settlement, clearing and support services distinguish us from our competitors. We believe in order to maintain our competitive position, we must continue to develop new and innovative products; enhance our technology infrastructure, including its reliability; and maintain liquidity and low transaction costs.

        We expect competition in our businesses to intensify as potential competitors expand into our markets, particularly as a result of technological advances and the Commodity Futures Modernization Act and other changes introduced by the CFTC that have reduced the regulatory requirements for the development and entry of products and markets that are competitive with our own. Additional factors that may intensify competition in the future include: an increase in the number of for-profit exchanges; the consolidation of our customer base or intermediary base; an increased acceptance of electronic trading and electronic order routing by our customer base; and the increasing ease and falling cost of other exchanges leveraging their technology investment and electronic distribution to enter new markets and list the products of other exchanges.

        In addition to the competition we face in our derivatives business, we face a number of competitors in our business services and transaction processing business, including:

  •
  other exchanges and clearing houses seeking to leverage their infrastructure; and

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  technology firms, including front-end developers, back-office processing systems firms and match engine developers.

        We believe competition in the business service and transaction processing market is based on, among other things, the cost of the services provided, quality and reliability of the services, timely delivery of the services, reputation and value of linking with existing products, markets and distribution.

Regulatory Matters

        The Commodity Exchange Act the scope of which was significantly expanded in 1974, subjected us to comprehensive regulation by the CFTC. Under the 1974 amendments, the CFTC was granted exclusive jurisdiction over futures contracts (and options on such contracts and on commodities). Such contracts were generally required to be traded on regulated exchanges known as contract markets. The Commodity Exchange Act placed our business in a heavily regulated environment but imposed significant barriers to unregulated competition.

        Between 1974 and December 2000, the barriers against unregulated competitors were eroded. The Commodity Exchange Act's exchange trading requirement was modified by CFTC regulations and interpretations to permit privately negotiated swap contracts meeting specified requirements to be transacted in the OTC market. At December 31, 2001, according to data from the Bank for International Settlements, the total estimated notional amount of outstanding OTC derivatives contracts was nearly $111.0 trillion compared to nearly $23.5 trillion for exchange-traded futures and options contracts. The CFTC exemption and interpretations under which the OTC derivatives market operated precluded the OTC market from using exchange-like electronic transaction systems and clearing facilities.

        The Commodity Futures Modernization Act, which became effective on December 21, 2000, significantly altered the regulatory landscape and may have important competitive consequences. This legislation greatly expanded the freedom of regulated markets, like ours, to innovate and respond to competition. It also permits us to offer a previously prohibited set of products—single stock futures and futures on narrow-based indexes of securities. The provisions that permit us to trade these security futures products require a novel sharing of jurisdiction between the CFTC and the SEC. Exchange trading of these security futures products is subject to more burdensome regulation than our other futures products. For example, in order to trade these products, we are required to "notice register" with the SEC as a special purpose national securities exchange solely for the purpose of trading security futures products, and the SEC is authorized to review some of our rules relating to these security futures products. Our members trading those products are subject to registration requirements and duties and obligations to customers under the securities laws that do not pertain to their other futures business.

        The Commodity Futures Modernization Act excluded or exempted many of the activities of our non-exchange competitors from regulation under the Commodity Exchange Act. The Commodity Futures Modernization Act created broad exclusions and exemptions from the Commodity Exchange Act that permit derivatives contracts, which may serve the same or similar functions as the contracts we offer, to be sold in the largely unregulated OTC market, including through electronic trading facilities.

        Additionally, the Commodity Futures Modernization Act permits SEC-regulated and bank clearing organizations to clear a broad array of derivatives products in addition to the products that such clearing organizations have traditionally cleared. The Commodity Futures Modernization Act also permits banks and broker-dealers, and some of their affiliates, to offer and sell foreign exchange futures to retail customers without being subject to regulation under the Commodity Exchange Act.

        The Commodity Futures Modernization Act created a new flexible regulatory framework for us in our capacity as a CFTC registrant, and eliminated many prescriptive requirements of the Commodity Exchange Act and CFTC in favor of more flexible core principles. For instance, CFTC-regulated exchanges may now list new contracts and adopt new rules without prior CFTC approval under self-certification procedures, permitting more timely product launch and modification.

        For regulated markets, the Commodity Futures Modernization Act creates a new three-tiered regulatory structure. The degree of regulation is related to the characteristics of the product and the type of customer that has direct or indirect access to the market, with retail customer markets being subject to greater regulation. The new three-tiered regulatory structure is as follows:

  •
  Designated contract markets with retail customer participation are subject to the highest level of regulation;

  •
  Derivatives transaction execution facilities with access limited to institutional traders and others trading through members that meet specified capital and other requirements and products limited to contracts that are less susceptible to manipulation (including single stock futures) will be subject to a lesser degree of regulation; and

  •
  Exempt boards of trade subject to the least regulation are characterized by products without cash markets or that are highly unlikely to be susceptible to manipulation and by the participation only of institutional traders and others that meet specified asset requirements.

        Our existing market, which trades a broad range of products and permits intermediaries to represent unsophisticated customers, is subject to the most thorough oversight as a designated contract market. The Commodity Futures Modernization Act permits us to organize markets that are subject to lesser regulation depending on the types of products traded and the types of traders. Markets can be organized that trade only products that are unlikely to be susceptible to manipulation and permit direct trading only among institutional participants in order to achieve a less intrusive degree of oversight.

        The Commodity Futures Modernization Act also provides for regulation of derivatives clearing organizations (DCOs), like our clearing house, separately from the exchanges for which they clear contracts and permits DCOs to clear a range of OTC-traded products in addition to products traded on an exchange. The Commodity Futures Modernization Act requires a DCO that clears for a registered futures exchange to register with the CFTC. However, our clearing house was deemed to be registered by reason of its activities prior to enactment of the Commodity Futures Modernization Act. A DCO may accept for clearing any new contract or may adopt any new rule or rule amendment by providing to the CFTC a written certification that the new contract, rule or rule amendment complies with the Commodity Exchange Act. Alternatively, the DCO may request that the CFTC grant prior approval to any contract, rule or rule amendment, and the CFTC must grant approval within 75 days unless the CFTC finds that the proposed contract, rule, or rule amendment would violate the Commodity Exchange Act.

        From time to time it is proposed in Congress that federal financial markets regulators should be consolidated, including a possible merger between the CFTC and the SEC. While those proposals have not been adopted to date, the perceived convergence of product lines offered on the securities and commodity exchanges could make adoption more likely. To the extent the regulatory environment following such consolidation is less beneficial for us, our business, financial condition and operating results could be negatively affected.

        From time to time it is proposed in the President's budget that a transaction tax be imposed on futures and options on futures transactions. While those proposals have not been adopted to date, except for a per-contract fee on single stock futures and futures on narrow-based stock indexes, the imposition of any such tax could increase the cost of using our products and, consequently, our business, financial condition and operating results could be negatively affected.

Our Shareholders and Members

        As a result of our conversion into a for-profit corporation in the fall of 2000, individuals and entities who, at the time, owned trading privileges on our exchange became the owners of all of the outstanding equity of CME. In our reorganization into a holding company structure, CME shareholders exchanged their shares for shares of CME Holdings. CME shareholders retained their memberships and trading privileges in CME. CME members continue to own substantially all of our outstanding common stock. CME members can execute trades for their own accounts or for the accounts of customers of clearing firms. Members who trade for their own account, including those who lease trading privileges, qualify for lower transaction fees in recognition of the market liquidity that their trading activity provides. These members also benefit from market information advantages that may accrue from their proximity to activity on the trading floors. Generally, member customers are charged lower fees than our non-member customers. In the first six months of 2002, our members were responsible for approximately 77% of our total trading volume. There are four divisions of membership at our exchange: the Chicago Mercantile Exchange, or CME, division; the International Monetary Market, or IMM, division; the Index and Option Market, or IOM, division; and the Growth and Emerging Markets, or GEM, division. Each membership division has different trading privileges. Membership applicants planning to access the trading floor are subject to a review and approval process prior to obtaining trading privileges. We also have individual members and clearing firms. For a more detailed discussion of our exchange membership interests, see the section of this prospectus entitled "Description of Capital Stock."

Other Business Relationships and Subsidiaries

        GFX Corporation.    GFX Corporation, a wholly owned subsidiary of CME, was established in 1997 for the purpose of maintaining and creating liquidity in our foreign exchange futures contracts. GFX accounted for 2.4%, 1.0% and 0.6% of our consolidated revenues in 2000, 2001 and the six months ended June 30, 2002, respectively. Experienced foreign exchange traders employed by GFX buy and sell our foreign exchange futures contracts using our GLOBEX system. They limit risk from these transactions through offsetting transactions using futures contracts or spot foreign exchange transactions with approved counterparties in the interbank market.

        CME Trust.    The Chicago Mercantile Exchange Trust, or the CME Trust, was established in 1969 to provide financial assistance, on a discretionary basis, to customers of any clearing firm that becomes insolvent. We funded the CME Trust through tax-deductible contributions until June 1996. The CME Trust had approximately $57.9 million, $55.4 million and $52.0 million in net assets as of June 30, 2002, December 31, 2001 and 2000, respectively, as a result of contributions, investment income and the absence of any distributions. Trustees of the CME Trust, who are also members of our board of directors, have discretion to use the CME Trust to satisfy customer losses in the event a clearing firm fails to or is in such severe financial condition that it cannot meet a customer's obligations, provided that the customer's losses are related to transactions in our contracts. No outside parties have any residual interest in the assets of the CME Trust.

Licensing Agreements

        Standard & Poor's.    We have had a licensing arrangement with Standard & Poor's Corporation since 1980. In 1997, all of our previous licensing agreements with Standard & Poor's were consolidated into one agreement that terminates on December 31, 2013 and includes a clause to renegotiate potential extensions in good faith. Under the terms of the agreement, S&P granted us a license to use certain S&P stock indexes and the related trade names, trademarks and service marks in connection with the creation, marketing, trading, clearing and promoting of futures and/or options contracts that are indexed to certain S&P stock indexes. The license is exclusive until December 31, 2008 for S&P stock indexes licensed to us and listed by us prior to September 24, 1997. For contracts granted before September 24, 1997 but not listed before September 24, 1997, the licenses are exclusive for one year with possible extensions, and, once listed, the license will be exclusive upon meeting a certain minimum average trading volume or payment of a fee by us. For contracts granted and listed after September 24, 1997, and upon which we have listed indexed contracts for trading within one year of the grant date, the licenses are exclusive for two years after listing, after which they may be made exclusive for the remainder of the term of the agreement upon meeting a certain minimum average trading volume or payment of a fee by us. These licenses become non-exclusive in the event we and S&P do not agree on an extension or we list certain competitive contracts. We have a right of first refusal for stock indexes not licensed under the license agreement as of September 24, 1997 and that are developed solely by S&P before and during the term of the license agreement. We pay S&P a per trade fee and have made certain lump sum payments in accordance with the terms of our agreement. If S&P discontinues compilation and publication of any license or index, we may license, on a non-exclusive and royalty-free basis, the information regarding the list of companies, shares outstanding and divisors for that index or terminate the obligations regarding the index.

        Nasdaq.    We have had a licensing arrangement with The Nasdaq Stock Market, Inc. since 1996 to license the Nasdaq-100 Index and related trade names, trademarks and service marks. The license was exclusive for the first three-and-a-half years after trading of the Nasdaq-100 futures contracts began on April 10, 1996, and remains exclusive subject to the maintenance of certain trading volumes in the Nasdaq-100 futures contracts and options on those contracts. The exclusivity of the license means that Nasdaq will not grant a license to use the Nasdaq-100 Index in connection with the trading, marketing and promotion of futures contracts and options on those contracts that would be traded on any commodity exchange between 9:30 a.m. and 4:15 p.m. Eastern Standard Time or any time during the day on a commodity exchange located in the Western Hemisphere. The exclusivity is also subject to the ability of Nasdaq to allow Nasdaq-100 futures contracts to be traded on any markets that it owns or operates. We have paid a lump sum fee to Nasdaq and pay per trade fees as well. Our Nasdaq-100 license agreement will continue until April 10, 2006, with five-year extensions unless either party gives notice of termination at least 120 days prior to the end of the current period.

        NSC.    Our license agreement for the NSC software was signed with Paris BourseSBF SA in 1997, and it continues until 2022. The agreement was assigned by Paris BourseSBF SA to Euronext N.V. in 1997. Under the terms of the agreement, Euronext N.V. granted us a nonexclusive license to use the NSC software for the trading of our products and the products of certain other exchanges. The agreement also allows us to specify modifications and enhancements to the NSC software prior to delivery to be made by Paris BourseSBF SA. In addition, we have the right to use our GLOBEX trademark in conjunction with our operation of the electronic trading system based on NSC software. In consideration for the license of the NSC software, we granted Euronext N.V. a license to use and modify CLEARING 21. We also had a maintenance and development agreement with Euronext N.V., which expired at the end of 2001, under which we paid annual amounts and per day fees for certain services.

Intellectual Property

        We regard substantial elements of our brand name, marketing elements and logos, products, market data, software and technology as proprietary. We attempt to protect these elements by relying on trademark, service mark, copyright and trade secret laws, restrictions on disclosure and other methods. For example, with respect to trademarks, we have registered marks in more than 20 countries. We have not filed any patent applications to protect our technology. Our rights to stock indexes for our futures products principally derive from license agreements that we have obtained from Standard & Poor's, Nasdaq, and other exchanges and institutions. For a more detailed discussion of these licenses, see the section of this prospectus entitled "Business—Licensing Agreements."

        We regularly review our intellectual property to identify property that should be protected, the extent of current protection for that property and the availability of additional protection. We believe our various trademarks and service marks have been registered or applied for where needed. We also seek to protect our software and databases as trade secrets and under copyright law. We have copyright registrations for certain of our software, user manuals, and databases. Recent legal developments allowing patent protection for methods of doing business hold the possibility of additional protection, which we are examining.

        Patents of third parties may have an important bearing on our ability to offer certain of our products and services. It is possible that, from time to time, we may face claims of infringement that could interfere with our ability to use technology or other intellectual property that is material to our business.

Legal Proceedings

        From time to time, we are involved in legal proceedings and litigation arising in the ordinary course of business. As of the date of this prospectus, we are not a party to or threatened with any litigation or other legal proceeding that, in our opinion, could have a material adverse effect on our business, operating results or financial condition.

        On May 5, 1999, we, CBOT, NYMEX and Cantor Fitzgerald, L.P. were sued by Electronic Trading Systems, Inc. in the U.S. District Court for the Northern District of Texas (Dallas Division) for alleged infringement of Wagner U.S. patent 4,903,201, entitled "Automated Futures Trade Exchange." The patent relates to a computerized exchange system for transacting sales of a futures contract wherein bids to purchase or offers to sell the contract are made through remote terminals and a computer automatically matches offers and bids to complete the transaction. On March 29, 2001, eSpeed, Inc., an affiliate of Cantor Fitzgerald, acquired certain rights to the patent. On August 23, 2002, we, along with CBOT, entered into a settlement agreement to resolve the litigation. Although we do not believe that our current electronic trading system infringes the Wagner patent, the settlement was structured as a license in order to facilitate final disposition of the litigation. Under the terms of the settlement agreement, eSpeed granted us a worldwide, non-exclusive, non-transferable paid-up license to make, have made and use an electronic marketplace matching bids and offers, together with associated clearing and compliance functions, in each case as defined in the Wagner patent, for the life of the patent. As a condition to the license, we must pay $15 million to eSpeed over a five year period. Under the terms of the agreement, we are required to make an initial payment of $5 million within thirty days of the effective date of the settlement and five subsequent annual payments of $2 million. Except for the e-miNY energy futures contracts that are traded on the GLOBEX electronic trading platform as of the date of the settlement agreement plus one additional e-miNY energy futures offering, the license does not allow us to process trades for any third party futures exchange unless eSpeed has granted a license to the third party futures exchange. As part of the agreement, all companies are released from the legal claims brought against each other without admitting liability on the part of any company.

Properties and Facilities

        Our trading facilities and corporate headquarters are located at 30 South Wacker Drive in Chicago, Illinois. We occupy approximately 430,000 square feet of office space under two leases that both expire in 2003 and 70,000 square feet of trading floor space under a lease with the CME Trust that expires in 2005. We have an option under each of the current office space leases that will allow us to renew those leases until November 2013. On November 1, 1998, we entered into an extension of our lease with the CME Trust, and we have an option on three additional extensions that will allow us to continue to occupy this trading facility until October 2026. We maintain backup facilities for our electronic systems in separate office towers at 10 and 30 South Wacker Drive, and we are developing a remote facility in a Chicago suburb that we expect to be operational by the third quarter of 2002. We also lease administrative office space in Washington, D.C., and Tokyo, Japan and both administrative and communication equipment space in London, England. We believe our facilities are adequate for our current operations and that additional space can be obtained if needed.

Employees

        As of June 29, 2002, we had 1,103 employees. We consider relations with our employees to be good. We have never experienced a work stoppage. None of our employees are represented by a collective bargaining agreement. However, since 1982, we have had an understanding with the International Union of Operating Engineers, Local 399, AFL-CIO, relating to building engineers at our corporate headquarters building. Currently, there are seven employees to whom this understanding applies.

MANAGEMENT

Directors, Executive Officers and Key Advisors

        The following table sets forth the directors, executive officers and key advisors of CME Holdings and CME and their ages and positions as of August 15, 2002:

Name	Age	Position
James J. McNulty(1)	51	President, Chief Executive Officer and Director
Terrence A. Duffy(1)(2)	44	Director and Chairman of the Board
Craig S. Donohue	40	Managing Director and Chief Administrative Officer
Phupinder Gill	41	Managing Director and President, Clearing House Division
David G. Gomach	44	Managing Director and Chief Financial Officer
Scott L. Johnston	38	Managing Director and Chief Information Officer
James R. Krause	53	Managing Director, Operations and Enterprise Computing
Satish Nandapurkar	38	Managing Director, Products and Services
Nancy W. Goble	49	Managing Director and Chief Accounting Officer
Timothy R. Brennan	61	Director
John W. Croghan(3)	72	Director
Martin J. Gepsman(1)(2)	49	Director and Secretary of the Board
Daniel R. Glickman(2)	57	Director
Scott Gordon(1)	50	Director
Yra G. Harris	49	Director
Bruce F. Johnson	60	Director
Gary M. Katler	56	Director
Patrick B. Lynch(1)(3)	36	Director and Treasurer of the Board
Leo Melamed(1)	70	Director, Chairman Emeritus and Senior Policy Advisor
John D. Newhouse	56	Director
James E. Oliff(1)	54	Director and Vice Chairman of the Board
William G. Salatich, Jr.	51	Director
John F. Sandner(1)(3)	60	Director and Special Policy Advisor
Myron S. Scholes	61	Director
Verne O. Sedlacek(3)	48	Director
William R. Shepard(1)(2)	55	Director and Second Vice Chairman of the Board
Howard J. Siegel	46	Director

(1)
Member of the executive committee.

(2)
Member of the compensation committee.

(3)
Member of the audit committee.

        James J. McNulty has served as President and Chief Executive Officer of CME since February 2000 and of CME Holdings since its formation on August 2, 2001. He has served as an appointed director of the boards of CME Holdings and CME since April 2002 and previously served as a non-voting member of the board of CME from February 2000 to April 2002 and of CME Holdings from its inception on August 2, 2001 to April 2002. Mr. McNulty has over 26 years of experience in global financial markets. Prior to joining us, he served as Managing Director and Co-Head of the Corporate Analysis and Structuring Team in the Corporate Finance Division at Warburg Dillon Read, an investment banking firm now known as UBS Warburg. He was a General Partner with O'Connor and Associates, a futures and options trading organization and a pioneer in sophisticated risk management technology, from 1987 to 1992. From 1984 to 1987 he was the founder and President of Hayes & Griffith Futures, Inc. He is currently on the boards of directors of OneChicago, the National Futures Association and World Business Chicago. Mr. McNulty is also a member of the board of visitors of the University of Illinois at Chicago College of Liberal Arts and Sciences. Mr. McNulty's terms on the CME Holdings and CME boards expire in April 2003.

        Terrence A. Duffy has served as Chairman of CME Holdings' and CME's boards since April 2002, has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1995 and has been a member of our exchange for more than 20 years. Mr. Duffy served as Vice Chairman of CME Holdings' board from its formation on August 2, 2001 until April 2002 and of CME's board from 1998 until April 2002. Mr. Duffy has served as President of T.D.A. Trading, Inc. since 1981. Mr. Duffy's terms on the CME Holdings and CME boards expire in April 2003.

        Craig S. Donohue has served as Managing Director and Chief Administrative Officer of CME Holdings since its formation on August 2, 2001 and of CME since April 2001, when his title was changed from Managing Director, Business Development and Corporate/Legal Affairs of CME, which he had held since March 2000. He also previously served as Senior Vice President and General Counsel from October 1998 to March 2000. Prior to that, Mr. Donohue served as Vice President of the Division of Market Regulation from 1997 to 1998 and Vice President and Associate General Counsel from 1995 to 1997.

        Phupinder Gill has served as Managing Director and President of CME's Clearing House Division and GFX since March 2000. Prior to that, he served as President of CME's Clearing House Division from July 1998 to March 2000, Senior Vice President of the Clearing House Division from May 1997 to July 1998 and Vice President from May 1994 to May 1997. Mr. Gill has held numerous other positions with us since 1988.

        David G. Gomach has served as Managing Director and Chief Financial Officer of CME Holdings since its formation on August 2, 2001 and of CME since March 2000. He previously served as Senior Vice President and Chief Financial Officer of CME from December 1997 to March 2000, as Vice President, Administration and Finance and Chief Financial Officer of CME from June 1997 to December 1997 and as Vice President, Administration and Finance of CME from December 1996 to June 1997. Mr. Gomach is a certified public accountant.

        Scott L. Johnston has served as Managing Director and Chief Information Officer of CME since April 2000. Prior to joining us, he served as Managing Director in the Information Technology Division at UBS Warburg, an investment banking firm, from 1998 to 2000. Mr. Johnston also served as that firm's Executive Director in the Foreign Exchange/Interest Rate Technology Division from 1996 to 1997 and as Director in the Foreign Exchange Division from 1994 to 1996.

        James R. Krause has served as Managing Director, Operations and Enterprise Computing of CME since April 2001. He previously served as Managing Director, Enterprise Computing from March 2000 to April 2001. Prior to that, he served as Senior Vice President, Enterprise Computing from

January 1999 to March 2000, Senior Vice President, Systems Development from May 1998 to January 1999 and Vice President, Systems Development from August 1990 to May 1998.

        Satish Nandapurkar has served as Managing Director, Products and Services of CME since April 2001, when his title was changed from Managing Director, e-Business of CME, which he had held since March 2000. Prior to joining us, Mr. Nandapurkar served as Head of Strategic Solutions for OptiMark Technologies. He also served as Managing Director and Global Head of Foreign Exchange Options for the Bank of America in Chicago from 1997 to 1999, Managing Director and Head of Structured Equity Products Trading at Deutsche Bank Morgan Grenfell from 1996 to 1997, and Managing Director and Global Head of Exotic Options and Quantitative Methodologies for Swiss Bank Corporation in London from 1994 to 1996.

        Nancy W. Goble has served as Managing Director and Chief Accounting Officer of CME Holdings and CME since February 2002. She previously served as Director and Controller of CME Holdings from its formation on August 2, 2001 to February 2002, Director and Controller of CME from July 2000 to February 2002 and as Associate Director and Assistant Controller of CME from October 1997 to July 2000. Prior to that, she served as Senior Vice President and Chief Financial Officer with Richard Ellis Inc., a commercial real estate firm, from 1993 until 1997. Ms. Goble is a certified public accountant.

        Timothy R. Brennan has served as a director of CME Holdings since its formation on August 2, 2001, a director of CME since 1990 and has been a member of our exchange for more than 26 years. Mr. Brennan has been a floor broker and trader since 1974 and has also served as Executive Vice President of RB&H Financial Services, L.P., one of our clearing firms, for more than six years. Mr. Brennan's terms on the CME Holdings and CME boards expire in April 2004.

        John W. Croghan has served as a director of CME Holdings since its formation on August 2, 2001, a director of CME since 2001 and has been a member of our exchange for more than one year. He is also a director of Republic Services, Inc. and Schwarz Paper Co. Previously, Mr. Croghan was founder and Chairman of Lincoln Capital Management and President of Lincoln Partners. Mr. Croghan's terms on the CME Holdings and CME boards expire in April 2003.

        Martin J. Gepsman has served as Secretary of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1998, has served as a director of CME since 1994 and has been a member of our exchange for more than 17 years. Mr. Gepsman has also been an independent floor broker and trader since 1985. Mr. Gepsman's terms on the CME Holdings and CME boards expire in April 2004.

        Daniel R. Glickman has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 2001. He has been a Partner in the law firm of Akin, Gump, Strauss, Hauer & Feld since February 2001. Mr. Glickman previously served as U.S. Secretary of Agriculture from March 1995 through January 2001 and as a member of the U.S. Congress, representing a district in Kansas, from January 1977 through January 1995. Mr. Glickman's terms on the CME Holdings and CME boards expire in April 2003.

        Scott Gordon has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1982 and has been a member of our exchange for more than 24 years. Mr. Gordon served as Chairman of CME Holdings from its formation on August 2, 2001 until April 2002 and as Chairman of CME from 1998 to April 2002, as Vice Chairman from 1995 to 1997 and as Secretary from 1984 to 1985 and 1988 to 1994. Mr. Gordon served as CME's acting Chief Executive Officer from April 1999 until February 2000. He has been President, Chief Operating Officer and director since 1999 of Tokyo-Mitsubishi Futures (USA), Inc., a clearing firm of our exchange, wholly owned by The Bank of Tokyo-Mitsubishi, Ltd. He previously served as that firm's Executive Vice

President and director. He is also a member of the CFTC's Global Markets Advisory Committee and the Advisory Committee to the Illinois Institute of Technology Center for the Study of Law and Financial Markets. Mr. Gordon is a director of the Institute for Financial Markets. Mr. Gordon's terms on the CME Holdings and CME boards expire in April 2004.

        Yra G. Harris has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1997 and has been a member of our exchange for more than 23 years. Mr. Harris has been an independent floor trader since 1977. Mr. Harris' terms on the CME Holdings and CME boards expire in April 2003.

        Bruce F. Johnson has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1998 and has been a member of our exchange for more than 30 years. Mr. Johnson has served as President, Director and part owner of Packers Trading Company, Inc., a futures commission merchant and former clearing firm, since 1969. He is also a director of Eco Technology Inc., Nettle Creek Standard Bred Farm, Inc. and Smoke Rise Ranch Co. Mr. Johnson's terms on the CME Holdings and CME boards expire in April 2004.

        Gary M. Katler has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1993 and has been a member of our exchange for more than 14 years. He is currently Vice President of O'Connor & Company LLC. Previously, Mr. Katler was Head of the Professional Trading Group of Fimat USA from November 2000 to April 2002. Prior to that, Mr. Katler served as Senior Vice President of ING Barings Futures and Options Inc. Mr. Katler's terms on the CME Holdings and CME boards expire in April 2003.

        Patrick B. Lynch has served as Treasurer of CME Holdings' and CME's boards since April 2002 and as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 2000. He has been a member of our exchange for more than 12 years and has been an independent floor trader since 1990. Mr. Lynch's terms on the CME Holdings and CME boards expire in April 2004.

        Leo Melamed has served as an elected director of CME Holdings' and CME's boards since April 2002. Mr. Melamed previously served as a non-voting director and Senior Policy Advisor of CME Holdings' board since its formation on August 2, 2001 and as Chairman Emeritus, Senior Policy Advisor and a non-voting director of CME. Mr. Melamed previously served as an elected and appointed board member for 26 years. He served as Chairman of CME from 1969 until 1972 and founding Chairman of the International Monetary Market from 1972 until its merger with our exchange in 1977. Mr. Melamed served as Special Counsel to CME's board from 1977 until 1991 and Chairman of our exchange's Executive Committee from 1985 until 1991. He has been a member of our exchange for more than 45 years. From 1993 to 2001, he served as Chairman and Chief Executive Officer of Sakura Dellsher, Inc., a clearing firm of our exchange, and he currently serves as Chairman and Chief Executive Officer of Melamed & Associates, a global consulting group. Mr. Melamed currently serves on the board of directors of OneChicago. He is also a member of the CFTC's Global Markets Advisory Committee. Mr. Melamed's terms on the CME Holdings and CME boards expire in April 2004.

        John D. Newhouse has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1996 and also previously served as a director of CME from 1980 to 1985 and 1987 to 1988. Mr. Newhouse has been a member of our exchange for more than 26 years and a floor broker and trader since 1975. He is currently President of John F. Newhouse & Company, and he also served as President of Euro Spread Brokers, a broker association filling orders in Eurodollars, from 1981 to 2000. He currently trades for his own account. He is a director of John F. Newhouse & Company and Gator Trading Company. Mr. Newhouse's terms on the CME Holdings and CME boards expire in April 2004.

        James E. Oliff has served as Vice Chairman of CME Holdings' and CME's boards since April 2002, as a director of CME since 1994 and has been a member of our exchange for more than 24 years. Mr. Oliff served as Second Vice Chairman of CME Holdings' board from its formation on August 2, 2001 until April 2002 and of CME's board from 1998 until April 2002. He previously served on CME's board from 1982 to 1992. Mr. Oliff has served as President and Chief Executive Officer of FFast Trade U.S., LLC, since December 2001, as Chief Operating Officer of FFastFill Inc., an organization that provides trading and risk management software solutions, since December 2001, as Executive Director of International Futures and Options Associates since 1996 and as President of FILO Corp., a floor brokerage business, since 1982. He also served as President of LST Commodities, LLC (an introducing broker), now known as FFast Trade U.S. LLC, from 1999 until January 2002. He currently serves on the board of directors of OneChicago. Mr. Oliff is a visiting lecturer in financial market ethics at the Lemberg School of International Finance and Economics at Brandeis University, Waltham, Massachusetts. Mr. Oliff's terms on the CME Holdings and CME boards expire in April 2003.

        William G. Salatich, Jr. has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1997 and has been a member of our exchange for more than 26 years. Mr. Salatich has been an independent floor broker and trader since 1975. Mr. Salatich's terms on the CME Holdings and CME boards expire in April 2003.

        John F. Sandner has served as Special Policy Advisor and as a director of CME Holdings' board since its formation on August 2, 2001. Mr. Sandner has been Special Policy Advisor to CME since 1998, a member of CME's board since 1978 and a member of our exchange for more than 28 years. Previously, he served as Chairman of CME's board for 13 years. Mr. Sandner has served as President and Chief Executive Officer of RB&H Financial Services, L.P., a futures commission merchant and one of our clearing firms, since 1985. He was also Chairman and Chief Executive Officer of FreeDrive.com, an Internet business, from 1998 until 2001. He currently serves on the board of directors of the National Futures Association. Mr. Sandner's terms on the CME Holdings and CME boards expire in April 2003.

        Myron S. Scholes has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 2000. He is Chairman of Oak Hill Platinum Partners and Managing Partner of Oak Hill Capital Management. Mr. Scholes is the Frank E. Buck Professor of Finance, Emeritus, at Stanford University's Graduate School of Business and a 1997 Nobel Laureate in Economics. Currently, Mr. Scholes is also a director of Dimensional Fund Advisors Mutual Funds, the American Century Mutual Funds and Intelligent Markets. Mr. Scholes' terms on the CME Holdings and CME boards expire in April 2004.

        Verne O. Sedlacek has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1997. Mr. Sedlacek also has been Executive Vice President and Chief Operating Officer of Commonfund Group since January 2002. Mr. Sedlacek served as President and Chief Operating Officer of John W. Henry & Company, Inc., a commodity trading advisor, from 1998 through January 2002 and as Executive Vice President and Chief Financial Officer of the Harvard Management Company, Inc., a 501(c)(3) investment advisor and a wholly owned subsidiary of Harvard University from 1983 to 1998. He is currently a director of the Futures Industry Association and Common Fund Capital Inc. He is also a member of the Global Markets Advisory Committee of the CFTC. Mr. Sedlacek's terms on the CME Holdings and CME boards expire in April 2003.

        William R. Shepard has served as Second Vice Chairman of CME Holdings' and CME's boards since April 2002 and as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1997 and has been a member of our exchange for more than 28 years.

Mr. Shepard is founder and President of Shepard International, Inc., a futures commission merchant. Mr. Shepard's terms on the CME Holdings and CME boards expire in April 2004.

        Howard J. Siegel has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 2000 and has been a member of our exchange for more than 24 years. Mr. Siegel has been a floor trader since 1977. Mr. Siegel's terms on the CME Holdings and CME boards expire in April 2004.

Election of Directors

        Our certificate of incorporation provides that our board of directors be composed of 20 members. The board of directors is divided into two classes, each of whose members serve for a staggered two-year term. Messrs. Duffy, Croghan, Glickman, Harris, Katler, McNulty, Oliff, Salatich, Sandner and Sedlacek serve in the class whose term expires at the annual meeting of shareholders in 2003, and Messrs. Brennan, Gepsman, Gordon, Johnson, Lynch, Melamed, Newhouse, Scholes, Shepard and Siegel serve in the class whose term expires at the annual meeting of shareholders in 2004. Upon the expiration of the term of a class of directors, directors in that class will be elected for two-year terms at the annual meeting of shareholders in the year in which that term expires.

        Holders of our Class B-1, B-2 and B-3 common stock have the right to elect six directors to the board. The remaining directors are elected by the holders of the Class A and Class B common stock, voting together as a class. The nominating committee, composed of members of the board of directors, nominates the slate of candidates to be elected by the holders of the Class A common stock and Class B common stock, voting together. This committee is responsible for assessing the qualifications of candidates as well as ensuring that regulatory requirements with respect to the composition of the board are met. The holders of the Class B-1, B-2 and B-3 common stock have the right to elect members of nominating committees for their respective class, which are responsible for nominating candidates for election by their class. Each committee is responsible for assessing the qualifications of candidates to serve as directors to be elected by that class. Our certificate of incorporation requires that director candidates for election by a class of Class B common stock own, or be recognized under our rules as a permitted transferee of, at least one share of that class.

        CME's certificate of incorporation requires that the board of directors of CME be the same as the board of directors of CME Holdings.

Board Committees

        The following are the five principal committees of the board of directors:

        Audit committee.    The audit committee of our board consists of Messrs. Croghan, Lynch, Sandner and Sedlacek. The audit committee's primary responsibilities include engaging independent accountants; appointing the chief internal auditor; approving independent audit fees; reviewing quarterly and annual financial statements; reviewing audit results and reports, including management comments and recommendations; reviewing our system of controls and policies, including those covering conflicts of interest and business ethics; evaluating reports of actual or threatened litigation; considering significant changes in accounting practices and examining improprieties or suspected improprieties. Mr. Croghan is Chairman of the audit committee.

        Compensation committee.    The compensation committee of our board consists of Messrs. Duffy, Gepsman, Glickman and Shepard. The compensation committee's primary responsibilities include making recommendations to the board concerning salaries and incentive compensation for our officers, determining employee compensation policy and administering our employee benefit plans. Mr. Shepard is Chairman of the compensation committee.

        Executive committee.    The executive committee of our board consists of Messrs. Duffy, Gepsman, Gordon, Lynch, McNulty, Melamed, Oliff, Sandner and Shepard. The executive committee of our board has and may exercise the authority of the board of directors, when the board is not in session, except in cases where action of the entire board is required by the charter, the bylaws or applicable law. Mr. Duffy is chairman of the executive committee.

        Nominating committee.    The nominating committee of our board reviews the qualifications of potential candidates and proposes nominees for the 14 positions on the board of directors that are nominated by the board. This committee is composed of five directors selected by the board. The board strives to have a nominating committee that reflects the diversity of the board. This committee will consider nominees recommended by shareholders if the recommendations are submitted in writing and accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and evidence of the consent of the proposed nominee. Under our bylaws, nominations may not be made at the annual meeting.

        Board steering committee.    The board steering committee consists of Messrs. Duffy, Gepsman, Gordon, Harris, Lynch, McNulty, Melamed, Oliff, Sandner and Shepard. The board steering committee was formed in May 2002 and reviews management recommendations regarding strategic, business, legislative and regulatory policy determinations, reviews goals and priorities for the Chief Executive Officer and monitors performance against previously set objectives.

        The following committees were also formed in May 2002: electronic transition committee, governance committee, marketing and public relations advisory committee and strategic implementation committee.

Director Compensation

        Each director receives an annual stipend of $20,000, plus a meeting attendance fee of $1,000 for each regular meeting of the board that he or she attends, excluding special administrative meetings. Directors also receive an attendance fee of $1,000 for each committee meeting. In addition, directors receive an attendance fee of $1,000 for each meeting of special board hearing committees which are appointed as needed. Directors also receive a $1,000 fee for attendance at each functional committee meeting, including the arbitration, business conduct, market regulation oversight, membership, probable cause, pit supervision and trading floor operations committees. All committee fees are subject to a $12,000 limit, per director, per committee, per year. Directors also receive reimbursement of expenses for travel to board meetings. Our Chairman, Mr. Duffy, receives an annual stipend of $350,000, plus reimbursement of other board-related expenses. Our Chairman Emeritus and Senior Policy Advisor, Mr. Melamed, and our Special Policy Advisor, Mr. Sandner, each receive an annual stipend of $200,000, plus reimbursement of other board-related expenses.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee is an executive officer or employee of our company. With the exception of Mr. McNulty, none of our executive officers serves as a current member of our board of directors or as a member of the compensation committee of any entity that has one or more executive officers serving on our compensation committee.

Compensation of Executive Officers

        The following table sets forth information on compensation earned by our Chief Executive Officer and each of the next four most highly compensated executive officers during the year ended December 31, 2001.

 Summary Compensation Table

Long-Term Compensation Awards - Securities Underlying Options/SARs(#)
Annual Compensation
Name and Principal Position	Year	Salary	Bonus			All Other Compensation(1)
James J. McNulty President and Chief Executive Officer	2001 2000 1999	$1,000,000 865,385 —	$892,500 1,000,000 —	0 1,438,734 —	(2)	$268,462 2,100,500 —
Phupinder S. Gill Managing Director and President, Clearing House Division	2001 2000 1999	417,600 416,923 400,000	700,000 200,000 160,000	100,000 0 0		107,344 101,616 80,914
Scott L. Johnston Managing Director and Chief Information Officer	2001 2000 1999	250,000 162,185 —	775,000 800,000 —	100,000 0 —		102,751 16,904 —
Craig S. Donohue Managing Director and Chief Administrative Officer	2001 2000 1999	250,000 249,654 210,622	500,000 350,000 175,000	100,000 0 0		96,500 67,473 43,938
James R. Krause Managing Director, Operations and Enterprise Computing	2001 2000 1999	224,500 211,538 198,846	500,000 135,000 96,000	100,000 0 0		68,757 59,783 49,153

(1)
All Other Compensation details for 2001:

	401 (k) Contribution	Pension Contribution	Supplemental Plan(3)	SERP Contribution	Total
Mr. McNulty	$8,500	$13,600	$86,362	$160,000	$268,462
Mr. Gill	8,500	10,200	39,236	49,408	107,344
Mr. Johnston	8,500	5,263	4,988	84,000	102,751
Mr. Donohue	8,500	10,200	29,800	48,000	96,500
Mr. Krause	8,500	13,600	17,897	28,760	68,757
(2)
Gives effect to our reorganization as if it occurred on December 31, 2000.

(3)
Supplemental Plan includes 401(k) make-whole, pension make-whole and trading volume bonus make-whole.

 Option/SAR Grants in 2001

					Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term (10 Years)(1)
	Number of Securities Underlying Options/SARs Granted(#)
		Percent of Total Options/SARs Granted to Employees in Fiscal Year
Name			Exercise or Base Price Per Share	Expiration Date
					5%	10%
Mr. Gill	100,000	8.5%	$22	May 7, 2011	$1,147,378	$3,130,141
Mr. Johnston	100,000	8.5	22	May 7, 2011	1,147,378	3,130,141
Mr. Donohue	100,000	8.5	22	May 7, 2011	1,147,378	3,130,141
Mr. Krause	100,000	8.5	22	May 7, 2011	1,147,378	3,130,141

(1)
These amounts represent assumed rates of appreciation required to be shown under Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of our stock. We cannot assure you that the amounts reflected in these columns will be achieved or, if achieved, will exist at the time of any option exercise.

Option Values at December 31, 2001(1)

		Number of Securities Underlying Unexercised Options at Fiscal Year End Exercisable/Unexercisable(#)	Value of Unexercised In-the-Money Options at Fiscal Year End Exercisable/Unexercisable
Mr. McNulty(2)	Tranche A Tranche B	287,747/431,620 287,747/431,620	$6,151,890/$9,227,836 $1,751,785/$2,627,677
Mr. Gill(3)		0/100,000	$0/$50,000
Mr. Johnston(3)		0/100,000	$0/$50,000
Mr. Donohue(3)		0/100,000	$0/$50,000
Mr. Krause(3)		0/100,000	$0/$50,000

(1)
No options were exercised during 2001.

(2)
Mr. McNulty's stock option is divided into two tranches. Each tranche of the option entitles Mr. McNulty to purchase up to 2.5% of all classes of our common stock that were issued upon demutualization. Mr. McNulty's option was vested with respect to 40% of the shares covered by the option as of December 31, 2001. On February 7 in each of the three subsequent years, Mr. McNulty's option will vest with respect to an additional 20% of the shares covered by the option, subject to acceleration or termination in certain circumstances. For more information regarding the terms of Mr. McNulty's stock option, please see the section of this prospectus entitled "Management—McNulty Employment Agreement."

(3)
Messrs. Gill, Johnston, Donohue and Krause were granted their options on May 7, 2001. These options vest over a four-year period, with 40% vesting one year after the grant date and 20% vesting on that same date in each of the following three years, subject to acceleration or termination in certain circumstances.

McNulty Employment Agreement

        We have entered into an employment agreement with Mr. McNulty to serve as our President and Chief Executive Officer through December 31, 2003, subject to renewal by mutual agreement of the parties. Under the agreement, Mr. McNulty will receive a minimum annual base salary of $1.0 million. He is also eligible for an annual incentive bonus based upon the achievement of goals set by our board of directors, which bonus may not exceed the lesser of $1.5 million or 10% of our net income. The agreement provides that Mr. McNulty will be eligible to participate in the benefit plans available generally to our senior officers.

        Mr. McNulty also has been granted a non-transferable, non-qualified stock option, which is designed to reward him for increasing our value. Our total value on February 7, 2000 was estimated to be approximately $874 million. This was calculated by multiplying the average sale price in the previous six months for each membership class by the number of memberships in each class. Exchange memberships were used to determine the value of the exchange as it was anticipated that these memberships would be converted to stock as part of the planned demutualization. If our total value increases, exercise of the option would generally enable Mr. McNulty to realize 2.5% of the increase above our valuation on February 7, 2000, and 2.5% of any increase in excess of 150% of our valuation on February 7, 2000. The number of shares of common stock subject to the option is based on the number of shares outstanding as of the date of the demutualization as adjusted for the reorganization. We may elect to issue solely shares of our common stock or cash upon any exercise of the option by Mr. McNulty. The option expires after 10 years. It may be exercised only as to the portion of the option that has vested. The option vested with respect to 40% of the shares subject thereto on February 7, 2001 and with respect to an additional 20% on February 7, 2002. The option will vest with respect to an additional 20% on February 7, 2003, and will be completely vested on February 7, 2004, subject to acceleration in the event of Mr. McNulty's termination without cause or forfeiture in the event of his termination for cause. The option remains exercisable in full for its remaining term following (i) a termination by us of the employment agreement without cause or due to Mr. McNulty's disability, (ii) a termination by us of the employment agreement by Mr. McNulty for "good reason" (as defined below) or (iii) upon the expiration of the original term of the employment agreement. Any vested portion of the option is exercisable for a period of 180 days following a termination of the agreement by Mr. McNulty. The value of Mr. McNulty's vested and unexercised in-the-money options at June 30, 2002 was approximately $11.1 million.

        We may terminate the agreement pursuant to its terms due to Mr. McNulty's death or disability, or with or without cause. In addition, Mr. McNulty may terminate the agreement at any time after one year upon 90 days written notice. He may also terminate the agreement for "good reason" if our principal place of business is relocated outside of the Chicago metropolitan area, if we fail, after notice, to pay the agreed-upon compensation or benefits or if he is demoted or his responsibilities are significantly diminished. The agreement provides that, in the event of a termination without cause by us, Mr. McNulty shall be entitled to receive his base salary for the remainder of the original term plus one-third of the maximum annual incentive bonus he would have received during such time. The agreement also provides that, in the event that Mr. McNulty terminates his employment after the first year on less than 90 days written notice, other than following one of the matters previously described as "good reason," we may set off against any amounts otherwise owed to him a sum equal to his daily salary for each day his notice of termination is less than 90 days. If Mr. McNulty's employment is terminated because of his death or disability, he or his beneficiary will continue to receive the base salary for six months following that termination. In the event of his death or disability, his option will vest and, in the event of his death, be paid in cash.

        The agreement also provides that, if within two years of a "change in control" (as defined in the agreement), Mr. McNulty is terminated by us or he terminates the agreement as a result of the occurrence of one of the matters described previously as "good reason," he will be entitled to a payment equal to two times his base salary plus one and one-third times the maximum incentive bonus for which he would have been eligible for the remaining term of the agreement, provided that the severance payments may not exceed $8 million. The payments due to Mr. McNulty would be subject to reduction to the extent that a reduction would increase the net, after-tax amount of the payment retained by Mr. McNulty giving effect to the application of the excess parachute excise tax imposed by Section 4999 of the Internal Revenue Code. Any unvested portion of his non-qualified stock option would immediately vest and generally become exercisable for a one-year period following termination of employment.

  Benefit Plans with Change in Control Provisions

  Omnibus Stock Plan

        We have adopted an Omnibus Stock Plan under which awards of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and other equity-based awards may be made to our employees and those of our affiliates. A total of approximately 2.7 million shares of our common stock are authorized for issuance under the Omnibus Stock Plan (subject to adjustment in the event of a merger, reorganization or similar corporate event involving us) of which approximately 2.7 million are subject to outstanding options or restricted share awards. The plan is administered by a committee of our board of directors, which has the responsibility for selecting recipients of awards under the plan, determining the terms and conditions of these awards and interpreting the provisions of the plan.

        The Omnibus Stock Plan contains a change in control provision. A change of control generally occurs under the plan upon the occurrence of the following events:

  •
  any person acquires more than 50% of our then outstanding shares of Class A common stock or more than 50% of the combined voting power of the then outstanding shares of common stock;

  •
  individuals who comprised our board of directors on February 7, 2000 (generally including any person becoming a director who was nominated or approved by those persons), cease to constitute at least a majority of our board of directors;

  •
  a reorganization, merger, consolidation, or sale of all or substantially all of our assets under circumstances where (i) our shareholders prior to the transaction own less than 50% of the then outstanding shares or less than 50% of the combined voting power of the surviving or resulting corporation, (ii) the members of our board of directors immediately prior to the transaction do not constitute a majority of the board of directors of the resulting or surviving corporation or (iii) an individual or entity acquires 50% or more of the common stock or combined voting power of the surviving or resulting entity; or

  •
  the approval by our shareholders of a complete liquidation or dissolution of CME Holdings.

        The Omnibus Stock Plan generally provides that, in the event of a change in control as a result of which our shareholders receive registered common stock, all unvested options issued under the plan shall become vested and exercisable, restrictions shall lapse with respect to any restricted stock issued under the plan and performance goals applicable to outstanding awards shall be deemed to have been achieved. If the consideration to be received by our shareholders pursuant to the change in control is not registered common stock, outstanding awards will be cancelled in exchange for a cash payment equal to the value of such award (as defined in the Omnibus Stock Plan).

  Pension Plan

        We maintain a non-contributory defined benefit cash balance pension plan for eligible employees. To be eligible, an employee must be 21 years of age and have been employed with us for a continuous

12-month period. Participants become vested in their accounts after five years of service. An individual pension account is maintained for each plan participant. During employment, each individual pension account is credited with an amount equal to an age-based percentage of that individual's earnings plus the greater of 4% or the December yield on one-year Treasury maturities. Effective January 15, 1995, we amended our pension plan to provide for an age-based contribution to a cash balance account, and to include cash bonuses in the definition of earnings. Our policy is to fund at least those pension costs that are currently required by law. Vested balances may be paid out when participants end their employment with us. Alternatively, a participant may elect to receive the balance in the account in the form of one of various monthly annuities. The following is the schedule of the employer contributions based on age:

Age	Employer Contribution Percentage
Under 30	3%
30-34	4
35-39	5
40-44	6
45-49	7
50-54	8
Over 54	9

        The individuals named below have projected annual retirement benefits, based on current accumulated balances, a future annual interest credit rate of 6% and future service to age 65 at current salary levels, as follows: Mr. McNulty, $40,702; Mr. Gill, $103,662; Mr. Johnston, $95,684; Mr. Donohue, $109,078; and Mr. Krause, $52,770.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        UBS Warburg LLC has provided financial advisory services to us. Prior to becoming President and Chief Executive Officer of the company, Mr. McNulty was an executive at Warburg Dillon Read, predecessor of UBS Warburg LLC.

        Several of our directors serve as officers or directors of clearing member firms. These clearing member firms pay substantial fees to our clearing house in connection with services we provide. We believe that the services provided to these clearing firms are on terms no more favorable to those firms than terms given to unaffiliated persons.

PRINCIPAL AND SELLING SHAREHOLDERS

        The following table sets forth information regarding beneficial ownership of CME Holdings' common stock as of August 15, 2002 by:

  •
  each shareholder known to us to be the beneficial owner of more than 5% of the outstanding shares of our stock;

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  each other selling shareholder; and

  •
  all directors and officers as a group.

        Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Each director, officer or 5% or more shareholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

        This table lists applicable percentage ownership based on 28,814,222 shares of Class A common stock (not including 72,840 shares of Class A common stock subject to restricted stock awards as of August 15, 2002) and 3,138 shares of Class B common stock outstanding as of August 15, 2002, and also lists applicable percentage ownership based on            shares of common stock outstanding after completion of this offering. Options to purchase shares of our Class A common stock that are exercisable within 60 days of August 15, 2002, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

        Unless otherwise indicated, the principal address of each shareholder listed below is: c/o Chicago Mercantile Exchange Holdings Inc., 30 South Wacker Drive, Chicago, Illinois 60606.

	Common Stock							Percent of Vote as a Single Class(1)
	Class A			Class B
Shares Being Offered Hereby
Beneficial Owner	Number of Shares	Class	Percent of Class	Number of Shares	Class	Percent of Class		Before Offering	After Offering
James J. McNulty(2)	215,813 215,813 215,807 215,713	A-1 A-2 A-3 A-4	2.91 2.91 2.91 2.91%	19 24 39 12	B-1 B-2 B-3 B-4	2.91 2.91 2.91 2.91%		2.91%
Terrence A. Duffy(3)	4,525 4,525 4,525 4,523	A-1 A-2 A-3 A-4	* * * *	1 1	B-1 B-4	* *		*	*
Timothy R. Brennan(4)	6,025 6,025 6,025 6,022	A-1 A-2 A-3 A-4	* * * *	1 1 1	B-1 B-3 B-4	* * *		*	*
John W. Croghan(5)	4,500 4,500 4,500 4,499	A-1 A-2 A-3 A-4	* * * *	1	B-1	*		*	*

Martin J. Gepsman(6)	1,525 1,525 1,525 1,523	A-1 A-2 A-3 A-4	* * * *	1 1	B-3 B-4	* *	*	*
Daniel R. Glickman	0						*	*
Scott Gordon(7)	21,025 21,025 21,025 21,017	A-1 A-2 A-3 A-4	* * * *	2 2 2 1	B-1 B-2 B-3 B-4	* * * *	*	*
Yra G. Harris(8)	7,500 7,500 7,500 7,497	A-1 A-2 A-3 A-4	* * * *	2 1	B-2 B-3	* *	*	*
Bruce F. Johnson	4,525 4,525 4,525 4,523	A-1 A-2 A-3 A-4	* * * *	1 1	B-1 B-4	* *	*	*
Gary M. Katler(9)	1,500 1,500 1,500 1,499	A-1 A-2 A-3 A-4	* * * *	1	B-3	*	*	*
Patrick B. Lynch	3,000 3,000 3,000 2,999	A-1 A-2 A-3 A-4	* * * *	1	B-2	*	*	*
Leo Melamed	3,000 3,000 3,000 2,999	A-1 A-2 A-3 A-4	* * * *	1	B-2	*	*	*
John D. Newhouse(10)	10,525 10,525 10,525 10,520	A-1 A-2 A-3 A-4	* * * *	3 1 1	B-2 B-3 B-4	* * *	*	*
James E. Oliff(11)	3,025 3,025 3,025 3,023	A-1 A-2 A-3 A-4	* * * *	1 1	B-2 B-4	* *	*	*
William G. Salatich, Jr.(12)	4,525 4,525 4,525 4,523	A-1 A-2 A-3 A-4	* * * *	1 1	B-1 B-4	* *	*	*
John F. Sandner	25,525 25,525 25,525 25,515	A-1 A-2 A-3 A-4	* * * *	3 2 4 1	B-1 B-2 B-3 B-4	* * * *	*	*
Myron S. Scholes	0
Verne O. Sedlacek	0
William R. Shepard(13)	9,025 9,025 9,025 9,021	A-1 A-2 A-3 A-4	* * * *	1 1 1 1	B-1 B-2 B-3 B-4	* * * *	*	*

Howard J. Siegel	10,500 10,500 10,500 10,497	A-1 A-2 A-3 A-4	* * * *	2 1	B-1 B-3	* *	*	*
Craig S. Donohue(14)	10,000 10,000 10,000 10,000	A-1 A-2 A-3 A-4	* * * *
Phupinder Gill(14)	10,000 10,000 10,000 10,000	A-1 A-2 A-3 A-4	* * * *
Scott L. Johnston(14)	10,000 10,000 10,000 10,000	A-1 A-2 A-3 A-4	* * * *
James R. Krause(14)	10,000 10,000 10,000 10,000	A-1 A-2 A-3 A-4	* * * *
Directors and Executive Officers
as a group (27 persons)(15)	396,463 396,463 396,457 396,313	A-1 A-2 A-3 A-4	5.31 5.31 5.31 5.31%	32 37 52 22	B-1 B-2 B-3 B-4	4.93 4.47 3.89 5.26%	5.31%
Selling Shareholders as a group
( persons)

*
Less than 1%.

(1)
Other than with respect to the election of Class B directors and some matters relating to membership interests associated with Class B shares, holders of both classes of voting common stock will vote together as a single class on all matters to be presented for a vote of shareholders, unless otherwise required by law.

(2)
Mr. McNulty's total represents shares that Mr. McNulty could acquire if he exercised the vested portion of an option he received in February 2000. The number of shares is presented to the nearest whole number that could be exercised. The option was vested with respect to 60% of the shares subject thereto as of February 2002. The option vests with respect to an additional 20% of the shares subject thereto in each of February 2003 and 2004. The terms of the option are described in the section of this prospectus entitled "Management—McNulty Employment Agreement." As of August 15, 2002, Mr. McNulty had not exercised the option.

(3)
Includes 25 Class A-1, 25 Class A-2, 25 Class A-3, and 24 Class A-4 shares and one Class B-4 share as to which Mr. Duffy shares joint ownership and has voting power.

(4)
Includes 1,500 Class A-1, 1,500 Class A-2, 1,500 Class A-3 and 1,499 Class A-4 shares and one Class B-3 share held through Brennan Enterprises, an S Corporation of which Mr. Brennan is the owner. Also includes 25 Class A-1, 25 Class A-2, 25 Class A-3, and 24 Class A-4 shares and one Class B-4 share as to which Mr. Brennan shares joint ownership, but over which he does not have voting power.

(5)
Includes 4,500 Class A-1, 4,500 Class A-2, 4,500 Class A-3 and 4,499 Class A-4 shares and one Class B-1 share held in a trust over which Mr. Croghan exercises voting and investment power.

(6)
Includes 25 Class A-1, 25 Class A-2, 25 Class A-3, and 24 Class A-4 shares and one Class B-4 share as to which Mr. Gepsman shares joint ownership and has voting power.

(7)
Includes 3,000 Class A-1, 3,000 Class A-2, 3,000 Class A-3 and 2,999 Class A-4 shares held in a trust over which Mr. Gordon has investment and voting power. Also includes 18,025 Class A-1, 18,025 Class A-2, 18,025 Class A-3, 18,018 Class A-4, two Class B-1, two Class B-2 and two Class B-3 shares and one Class B-4 share which are owned by Tokyo-Mitsubishi Futures (USA), Inc. over which he exercises voting power. Mr. Gordon disclaims beneficial ownership of the shares owned by Tokyo-Mitsubishi Futures (USA), Inc.

(8)
Includes 300 Class A-1, 300 Class A-2, 300 Class A-3, and 299 Class A-4 shares and one Class B-2 share which are not owned by Mr. Harris, but which are held in his name and over which he exercises voting power.

(9)
Includes 1,500 Class A-1, 1,500 Class A-2, 1,500 Class A-3 and 1,499 Class A-4 shares and one Class B-3 share owned by O'Connor & Company LLC as to which Mr. Katler has no voting power. Mr. Katler disclaims beneficial ownership of the shares owned by O'Connor & Company LLC.

(10)
Includes 25 Class A-1, 25 Class A-2, 25 Class A-3, and 24 Class A-4 shares and one Class B-4 share as to which Mr. Newhouse shares joint ownership and has voting power. Also includes 10,500 Class A-1, 10,500 Class A-2, 10,500 Class A-3 and 10,496 Class A-4 shares, three Class B-2 shares and one Class B-3 share owned by John F. Newhouse & Company, which is owned by Mr. Newhouse.

(11)
Includes 25 Class A-1, 25 Class A-2, 25 Class A-3, and 24 Class A-4 shares and one Class B-4 share as to which Mr. Oliff shares joint ownership, but over which he does not have voting power. Excludes 4,500 Class A-1, 4,500 Class A-2, 4,500 Class A-3 and 4,499 Class A-4 shares and one Class B-1 share and 3,000 Class A-1, 3,000 Class A-2, 3,000 Class A-3 and 2,999 Class A-4 shares and one Class B-2 share held through two trusts in the names of each of his parents. Mr. Oliff has no voting or ownership power over these trusts, and he disclaims beneficial ownership for the shares held in trust.

(12)
Includes 25 Class A-1, 25 Class A-2, 25 Class A-3, and 24 Class A-4 shares and one Class B-4 share as to which Mr. Salatich shares joint ownership, but over which he does not have voting power.

(13)
Includes 25 Class A-1, 25 Class A-2, 25 Class A-3, and 24 Class A-4 shares and one Class B-4 share as to which Mr. Shepard shares joint ownership and has voting power.

(14)
Messrs. Donohue's, Gill's, Johnston's and Krause's totals represent shares that each of them could acquire if they exercised the vested portion of the option each of them received in May 2001.

(15)
Includes an aggregate of 286,113 Class A-1 shares, 286,113 Class A-2 shares, 286,107 Class A-3 shares, 286,103 Class A-4 shares, 19 Class B-1 shares, 24 Class B-2 shares, 39 Class B-3 shares and 12 Class B-4 shares that could be acquired upon the exercise of the vested portions of options held by members of the group and 100 restricted Class A-1 shares, 100 restricted Class A-2 shares, 100 restricted Class A-3 shares and 100 restricted Class A-4 shares held by a member of the group.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital structure consists of

  •
  100,000,000 authorized shares of Class A common stock;

  •
  9,500,000 authorized shares of Class A-1 common stock;

  •
  9,500,000 authorized shares of Class A-2 common stock;

  •
  9,500,000 authorized shares of Class A-3 common stock;

  •
  9,500,000 authorized shares of Class A-4 common stock;

  •
  625 authorized shares of Class B-1 common stock;

  •
  813 authorized shares of Class B-2 common stock;

  •
  1,287 authorized shares of Class B-3 common stock;

  •
  413 authorized shares of Class B-4 common stock; and

  •
  10,000,000 authorized shares of preferred stock, including 140,000 authorized shares of Series A Junior Participating Preferred Stock.

        Upon the closing of this offering, there will be            shares of Class A common stock,            shares of Class A-1,             shares of Class A-2,            shares of Class A-3,            shares of Class A-4, 625 shares of Class B-1, 813 shares of Class B-2, 1,287 shares of Class B-3 and 413 shares of Class B-4 issued and outstanding. We have no shares of our preferred stock issued and outstanding, nor will any shares of our preferred stock be issued and outstanding upon the closing of this offering.

Common Stock

        With the exception of the matters reserved to holders of our Class B common stock, holders of common stock vote together on all matters for which a vote of common shareholders is required. In these votes, each holder of shares of our Class A or Class B common stock has one vote per share. Matters reserved to the holders of our Class B common stock, votes applicable to each class of Class B common stock in these matters and certain voting restrictions on holders of our Class B common stock are described below under "Additional Provisions of Class B Common Stock."

        Holders of our common stock are entitled to receive proportionately such dividends, if any, as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Holders of our common stock have no conversion, preemptive or subscription rights. All outstanding shares of our common stock are, and the shares of our Class A common stock to be sold in this offering when issued and paid for will be, validly issued, fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of our affairs, and subject to the rights of any outstanding series of our preferred stock, holders of our Class A and Class B common stock are entitled to receive a distribution of the remaining assets on a pro rata basis.

Preferred Stock

        We are authorized to issue up to 10 million shares of preferred stock. Our certificate of incorporation authorizes our board to issue these shares in one or more series; to establish from time to time the number of shares to be included in each series; and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board may increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our shareholders. Our board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. We currently have no plans to issue any shares of preferred stock other than pursuant to the rights plan described below.

Additional Provisions of Class B Common Stock

        Our authorized shares of Class B common stock are divided into four classes, with the following characteristics:

Class	Maximum Number of Shares	Associated Exchange Membership	Number of Directors Class Can Elect	Number of Votes Per Share on "Core Rights"
B-1	625	Chicago Mercantile Exchange ("CME") Division	3	6
B-2	813	International Monetary Market ("IMM") Division	2	2
B-3	1,287	Index and Option Market ("IOM") Division	1	1
B-4	413	Growth and Emerging Markets ("GEM") Division	0	1/6

        Associated Exchange Membership.    Each series of CME Class B common stock was issued in conjunction with a membership in a specific division of the exchange. CME's rules provide exchange members with access to the trading floor of the exchange and the GLOBEX platform for the contracts assigned to that membership and the ability to use or lease their trading privileges. In CME's demutualization, shares of Class B common stock were issued to members of the exchange in order to provide those members with representation on CME's board of directors and provide for an orderly transition to a for-profit company. Membership interests are maintained at CME and are not part of or evidenced by the Class B common stock of CME Holdings. The Class B common stock of CME Holdings is intended only to ensure that the former Class B shareholders of CME retain board representation rights and approval rights with respect to Core Rights described below.

        Commitment to Open Outcry.    Our certificate of incorporation includes a commitment to maintain open outcry floor trading on our exchange for a particular traded product as long as the open outcry market is "liquid." The commitment requires us to maintain a facility for conducting business, for disseminating price information, for clearing and delivery and to provide reasonable financial support for technology, marketing and research for open outcry markets. An open outcry market will be deemed liquid for these purposes if it meets any of the following tests on a quarterly basis:

  •
  if a comparable exchange-traded product exists, our open outcry market has maintained at least 30% of the average daily volume of the comparable product (including, for calculation purposes, volume from EFPs in the open outcry market);

  •
  if a comparable exchange-traded product exists and our product trades exclusively by open outcry, our open outcry market has maintained at least 30% of the open interest of the comparable product;

  •
  if no comparable exchange-traded product exists, our open outcry market has maintained at least 40% of the average quarterly volume in that market in 1999 (including, for calculation purposes, volume from EFPs in the open outcry market); or

  •
  if no comparable exchange-traded product exists and our product trades exclusively by open outcry, our open outcry market has maintained at least 40% of the average open interest in that market in 1999.

        If a market is deemed illiquid as a result of a failure to meet any of the foregoing tests, our board will make commercial decisions consistent with the best interests of our shareholders.

        Voting on Core Rights.    Holders of shares of our Class B common stock have the right to approve changes to specified "rights" relating to the trading privileges associated with those shares. These "Core Rights" consist of:

  •
  the allocation of products which a membership class is permitted to trade on our exchange facilities;

  •
  the trading floor access rights and privileges which a member has, including the circumstances under which we can determine that an existing open outcry-traded product will no longer be traded by means of open outcry;

  •
  the number of memberships in each membership class and the number of authorized and issued shares of Class B common stock associated with that class; and

  •
  the eligibility requirements to exercise trading rights or privileges.

        Votes on changes to Core Rights are weighted by class. Each class of Class B common stock has the following number of votes on matters relating to Core Rights: Class B-1, six votes per share; Class B-2, two votes per share; Class B-3, one vote per share, and Class B-4, 1/6th of one vote per share. The approval of a majority of the votes cast by the holders of shares of Class B common stock is required in order to approve any changes to Core Rights. Holders of shares of Class A common stock do not have the right to vote on changes to Core Rights.

        Under Delaware law, changes to the number of authorized shares of a class also require the approval of the holders of a majority of the outstanding shares of that class. Otherwise, changes may be effected upon the approval of a majority of the votes cast by the holders of shares of our Class B common stock. This means that, because of our weighted voting mechanism, a change to Core Rights may be effected by the approval of the holders of the Class B-1 shares, even though the holders of the other classes voted against the change.

        Election of Directors.    Our certificate of incorporation provides for a board composed of 20 members. Holders of Class B-1, Class B-2 and Class B-3 common stock have the right to elect six directors to our board, of which three are elected by Class B-1 shareholders, two are elected by Class B-2 shareholders and one is elected by Class B-3 shareholders. The remaining 14 directors are elected by the holders of the Class A and Class B common stock, voting together as a class. The nominating committee, composed of members of our board of directors, nominates the slate of candidates to be elected by the holders of the Class A and Class B common stock, voting together. This committee is responsible for assessing the qualifications of candidates, as well as ensuring that any regulatory requirements for the composition of our board are met. The holders of the Class B-1, Class B-2 and Class B-3 common stock have the right to elect members of nominating committees for their respective class, which are responsible for nominating candidates for election by their class. Each committee is responsible for assessing the qualifications of candidates to serve as directors to be elected by that class. Our certificate of incorporation requires that director candidates for election by a class of Class B common stock own, or be recognized under our rules as a permitted transferee of, at least one share of that class.

        Voting Restrictions.    Our certificate of incorporation provides that, with respect to any election of directors or Core Rights, any person or group that beneficially owns 15% or more of any class of Class B common stock may, for so long as such person or group owns such percentage, vote only the number of shares of that class of Class B common stock for which it owns an equivalent percentage of Class A common stock.

Transfer Restrictions

  Class A Common Stock

        Currently issued and outstanding shares of our Class A common stock have been issued in four classes: Class A-1, Class A-2, Class A-3 and Class A-4. Each class is subject to significant transfer restrictions pursuant to our certificate of incorporation. The Class A common stock being sold in this offering is identical to the other classes of Class A common stock except that it is not subject to transfer restrictions. The periods during which sales or transfers of shares of Class A-1, Class A-2, Class A-3 and Class A-4 common stock are not permitted vary depending on the class of common stock. Transfers include sales, pledges and other transfers of ownership.

        The transfer restriction periods will expire:

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  180 days after we close our IPO in the case of Class A-1 common stock;

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  360 days after we close our IPO in the case of Class A-2 common stock; and

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  540 days after we close our IPO in the case of Class A-3 and Class A-4 common stock.

        Subject to our right to engage in the guided selling process and the related provisions described below, when the restriction period applicable to a class of shares expires, the class of shares will automatically convert into unrestricted Class A common stock. See the section of this prospectus entitled "Shares Eligible for Future Sale" below for limitations on sales by affiliates under the securities laws. Holders of restricted Class A common stock are also able to transfer their shares prior to such expiration and conversion in connection with a "permitted transfer."

        "Permitted transfers" include:

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  conversion transfers, which have the effect of allowing the shares transferred to convert into shares of unrestricted Class A common stock; and

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  non-conversion transfers, which have the effect of retaining the transfer restrictions for the shares transferred.

        In conversion transfers, shares of restricted Class A common stock, regardless of whether they represent Class A-1, Class A-2, Class A-3 or Class A-4 common stock, will be converted into shares of unrestricted Class A common stock. Conversion transfers include:

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  transfers to us;

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  shares sold in a guided sale process or in our IPO;

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  transfers to satisfy exchange claims or under exchange rules; and

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  transfers approved as conversion transfers by our board of directors.

        In non-conversion transfers, shares of restricted Class A common stock, regardless of whether they represent Class A-1, Class A-2, Class A-3 or Class A-4 common stock, will not convert into shares of unrestricted Class A common stock, and the transferred shares will remain subject to the transfer restrictions. Non-conversion transfers include:

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  transfers in connection with a transfer of a share of Class B common stock;

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  transfers to and among family members of a holder and entities (including trusts, partnerships and limited liability companies) established for estate planning or education purposes for the holder or the holder's immediate family;

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  bona fide pledges to a commercial bank, a savings and loan institution or any other lending or financial institution as security for indebtedness of the holder incurred to acquire a membership interest in our exchange;

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  pledges as collateral to clearing firms; and

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  transfers approved as non-conversion transfers by the board of directors of CME Holdings.

        The number of shares of restricted Class A common stock that may be transferred with an associated share of Class B common stock in a permitted transfer is limited to the amounts set forth below, with respect to each class of restricted Class A common stock.

	Number of Class A Shares That May Be Transferred By Class
Class B Share	Class A-1	Class A-2	Class A-3	Class A-4
Class B-1	4,500	4,500	4,500	4,499
Class B-2	3,000	3,000	3,000	2,999
Class B-3	1,500	1,500	1,500	1,499
Class B-4	25	25	25	24

  Guided Selling Process

        Our certificate of incorporation grants us the right to guide secondary sales of each class of Class A common stock when the transfer restriction period applicable to that class is scheduled to expire. The purpose of this right is to promote a more orderly distribution of our Class A shares into the market, taking into account current market conditions and the desire of existing holders to sell. If we elect to guide the sale process, no shares of the class that is scheduled for release or of any other class that is subject to transfer restrictions may be sold during the applicable transfer restriction period, except as part of the guided sale process or in a permitted transfer.

        We must provide holders of restricted shares with a written notice of our election to guide the sale of the class of stock that is scheduled for release at least 60 days prior to the expiration of the applicable transfer restriction period. A holder has 20 days following receipt of that notice to provide us with written notice of his or her intent to participate in the guided sale process. Holders of restricted shares may request that all or a portion of their shares of the class scheduled for release plus any other shares which remain subject to transfer restrictions be included in the guided sale process. The actual number of shares that holders of restricted shares may sell in a guided sale will depend on market conditions, investor demand and the requirements of any underwriters or placement agents and may be fewer than the aggregate number requested by shareholders to be included in the sale. In that event, there will be a reduction in the number of shares that individual holders may sell based on a "cut-back" formula to be adopted by our board. In the event of a "cut back," priority will be given to shares of the class then scheduled to be released. The guided selling process may take the form of an underwritten secondary offering, a private placement of shares to one or more purchasers, a repurchase of shares by us or a similar process selected by our board. If a holder of restricted shares elects not to include all of his or her shares of the class that is scheduled to expire in the related guided sale process, the shares that he or she does not elect to include will remain subject to transfer restrictions and may not be transferred, other than in a permitted transfer (as described above), until the expiration of the final transfer restriction period unless:

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  we elect not to guide the selling process applicable to the expiration of a later transfer restriction period;

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  we do not complete a guided sale process within the applicable time period; or

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  we do not sell in any subsequent guided selling process the number of shares of the class scheduled to be released that were requested to be included in the sale process.

        We may proceed with the sale of fewer than all of the shares that had been requested to be included in a guided sale process, including less than all of the shares of the class scheduled for release at the expiration of the related transfer restriction period. Additionally, there is no obligation on us to complete the selling process.

        However, if we sell less than all of the shares of the class scheduled to be released that a holder requested be sold in the related guided sale process, that holder will be able to sell, on the 61st day after the expiration of the related transfer restriction period (or the last day of the transfer restriction period, if it relates to the final transfer period), those shares that were not sold. In addition, on such date, any shares of any class that were scheduled for release at the expiration of an earlier transfer restriction period, but that remain subject to the transfer restrictions because a shareholder elected not to include them in the related guided sale process, will become freely transferable.

        Our certificate of incorporation requires that any guided selling process must be completed no later than 60 days after the expiration date of the related transfer restriction period. However, any guided selling process undertaken in conjunction with the final release date must be completed no later than the final expiration date (i.e., 540 days after the IPO). If the guided sale process is not completed within those time frames, any shares of the class that would have been released at the expiration of the related transfer restriction period, but for the guided sale process, will automatically convert into unrestricted Class A common stock on the 61st day after the expiration of the related transfer restriction period, except with respect to the last transfer restriction period, in which case the conversion will take place on the last day of the period. In addition, any shares of any class that remain subject to transfer restrictions because a shareholder elected not to include those shares in the guided sale process when those shares were scheduled to be released also will convert on that day.

        If we elect not to guide the sale process at the time of any scheduled release date for a class of stock, the shares of that class scheduled to be released will convert into unrestricted Class A common stock at the expiration of the applicable transfer restriction period. In addition, any shares of any class that remain subject to transfer restrictions because a shareholder elected not to include those shares in the guided sale process when those shares were scheduled to be released also will convert on that date.

  Class B Common Stock

        Shares of Class B common stock are also subject to transfer restrictions contained in our certificate of incorporation. These transfer restrictions prohibit the sale or transfer of any shares of our Class B common stock separate from the sale of the associated membership interest in our exchange. No membership in our exchange may be sold unless the purchaser also acquires the associated share of Class B common stock.

Indemnification of Directors and Executive Officers and Limitation of Liability

        Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

        As permitted by Delaware law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our shareholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or (4) for any transaction from which the director derived an improper personal benefit.

        As permitted by Delaware law, our certificate of incorporation and our bylaws provide that (1) we are permitted to indemnify our directors, officers and other employees to the fullest extent permitted by Delaware law; (2) we are permitted to advance expenses, as incurred, to our directors, officers and other employees in connection with defending a legal proceeding if we have received an undertaking by the person receiving such advance to repay all amounts advanced if it should be determined that he or she is not entitled to be indemnified by us; and (3) the rights conferred in the certificate of incorporation are not exclusive.

Other Certificate of Incorporation and Bylaw Provisions

        Our certificate of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

          Classified Board of Directors; Removal for Cause; Filling Vacancies.    Our certificate of incorporation provides for a board of directors divided into two classes, with one class to be elected each year to serve for a two-year term. The terms of the classes of directors will terminate on the date of the annual meetings of shareholders in April 2003 and 2004. As a result, two annual meetings of shareholders could be required for the shareholders to change a majority of the board. Directors elected by Class A and Class B shareholders may be removed for cause only by the affirmative vote of the holders of not less than two-thirds of the outstanding votes entitled to vote in the election of the director to be removed. Vacancies resulting from that removal or for any other reason shall be filled by the board of directors, but any Class B vacancies must be filled from the candidates who ran in the previous election for the directorship with the candidates being selected to fill the vacancy in the order of the aggregate number of votes received in the previous election. The classification of directors and the inability of shareholders to remove directors without cause and to fill vacancies on the board will make it more difficult to change the composition of the board, but will promote a continuity of existing management.

          Advance Notice Requirements.    Our bylaws establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of shareholders. These procedures provide that notice of shareholder proposals must be timely and given in writing to the Secretary of our company prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not fewer than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

          Special Meetings of Shareholders.    Our certificate of incorporation and bylaws deny shareholders the right to call a special meeting of shareholders. Our certificate of incorporation and bylaws provide that only the chairman of our board or a majority of the board of directors may call special meetings of the shareholders.

          No Written Consent of Shareholders.    Our certificate of incorporation requires all shareholder actions to be taken by a vote of the shareholders at an annual or special meeting, and does not permit the shareholders to act by written consent, without a meeting.

          Amendment of Bylaws and Certificate of Incorporation.    Our certificate of incorporation generally requires the approval of not less than two-thirds of the voting power of all outstanding shares of common stock entitled to vote to amend any bylaws by shareholder action or the certificate of incorporation provisions described in this section. Only our Class B shareholders may amend provisions of our certificate of incorporation relating to the Core Rights described above.

          Rights Plan Provisions.    Our certificate of incorporation authorizes our board of directors to create and issue rights entitling our shareholders to purchase shares of our stock or other securities. Those rights might be used to affect the ability of a third party to initiate a transaction designed to take over our company. Our board has adopted a plan creating these rights.

          From and after the effective date of the merger consummated to effect our reorganization, one right attached to each share of our common stock issued in the merger and, except in certain circumstances, will attach to each share issued after the merger. Each right entitles the registered holder to purchase from us a unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, at a purchase price of $105 per unit, subject to adjustment. The description and terms of the rights are set forth in the rights agreement, dated November 30, 2001, between us and Mellon Investor Services LLC, a national banking association, as rights agent.

          Initially, the rights attached to all our outstanding shares of common stock, and no separate rights certificates were distributed. The rights will separate from our common stock upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons, referred to as an acquiring person, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of either (a) our common stock or (b) our Class A common stock (this date is referred to as the stock acquisition date) or (ii) 10 business days following the commencement of a tender offer or exchange offer for our common stock that would result in a person or group becoming an acquiring person (the earlier of (i) and (ii) is referred to as the distribution date). Until the distribution date, (i) the rights will be evidenced by shares of our common stock and will be transferred with and only with our shares of common stock, (ii) shares of our common stock issued in the merger or new shares issued after the effective date of the merger will contain a notation incorporating the rights agreement by reference and (iii) the surrender for transfer of any of our outstanding shares of common stock will also constitute the transfer of the rights associated with the common stock.

          The rights are not exercisable until the distribution date and will expire at the close of business on December 3, 2011 unless earlier redeemed or exchanged by us as described below. At no time will the rights have any voting power.

          As soon as practicable after the distribution date, our rights agent will adjust the book-entry accounts of each holder of record of the common stock as of the close of business on the distribution date and, thereafter, the rights will be independently evidenced. Except as otherwise determined by the board of directors, only shares of common stock outstanding prior to the distribution date will be issued with rights.

          In the event that a person becomes an acquiring person (unless such acquisition is made pursuant to a tender or exchange offer for all of our outstanding shares, at a price and on terms determined by a majority of the independent directors who are not representatives, nominees, affiliates or associates of an acquiring person, with advice from one or more investment banking firms, determined to be fair to and otherwise in the best interests of our company and our shareholders, which is referred to as a qualifying offer), each holder of a right will thereafter have the right to receive, upon exercise, Class A common stock (or, in certain circumstances, cash, property or other securities of our company), having a value equal to two times the exercise price of the right. The exercise price is the purchase price times the number of shares of Class A common stock associated with each right (initially, one). Notwithstanding this, following the occurrence of any of the events set forth in this paragraph, referred to as the flip-in events, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be null and void. However, rights are not exercisable following the occurrence of any of the flip-in events set forth above until such time as the rights are no longer redeemable by us as set forth below.

          In the event that following the stock acquisition date, (i) we engage in a merger or business combination transaction in which we are not the surviving corporation, (ii) we engage in a merger or business combination transaction in which we are the surviving corporation and our common stock is changed or exchanged, or (iii) 50% or more of our assets or earning power is sold or transferred ((i), (ii) and (iii) are referred to as flip-over events), each holder of a right (except rights which have previously been voided as set described above) shall thereafter have the right to receive, upon exercise of the right, Class A common stock of the acquiring company having a value equal to two times the exercise price of the right. A flip-over event will not be deemed to have occurred if the transaction is consummated pursuant to a qualifying offer, the price offered in the transaction is not less than that paid in the tender or exchange offer and the type of consideration paid in the transaction is the same as in the tender or exchange offer.

          The purchase price payable, and the number of units of preferred stock or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock, (ii) if holders of the preferred stock are granted certain rights or warrants to subscribe for preferred stock or convertible securities at less than the current market price of the preferred stock, or (iii) upon the distribution to holders of the preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

          With certain exceptions, no adjustments in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the preferred stock on the last trading date prior to the date of exercise.

          At any time until 10 days following the stock acquisition date, we may redeem the rights in whole, but not in part, at a price of $.01 per right. Immediately upon the action of the board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.01 redemption price.

          Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of our company, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to us, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for Class A common stock (or other consideration) of our company as set forth above.

          Any of the provisions of the rights agreement may be amended by our board of directors prior to the distribution date. After the distribution date, the provisions of the rights agreement may be amended by the board of directors in order to cure any ambiguity, to correct or supplement any defective or inconsistent provision, to make changes which do not adversely affect the interests of holders of rights (excluding the interest of any acquiring person), or to shorten or lengthen any time period under the rights agreement; provided, however, among other things, that no amendment to adjust the time period governing redemption may be made when as the rights are not redeemable.

          The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire our company in certain circumstances. Accordingly, the existence of the rights may deter certain acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of the board of directors to negotiate with a potential acquiror on behalf of all of the shareholders.

Delaware Takeover Statute

        We are subject to Section 203 of the Delaware General Corporation Law. Subject to exceptions set forth in that section, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested shareholder for a period of three years following the time that such shareholder became an interested shareholder, unless:

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  prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

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  upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

Section 203 defines a business combination to include generally:

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  any merger or consolidation involving the corporation and the interested shareholder;

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  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested shareholder;

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  any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder except upon the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such composition, upon a merger of a parent and a subsidiary, or upon an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock;

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  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or

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  the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested shareholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent

        The Transfer Agent and Registrar for our Class A common stock is                                .

SHARES ELIGIBLE FOR FUTURE SALE

        Future sales of substantial amounts of our Class A common stock, including shares issued upon exercise of outstanding options, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

        Upon completion of this offering, we will have outstanding            shares of Class A common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% shareholders.

        Our currently issued and outstanding shares of Class A common stock are registered under the Securities Act but are subject to significant transfer restrictions. These transfer restrictions will gradually expire over an 18-month period following this offering and do not restrict the sale of shares of each series of Class A common stock together with a share of Class B common stock. For a more detailed discussion of these transfer restrictions, see the section of this prospectus entitled "Description of Capital Stock."

        We and our directors and officers have agreed not to offer or sell any shares of our Class A common stock, subject to exceptions, for a period of 180 days after the date of this prospectus, without the prior written consent of the representatives of the underwriters. For more information relating to these restrictions, please see the section of this prospectus entitled "Underwriters."

Rule 144

        In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

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  1% of the number of shares of common stock then outstanding, which will equal approximately                        shares immediately after this offering; or

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  the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

        Sales under Rule 144 also are subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation and notice provisions of Rule 144.

Rule 701

        Rule 701 permits resales of shares in reliance on Rule 144 but without compliance with specified restrictions of Rule 144. Any employee, officer or director of or consultant to the company who purchased his or her shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell those shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. SHAREHOLDERS

        The following is a general summary of some United States federal income and estate tax consequences expected to result under current law from the purchase, ownership and taxable disposition of shares of our Class A common stock by a Non-U.S. Shareholder, which for the purpose of this discussion is a person or entity who is not

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  an individual who is a citizen or resident of the United States;

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  a corporation or partnership created or organized under the laws of the United States or any state or political subdivision thereof;

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  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust that (i) is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary does not address all of the United States federal income tax and estate tax considerations that may be relevant to a Non-U.S. Shareholder in light of its particular circumstances or to Non-U.S. Shareholders that may be subject to special treatment under United States federal income tax laws. Furthermore, this summary does not discuss any aspects of state, local or foreign taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial opinions, published positions of the Internal Revenue Service and other applicable authorities, all of which are subject to change, possibly with retroactive effect. Each prospective purchaser of our Class A common stock is advised to consult its tax adviser with respect to the tax consequences of acquiring, holding and disposing of our Class A common stock.

Dividends

        If we pay a dividend, any dividend paid to a Non-U.S. Shareholder of our Class A common stock generally will be subject to withholding of United States federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) unless the dividend is effectively connected with the conduct of a trade or business of the Non-U.S. Shareholder within the United States, in which case the dividend will be taxed at ordinary United States federal income tax rates. If the Non-U.S. Shareholder is a corporation, such effectively connected income may also be subject to an additional "branch profits tax."

Sale or Disposition of Common Stock

        A Non-U.S. Shareholder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless (i) such gain is effectively connected with a United States trade or business of the Non-U.S. Shareholder, (ii) the Non-U.S. Shareholder is an individual who holds our Class A common stock as a capital asset and who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which such sale or disposition occurs and certain other conditions are met or (iii) the Non-U.S. Shareholder is subject to tax under the provisions of United States federal income tax law applicable to certain United States expatriates. In addition, if we are or have been a "United States real property holding corporation" for United States federal income tax purposes, a Non-U.S. Shareholder who is otherwise not subject to United States federal income tax on gain realized on a sale or other disposition of our Class A common stock would not be subject to such taxation, but only if our common stock continues to be "regularly traded on an established securities market" for United States federal income tax purposes and such Non-U.S. Shareholder does not own, directly or indirectly, at any time during the five-year period ending on the date of disposition or such shorter period the shares were held, more than 5% of the outstanding shares of our Class A common stock. We do not believe that we are or will become a United States real property holding corporation for United States federal income tax purposes.

Backup Withholding and Information Reporting

        Generally, dividends paid to Non-U.S. Shareholders that are subject to the 30% federal income tax withholding described above under "Dividends" are not subject to backup withholding. We must report annually to the Internal Revenue Service and to each Non-U.S. Shareholder the amount of dividends paid to such shareholder and the amount, if any, of tax withheld with respect to such dividends. This information may also be made available to the tax authorities in the Non-U.S. Shareholder's country of residence.

        The payment of the proceeds of the sale or other taxable disposition of our Class A common stock to or through the United States office of a broker is subject to information reporting and backup withholding unless the Non-U.S. Shareholder properly certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Generally, a Non-U.S. Shareholder will provide such certification on Internal Revenue Service Form W-8BEN. Information reporting requirements, but not backup withholding, will also generally apply to payments of the proceeds of a sale of our Class A common stock by foreign offices of United States brokers or foreign brokers with certain types of relationships to the United States unless the Non-U.S. Shareholder establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a shareholder may be refunded or credited against such shareholder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

Estate Tax

        An individual Non-U.S. Shareholder who owns shares of our Class A common stock at the time of his death or who made certain lifetime transfers of an interest in our Class A common stock will be required to include the value of such Class A common stock in his gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

UNDERWRITERS

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below for whom Morgan Stanley & Co. Incorporated, UBS Warburg LLC, Salomon Smith Barney Inc., J.P. Morgan Securities Inc. and William Blair & Company, L.L.C. are acting as representatives, have severally agreed to purchase and we and the selling shareholders have agreed to sell to them severally, the number of shares of our Class A common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
UBS Warburg LLC
Salomon Smith Barney Inc.
J.P. Morgan Securities Inc.
William Blair & Company, L.L.C.
Total

        The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and the selling shareholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our Class A common stock offered by this prospectus are subject to the approval of legal matters by their counsel and to some other conditions. The underwriters are obligated to take and pay for all of the shares of our Class A common stock offered by this prospectus, if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to securities dealers at a price that represents a concession not in excess of $                  a share under the public offering price. After the initial offering of the shares of our Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of            additional shares of our Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of our Class A common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to limited conditions, to purchase about the same percentage of the additional shares of our Class A common stock as the number listed opposite the underwriter's name in the preceding table bears to the total number of shares of our Class A common stock listed opposite the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would be $                  , the total underwriters' discounts and commissions would be $                  , the total proceeds to us would be $                  and the total proceeds to the selling shareholders would be $                  .

        The following table shows the per share and total underwriting discounts and commissions to be paid by us and the selling shareholders assuming no exercise and full exercise of the over-allotment option.

	Per Share		Total
Underwriting discounts and commissions to be paid by	No Exercise	Full Exercise	No Exercise	Full Exercise
Us	$	$	$	$
Selling shareholders	$	$	$	$

        We and our directors and officers have agreed, subject to certain exceptions, that, without the prior written consent of the representatives, we and they will not, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, our Class A common stock or any security convertible into or exercisable or exchangeable for our Class A common stock or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock,

whether any such transaction described above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise.

        The restrictions described in the previous paragraph do not apply to:

  •
  the sale of the shares of our Class A common stock to the underwriters;

  •
  the issuance of options under our stock option plans;

  •
  the issuance of shares in connection with any acquisitions, mergers or strategic investments that we enter into, subject to the requirement that parties receiving shares in such transactions agree to be bound by the same restrictions as those set forth in the previous paragraph for the remainder of the 180-day period; or

  •
  the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing.

        We have applied to have our Class A common stock approved for listing on the New York Stock Exchange under the trading symbol "CME." In order to meet one of the requirements for listing our Class A common stock on the New York Stock Exchange, the underwriters have undertaken to sell a sufficient number of lots of 100 or more shares so that there are a minimum of 2,000 beneficial holders of such lots.

        In order to facilitate the offering of our Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position in our Class A common stock for their own account. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are convinced that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, in order to cover any over-allotments or to stabilize the price of our Class A common stock, the underwriters may bid for, and purchase, shares of our Class A common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing our Class A common stock in this offering, if the syndicate repurchases previously distributed shares of our Class A common stock to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of our Class A common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        From time to time, some of the underwriters and their affiliates have provided, and may continue to provide, investment banking and general financing and banking services to us and our affiliates, including advice in connection with our demutualization and rights plan, for which they have in the past received, and may in the future receive, customary fees. Some of the underwriters or their affiliates also own memberships on our exchange and, as part of their exchange membership, own shares of our Class A and Class B common stock in amounts that do not exceed, individually, 5% of the outstanding shares of such common stock.

        We, the selling shareholders and the underwriters, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Directed Share Program

        At our request, the underwriters have reserved for sale, at the initial offering price, up to                        shares of our Class A common stock for our directors, employees and shareholders. The number of shares of our Class A common stock available for sale to the general public will be reduced to the extent our directors, employees and shareholders purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

Pricing of the Offering

        Prior to this offering, there has been no organized public market for our Class A common stock. The initial public offering price will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price will be our future prospects and those of our industry in general, our sales, operating income and other financial and operating information in recent periods, and the price-earnings ratios, price-revenues ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

LEGAL MATTERS

        The validity of the shares of our Class A common stock offered by this prospectus will be passed upon for Chicago Mercantile Exchange Holdings Inc. by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois, and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

EXPERTS

        The consolidated financial statements of CME Holdings and its subsidiaries at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of our Class A common stock being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the Class A common stock offered by this prospectus, you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Prior to our reorganization, CME filed reports and other information with the SEC. You may read and copy the registration statement, the related exhibits, reports and other information that we and CME have filed or will file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. That site is www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: Shareholder Relations and Membership Services, Chicago Mercantile Exchange Holdings Inc., 30 South Wacker Drive, Chicago, Illinois 60606, Attention: Ms. Ann M. Cresce, Corporate Secretary and Director, Shareholder Relations and Membership Services, (312) 930-3488. Upon our listing with the New York Stock Exchange, reports, proxy and information statements and other information about us may be inspected at the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

INDEX TO FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
REPORT OF INDEPENDENT AUDITORS	F-2
CONSOLIDATED BALANCE SHEETS	F-3
CONSOLIDATED STATEMENTS OF INCOME	F-4
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY	F-5
CONSOLIDATED STATEMENTS OF CASH FLOWS	F-6
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS	F-7
UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS:
UNAUDITED INTERIM CONSOLIDATED BALANCE SHEET	F-30
UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF INCOME	F-31
UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY	F-32
UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS	F-33
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS	F-34

 REPORT OF INDEPENDENT AUDITORS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.:

        We have audited the accompanying consolidated balance sheets of Chicago Mercantile Exchange Holdings Inc. (a Delaware corporation) and subsidiaries (the Company), as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedules listed in the index at Item 16(b). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chicago Mercantile Exchange Holdings Inc. and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                      /s/  ERNST & YOUNG LLP

Chicago, Illinois
August 30, 2002

CHICAGO MERCANTILE EXCHANGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	At December 31,
	2001	2000
ASSETS
Current Assets:
Cash and cash equivalents	$69,101	$30,655
Proceeds from securities lending activities	882,555	—
Marketable securities	91,570	44,326
Accounts receivable, net of allowance of $962 and $1,700	40,986	28,526
Other current assets	6,671	7,877
Cash performance bonds and security deposits	855,227	156,048

Total current assets	1,946,110	267,432
Property, net of accumulated depreciation and amortization	100,991	102,626
Other assets	21,780	11,386

TOTAL ASSETS	$2,068,881	$381,444

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$23,834	$11,897
Payable under securities lending agreements	882,555	—
Other current liabilities	40,229	30,349
Cash performance bonds and security deposits	855,227	156,048

Total current liabilities	1,801,845	198,294
Long-term debt	6,650	6,063
Other liabilities	10,017	13,416

Total liabilities	1,818,512	217,773

Shareholders' Equity:
Preferred stock, $0.01 par value, 9,860,000 shares authorized, none issued and outstanding	—	—
Series A junior participating preferred stock, $0.01 par value, 140,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.01 par value, 138,000,000 shares authorized, 28,771,562 shares issued and outstanding	288	288
Class B common stock, $0.01 par value, 3,138 shares authorized, issued and outstanding	—	—
Additional paid-in capital	63,451	43,882
Unearned restricted stock compensation	(1,461)	—
Retained earnings	187,814	119,512
Accumulated net unrealized gains (losses) on securities	277	(11)

Total shareholders' equity	250,369	163,671

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,068,881	$381,444

See accompanying notes to audited consolidated financial statements.

CHICAGO MERCANTILE EXCHANGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Year Ended December 31,
	2001	2000	1999
REVENUES
Clearing and transaction fees	$292,459	$156,649	$140,305
Quotation data fees	48,250	36,285	43,005
GLOBEX access fees	11,987	3,971	1,899
Communication fees	9,330	9,391	8,165
Investment income	8,956	9,736	9,091
Securities lending interest income	10,744	—	—
Other	14,904	10,520	8,137

TOTAL REVENUES	396,630	226,552	210,602
Securities lending interest expense	(9,477)	—	—

NET REVENUES	387,153	226,552	210,602

EXPENSES
Salaries and benefits	105,227	94,067	80,957
Stock-based compensation	17,639	1,032	—
Occupancy	20,420	19,629	17,773
Professional fees, outside services and licenses	27,289	23,131	28,319
Communications and computer and software maintenance	43,598	41,920	28,443
Depreciation and amortization	37,639	33,489	25,274
Public relations and promotion	6,326	5,219	7,702
Other	14,650	16,148	15,490

TOTAL EXPENSES	272,788	234,635	203,958

Income (loss) before limited partners' interest in PMT and income taxes	114,365	(8,083)	6,644
Limited partners' interest in earnings of PMT	—	(1,165)	(2,126)
Income tax (provision) benefit	(46,063)	3,339	(1,855)

NET INCOME (LOSS)	$68,302	$(5,909)	$2,663

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$2.37	$(0.21)	$0.09
Diluted	$2.33	—	$0.09
Weighted average number of common shares outstanding:
Basic	28,774,700	28,774,700	28,774,700
Diluted	29,330,320	—	28,774,700

See accompanying notes to audited consolidated financial statements.

CHICAGO MERCANTILE EXCHANGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(in thousands, except share and per share data)

			Common Stock and Additional Paid-In Capital
						Accumulated Net Unrealized Securities Gains (Losses)
	Class A Common Stock	Class B Common Stock
				Unearned Restricted Stock Compensation
					Retained Earnings		Total Shareholders' Equity
	Shares	Shares	Amount
BALANCE, DECEMBER 31, 1998	—	—	$43,605	$—	$122,758	$534	$166,897
Comprehensive income:
Net income					2,663		2,663
Change in net unrealized loss on securities, net of tax benefit of $597						(897)	(897)

Total comprehensive income							1,766

BALANCE, DECEMBER 31, 1999	—	—	$43,605	$—	$125,421	$(363)	$168,663
Comprehensive income:
Net loss					(5,909)		(5,909)
Change in net unrealized gain on securities, net of tax of $234						352	352

Total comprehensive income							(5,557)
Stock-based compensation			565				565
Issuance of Class A common stock	28,771,562
Issuance of Class B common stock		3,138

BALANCE DECEMBER 31, 2000	28,771,562	3,138	$44,170	$—	$119,512	$(11)	$163,671
Comprehensive income:
Net income					68,302		68,302
Change in net unrealized gain on securities, net of tax of $192						288	288

Total comprehensive income							68,590
Stock-based compensation			17,134				17,134
Grant of 117,000 shares of restricted Class A common stock			2,435	(2,435)			0
Amortization of unearned restricted Class A common stock				974			974

BALANCE, DECEMBER 31, 2001	28,771,562	3,138	$63,739	$(1,461)	$187,814	$277	$250,369

See accompanying notes to audited consolidated financial statements.

CHICAGO MERCANTILE EXCHANGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2001	2000	1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$68,302	$(5,909)	$2,663
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on investment in joint venture	281	—	—
Limited partners' interest in earnings of PMT	—	1,165	2,126
Deferred income tax provision (benefit)	(8,878)	811	5,087
Stock-based compensation	17,639	1,032	—
Depreciation and amortization	37,639	33,489	25,274
Loss (gain) on sale of marketable securities	(226)	14	(135)
Loss on disposal of fixed assets	—	—	7
Write-off of internally developed software	262	2,739	—
Increase (decrease) in allowance for doubtful accounts	(738)	1,350	215
Decrease (increase) in accounts receivable	(11,722)	(8,307)	3,468
Decrease (increase) in other current assets	1,206	1,416	(3,227)
Decrease (increase) in other assets	(415)	859	(1,563)
Increase (decrease) in accounts payable	11,937	(3,821)	(3,983)
Increase (decrease) in other current liabilities	8,213	7,120	(931)
Increase (decrease) in other liabilities	(2,931)	1,011	2,160

NET CASH PROVIDED BY OPERATING ACTIVITIES	120,569	32,969	31,161

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, net	(30,367)	(25,171)	(55,295)
Capital contributions to joint venture	(1,316)	—	—
Purchases of marketable securities	(94,008)	(43,116)	(41,938)
Proceeds from sales and maturities of marketable securities	47,470	59,518	68,144
Purchase of limited partners' interest in PMT	—	(4,183)	—

NET CASH USED IN INVESTING ACTIVITIES	(78,221)	(12,952)	(29,089)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt	(3,902)	(3,611)	(2,664)

NET CASH USED IN FINANCING ACTIVITIES	(3,902)	(3,611)	(2,664)

Net increase (decrease) in cash and cash equivalents	38,446	16,406	(592)
Cash and cash equivalents, beginning of year	30,655	14,249	14,841

CASH AND CASH EQUIVALENTS, END OF YEAR	$69,101	$30,655	$14,249

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$627	$892	$705

Income taxes paid (refunded)	49,062	(5,471)	(265)

Capital leases—asset additions and related obligations	6,156	1,907	7,940

See accompanying notes to audited consolidated financial statements.

CHICAGO MERCANTILE EXCHANGE HOLDINGS INC. AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.    Basis of Presentation and Description of Business

        Chicago Mercantile Exchange Holdings Inc. (CME Holdings) is a Delaware stock corporation organized in August 2001 to be the holding company for Chicago Mercantile Exchange Inc. and its subsidiaries (CME or the exchange). CME became a wholly owned subsidiary of CME Holdings through a merger of a subsidiary of CME Holdings with and into CME that was completed on December 3, 2001. At that time, existing shareholders received stock in CME Holdings for stock in CME (note 14). The consolidated financial statements include Chicago Mercantile Exchange Inc. and its controlled subsidiaries, which include P-M-T Limited Partnership (PMT) and GFX Corporation (GFX) as well as the holding company, CME Holdings (collectively, the company). All intercompany transactions have been eliminated in consolidation.

        The merger of CME into CME Holdings was accounted for as a pooling of interests because of the common owners before and after the transaction. These financial statements have been prepared as if the current holding company structure had been in place for all periods presented. CME Holdings has no assets or liabilities, other than its investment in CME.

        CME is a designated contract market for the trading of futures and options on futures contracts. Trades are executed through open outcry, an electronic trading platform and privately negotiated transactions. Through its in-house Clearing House Division, CME clears, settles, nets and guarantees performance of all matched transactions in its products.

        CME resulted from the completion of a demutualization process whereby Chicago Mercantile Exchange, an Illinois not-for-profit membership organization, became a Delaware for-profit stock corporation. The transaction resulted in the conversion of membership interests in the Illinois corporation into stock ownership in the Delaware corporation and was completed on November 13, 2000. When the membership of the exchange approved the demutualization process, the holders of the units of PMT also approved the cash purchase of the assets and business of PMT by the exchange (note 16).

        In the ordinary course of business, a significant portion of accounts receivable and revenues are from the shareholders of CME Holdings.

2.    Summary of Significant Accounting Policies

        Cash and Cash Equivalents.    Cash equivalents consist of highly liquid investments with maturities of three months or less when purchased.

        Marketable Securities.    Marketable securities generally have been classified as available for sale and are carried at fair value based on quoted market prices, with net unrealized gains and losses reported net of tax as a component of shareholders' equity. Interest on marketable securities is recognized as income when earned and includes accreted discount less amortized premium. Realized gains and losses are calculated using specific identification.

        Additional securities held in connection with non-qualified deferred compensation plans have been classified as trading securities. These securities are included in other assets in the accompanying consolidated balance sheets at fair value, and net unrealized gains and losses are reflected in investment income.

        Fair Value of Financial Instruments.    Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the fair value of financial instruments. The carrying values of financial instruments included in assets and liabilities in the accompanying consolidated balance sheets are reasonable estimates of their fair values.

        Performance Bonds and Security Deposits.    Performance bonds and security deposits held by the exchange for clearing firms may be in the form of cash or securities. Cash performance bonds and security deposits are reflected in the accompanying consolidated balance sheets. Cash received may be invested, and any interest received accrues to the exchange. These investments are overnight transactions in U.S. Government securities acquired through and held by a broker-dealer of a subsidiary of a bank.

        Securities deposited by clearing firms consist primarily of short-term U.S. Treasury securities and are not reflected in the accompanying consolidated balance sheets. These securities are held in safekeeping, although a portion of the clearing firms' proprietary performance bond deposits may be utilized in securities lending transactions. Interest and gain or loss on securities deposited to satisfy performance bond and security deposit requirements accrues to the clearing firm.

        Property.    Property is stated at cost less accumulated depreciation and amortization. Depreciation on furniture, fixtures and equipment is provided on the straight-line method over the estimated useful lives of the assets, generally three to seven years. In 2000, the company reduced the depreciable lives of newly purchased equipment from five years to four years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining term of the applicable leases. Maintenance and repair items as well as certain minor purchases are charged to expense as incurred. Renewals and betterments are capitalized.

        Software.    The company adopted the American Institute of Certified Public Accountants Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1) on January 1, 1999, and accordingly, began capitalizing certain costs of developing internal use software that otherwise would have been expensed under its previous accounting policy. Capitalized costs generally are amortized over three years, commencing with the completion of the project. In 2000, the depreciable life for newly purchased software was reduced from five years to four years.

        Impairment of Assets.    The company reviews its long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

        Revenue Recognition.    The Securities and Exchange Commission has issued Staff Accounting Bulletin No. 101 on revenue recognition. The company's revenue recognition policies comply with the requirements of that Bulletin.

        Clearing and Transaction Fees.    Clearing and transaction fees include per contract charges for trade execution, clearing and GLOBEX fees. Fees are charged at various rates based on the product traded, the method of trade and the exchange trading privileges of the customer making the trade. Clearing and transaction fees are recognized as revenue when a buy and sell order are matched and the trade is cleared. Therefore, cancelled buy and sell orders have no impact on revenue recognition. On occasion, the customer's exchange trading privileges may not be properly entered by the clearing firm and incorrect fees are charged for the transactions in the affected accounts. When this information is corrected within the time period allowed by the exchange, a fee adjustment is provided to the clearing firm. An accrual is established for estimated fee adjustments to reflect corrections to customer exchange trading privileges. The accrual is based on the historical pattern of adjustments processed. CME believes the allowances are adequate to cover potential adjustments. Exposure to losses on receivables for clearing and transaction fees is principally dependent on each clearing firm's financial condition as Class B shares collateralize fees owed to the exchange. The exchange retains the right to liquidate a Class B share to satisfy its receivable.

        Quotation Data Fees.    Quotation data fees represent revenue received for the dissemination of market information. Revenues are accrued each month based on the number of subscribers reported by vendors. CME conducts periodic audits of the information provided. An allowance is established to cover uncollectible receivables from the market data vendors.

        GLOBEX Access Fees.    GLOBEX access fees represent fees for connections to the electronic trading platform and include line charges, license fees for GLOBEX software and hardware rental charges. The fees vary depending on the type of connection provided. An additional installation fee may be charged depending on the type of service requested and a disconnection fee may also be charged if certain conditions are met. Revenue is recognized monthly as the service is provided. An allowance is established to cover uncollectible receivables relating to GLOBEX access fees.

        Communication Fees.    Communication fees consist of equipment rental and usage charges to members and firms that utilize the various telecommunications networks and services in the Chicago facility. Revenue is billed and recognized on a monthly basis.

        Stock-Based Compensation.    As permitted by SFAS No. 123, "Accounting for Stock Based Compensation," the company accounts for its stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As required, pro forma disclosure of net income (loss) under SFAS No. 123 is presented. The company has elected to recognize expense relating to stock-based compensation on an accelerated basis. As a result, the expense associated with each vesting date within a stock grant is recognized over the period of time that each portion of the grant vests.

        Marketing Costs.    Marketing costs are incurred for production and communication of advertising as well as other marketing activities. These costs are expensed when incurred.

        Income Taxes.    Deferred income taxes are determined in accordance with SFAS No. 109, "Accounting for Income Taxes," and arise from temporary differences between amounts reported for income tax and financial statement purposes. A valuation allowance is recognized if it is anticipated that some or all of a deferred tax asset may not be realized.

        Use of Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities at the date of the financial statements, as well as the amounts of revenues and expenses reported during the period, and to disclose contingent assets and liabilities as of the date of the financial statements. Actual results could differ from those estimates.

        Reclassifications.    Certain reclassifications have been made to the consolidated financial statements to provide consistent presentation for all periods presented.

3.    Securities Lending

        Securities lending transactions utilize a portion of the securities that clearing firms have deposited to satisfy their proprietary performance bond requirements. Under this securities lending program, CME lends a security to a third party and receives collateral in the form of cash. The majority of the cash is then invested on an overnight basis to generate interest income. The related interest expense represents payment to the borrower of the security for the cash collateral retained during the duration of the lending transaction. Securities on loan are marked to market daily and compared to collateral received. At December 31, 2001, the fair value of securities on loan was $882.6 million. The average daily amount of securities on loan from commencement of the program on June 18, 2001 to December 31, 2001 was $632.6 million.

        The securities lending activity utilized some of the securities deposited by one clearing firm, which is a subsidiary of the bank used for executing this securities lending program. Proceeds from securities lending at December 31, 2001 were invested in a money market mutual fund administered by a subsidiary of this same bank or held in the form of cash.

4.    Marketable Securities

        Marketable securities included in current assets have been classified as available for sale. The amortized cost and fair value of these securities at December 31, 2001 and 2000, were as follows:

	2001		2000
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in thousands)
U.S. Treasury	$—	$—	$109	$109
U.S. Government agency	26,507	26,818	13,284	13,286
State and municipal	57,231	57,390	30,952	30,931
Corporate debt	7,371	7,362	—	—

TOTAL	$91,109	$91,570	$44,345	$44,326

        Net unrealized gains (losses) on marketable securities classified as available for sale are reported as a component of comprehensive income and included in the accompanying consolidated statements of shareholders' equity. The amortized cost and fair value of these marketable securities at December 31, 2001, by contractual maturity, were as follows:

	Amortized Cost	Fair Value
	(in thousands)
Maturity of one year or less	$7,414	$7,432
Maturity between one and five years	75,822	76,265
Maturity greater than five years	7,873	7,873

TOTAL	$91,109	$91,570

5.    Other Current Assets

        Other current assets consisted of the following at December 31:

	2001	2000
	(in thousands)
Refundable income taxes	$1,215	$4,568
Prepaid expenses	3,226	1,806
Accrued interest receivable	1,637	1,503
Other	593	—

TOTAL	$6,671	$7,877

6.    Performance Bonds and Security Deposits

        The exchange is a designated contract market for futures and options on futures, and clears and guarantees the settlement of all contracts traded in its markets. In its guarantor role, the exchange has precisely equal and offsetting claims to and from clearing firms on opposite sides of each contract. CME bears counterparty credit risk in the event that future market movements create conditions that could lead to clearing firms failing to meet their obligations to the exchange. CME reduces its exposure through a risk management program that includes rigorous initial and ongoing financial standards for designation as a clearing firm, initial and maintenance performance bond requirements and mandatory security deposits. Each clearing firm is required to deposit and maintain specified margin in the form of cash, U.S. Government securities, bank letters of credit or other approved investments. All obligations and non-cash margin deposits are marked to market on a daily basis, and haircuts are applied for margin and risk management purposes. Cash performance bonds and security deposits are included in the consolidated balance sheets and may fluctuate due to the investment choices available to clearing firms and the change in the amount of deposits required. As a result, these assets may vary significantly over time.

        The exchange maintains a line of credit with a consortium of banks to provide liquidity and capacity to pay settlement variation to all clearing firms, even if a clearing firm may have failed to meet its financial obligations to CME, or in the event of a temporary disruption with the domestic payments system that would delay payment of settlement variation between the exchange and its clearing firms. Prior to October 19, 2001, the line of credit was in the amount of $350.0 million and was unsecured. On October 19, 2001, the time of the annual renewal, the facility was increased to $500.0 million and it became a secured line of credit (note 17).

        Clearing firms, at their option, may instruct CME to invest cash on deposit for performance bond purposes in a portfolio of securities that is part of the Interest Earning Facility (IEF) program. The first IEF was organized in 1997 as two limited liability companies. Interest earned, net of expenses, is passed on to participating clearing firms. The principal of the first IEF totaled $739.5 million at December 31, 2001 and is guaranteed by the exchange. The investment portfolio of these facilities is managed by two of the exchange's approved settlement banks, and eligible investments include U.S. Treasury bills and notes, U.S. Treasury strips and reverse repurchase agreements. The maximum average portfolio maturity is 90 days, and the maximum maturity for an individual security is 13 months. Management believes that the market risk exposure relating to its guarantee is not material to the consolidated financial statements taken as a whole. In 2001, IEF2 was organized. IEF2 offers clearing firms the opportunity to invest cash performance bonds in shares of CME-approved money market mutual funds. Dividends earned on these shares, net of fees, are solely for the account of the clearing firm on whose behalf the shares were purchased. The principal of IEF2 funds is not guaranteed by the exchange. The total principal in all IEF programs was approximately $8.3 billion and $1.8 billion at December 31, 2001 and 2000, respectively. The exchange earned fees under the IEF program in the amount of $3,289,000, $946,000 and $932,000 during 2001, 2000 and 1999, respectively. These fees are included as other revenue.

        Under an agreement between CME and the Board of Trade Clearing Corporation (BOTCC), firms that are clearing members of both CME and BOTCC may place required performance bonds in one common bank account and designate the portion allocable to each clearing organization. CME and Options Clearing Corporation (OCC) have a cross-margin arrangement, whereby a common clearing firm may maintain a cross-margin account in which the clearing firm's positions in certain CME futures and options on futures are combined with certain positions cleared by OCC for purposes of calculating performance bond requirements. The performance bond deposits are held jointly by CME and OCC. In addition, a cross-margin agreement with the London Clearing House (LCH) became effective in March 2000, whereby offsetting positions with CME and LCH are subject to reduced margin requirements.

        Each clearing firm also is required to deposit and maintain specified security deposits in the form of cash or approved securities. In the event that performance bonds and security deposits of a defaulting clearing firm are inadequate to fulfill that clearing firm's outstanding financial obligation, the entire security deposit fund is available to cover potential losses after first utilizing operating funds of the exchange in excess of amounts needed for normal operations (surplus funds). Clearing firm security deposits received in the form of U.S. Treasury or agency securities, or in money market funds purchased through IEF2, are used to collateralize the secured line of credit.

        The exchange is required under the Commodity Exchange Act to segregate cash and securities deposited by clearing firms on behalf of their customers. In addition, exchange rules require a segregation of all funds deposited by clearing firms from exchange operating funds.

        Cash and securities held as performance bonds and security deposits at December 31 were as follows:

	2001		2000
	Cash	Securities and IEF Funds	Cash	Securities and IEF Funds
	(in thousands)
Performance bonds	$848,391	$27,208,994	$150,051	$25,271,341
Security deposits	6,836	694,323	5,997	398,786
Cross-margin securities, held jointly with OCC	—	422,996	—	1,012,515

TOTAL	$855,227	$28,326,313	$156,048	$26,682,642

        With the exception of amounts jointly held with OCC under cross-margin agreements, these performance bonds are available to meet only the financial obligations of that clearing firm to the exchange.

        In addition to cash and securities, irrevocable letters of credit may be used as performance bond deposits. At December 31, these letters of credit, which are not included in the accompanying consolidated balance sheets, were as follows:

	2001	2000
	(in thousands)
Performance bonds	$908,250	$1,335,000
Cross-margin accounts	144,000	151,700

TOTAL LETTERS OF CREDIT	$1,052,250	$1,486,700

7.    Property

        A summary of the property accounts as of December 31 is presented below:

	2001	2000
	(in thousands)
Furniture, fixtures and equipment	$157,997	$148,846
Leasehold improvements	90,174	88,530
Software and software development costs	49,691	35,888

Total property	297,862	273,264
Less accumulated depreciation and amortization	(196,871)	(170,638)

PROPERTY, net	$100,991	$102,626

        Included in property are assets that were acquired through capital leases in the amount of $22.1 million and $16.0 million (net of accumulated amortization of $8.9 million and $4.9 million) at December 31, 2001 and 2000, respectively. Depreciation for these assets is included in depreciation and amortization expense.

8.    Other Assets

        Other assets consisted of the following at December 31:

	2001	2000
	(in thousands)
Deferred compensation assets	$6,574	$5,910
Net deferred tax asset	13,509	4,823
Investment in OneChicago, LLC	1,035	—
Other	662	653

TOTAL	$21,780	$11,386

        On August 28, 2001, CME entered into a joint venture, OneChicago, LLC, with the Chicago Board Options Exchange and the Chicago Board of Trade (CBOT) to trade single stock futures and futures on narrow-based stock indexes. As of December 31, 2001, CME owns a 42% interest in the joint venture, and the investment is reflected in the consolidated financial statements using the equity method of accounting. The investment balance at December 31, 2001 represents CME's initial capital contribution of $1.3 million reduced by its proportionate share of the joint venture's net loss for the period from August 28, 2001 to December 31, 2001. The net loss is included in other revenue. The maximum total capital contributions CME is obligated to fund by the operating agreement, without dilution of its ownership interest, are approximately $4.4 million and may be requested periodically at the discretion of the joint venture.

        Deferred compensation assets consist primarily of trading securities held in connection with a non-qualified deferred compensation plan. The net unrealized gains (losses) relating to the non-qualified deferred compensation plans' trading securities are included in investment income and totaled $(304,000), $(723,000) and $469,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

9.    Income Taxes

        The provision (benefit) for income taxes is composed of the following:

	2001	2000	1999
	(in thousands)
Current:
Federal	$45,031	$(3,544)	$(2,721)
State	9,910	(606)	(511)

Total	54,941	(4,150)	(3,232)

Deferred:
Federal	(7,316)	784	4,166
State	(1,562)	27	921

Total	(8,878)	811	5,087

TOTAL PROVISION (BENEFIT) FOR INCOME TAXES	$46,063	$(3,339)	$1,855

        Reconciliation of the statutory U.S. federal income tax rate to the effective tax rate is as follows:

	2001	2000	1999
Statutory U.S. federal tax rate	35.0%	(35.0)%	35.0%
State taxes, net of federal benefit	4.7	(3.8)	5.9
Tax-exempt interest income	(0.6)	(5.3)	(15.0)
Nondeductible expenses	0.7	12.1	21.1
Other, net	0.5	(4.1)	(5.9)

EFFECTIVE TAX RATE—PROVISION (BENEFIT)	40.3%	(36.1)%	41.1%

        At December 31, the components of deferred tax assets (liabilities) were as follows:

	2001	2000
	(in thousands)
Deferred Tax Assets:
Depreciation and amortization	$7,730	$5,724
Deferred compensation	2,678	2,331
Accrued expenses	1,755	3,622
Stock-based compensation	7,407	410
Other	218	—
Net unrealized losses on securities	—	7

Subtotal	19,788	12,094
Valuation allowance	—	—

Deferred Tax Assets	19,788	12,094

Deferred Tax Liabilities:
Software development costs	(5,664)	(6,593)
Net unrealized gains on securities	(184)	—
Other	(431)	(678)

Deferred Tax Liabilities	(6,279)	(7,271)

NET DEFERRED TAX ASSET	$13,509	$4,823

10.    Other Current Liabilities

        Other current liabilities consisted of the following at December 31:

	2001	2000
	(in thousands)
Accrued salaries and benefits	$23,331	$16,550
Accrued fee adjustments	2,241	5,215
Current portion of long-term debt	5,294	3,627
Accrued operating expenses	4,413	2,526
Accrued federal and state income taxes	4,943	—
Other	7	2,431

TOTAL	$40,229	$30,349

11.    Commitments

        The exchange has commitments under operating and capital leases for certain facilities and equipment that are accounted for in accordance with SFAS No. 13, "Accounting for Leases." Lease commitments for office space at the main location in Chicago expire in the year 2003, with annual minimum rentals of approximately $7.9 million. The exchange leases trading facilities from the Chicago Mercantile Exchange Trust through October 2005, with annual minimum rentals of approximately $1.3 million, and has an option to extend the term of the lease through October 2026 with three successive seven-year extensions. Minimum annual rent for these extensions begins at $738,000 for the period from November 2005 through October 2012 and declines to $202,000 for the last extension from November 2019 through October 2026. Additional rental expense is incurred in connection with the trading facilities based on annual trading volume. This expense totaled $1,016,000, $560,000 and $565,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Leases for other locations where the exchange maintains offices expire at various times through the year 2012 with annual minimum rentals that will not exceed $772,000 in any year. Total rental expense was approximately $18.5 million in 2001, $17.4 million in 2000 and $15.1 million in 1999.

        Future obligations under commitments in effect at December 31, 2001, including the minimum for operating leases, were as follows:

	Capitalized Leases	Operating Leases
	(in thousands)
2002	$5,907	$10,772
2003	4,782	9,873
2004	2,206	2,245
2005	—	1,712
2006	—	621
Thereafter	—	3,906

Total minimum payments	12,895	29,129
Less sublease commitments	—	(531)
Less amount representing interest	(950)	—

TOTAL	$11,945	$28,598

12.    Long-Term Debt

        Long-term debt consists of the long-term portion of capitalized lease obligations.

13.    Employee Benefit Plans

        Pension Plan.    The exchange maintains a noncontributory defined benefit cash balance pension plan for eligible employees. Employees who have completed a continuous twelve-month period of employment and have reached the age of 21 are eligible to participate. The plan provides for an age-based contribution to the cash balance account and includes salary and cash bonuses in the definition of earnings. Participant cash balance accounts receive an interest credit equal to the greater of the one-year U.S. Treasury bill rate or 4%. Participants become vested in their accounts after five years. The exchange's policy is to currently fund required pension costs by the due dates specified under the Employee Retirement Income Security Act.

        A reconciliation of beginning and ending balances of the benefit obligation and fair value of plan assets, the funded status of the plan, certain actuarial assumptions and the components of pension cost are indicated below:

	2001	2000
	(in thousands)
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year	$16,101	$13,468
Service cost	2,483	2,235
Interest cost	1,393	1,207
Actuarial loss	1,080	748
Benefits paid	(1,491)	(1,557)

BENEFIT OBLIGATION AT END OF YEAR	$19,566	$16,101

CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year	$13,968	$15,168
Actual return on plan assets	(708)	357
Employer contribution	6,129	—
Benefits paid	(1,491)	(1,557)

FAIR VALUE OF PLAN ASSETS AT END OF YEAR	$17,898	$13,968

FUNDED STATUS AT DECEMBER 31:
Plan assets less than benefit obligation	$(1,668)	$(2,133)
Unrecognized transition asset	(187)	(261)
Unrecognized prior service cost (credit)	(125)	(176)
Unrecognized net actuarial loss (gain)	1,265	(1,674)

ACCRUED BENEFIT COST	$(715)	$(4,244)

	2001	2000	1999
ACTUARIAL ASSUMPTIONS AS OF DECEMBER 31:
Discount rate	7.25%	7.50%	7.75%
Rate of compensation increase	5.00%	5.00%	5.00%
Expected return on plan assets	9.00%	8.00%	8.00%
COMPONENTS OF PENSION COST:
Service cost	$2,483	$2,235	$2,052
Interest cost	1,393	1,207	988
Expected return on plan assets	(1,145)	(1,017)	(925)
Amortization of prior service cost	(51)	(51)	(51)
Amortization of transition asset	(74)	(74)	(74)

NET PENSION COST	$2,606	$2,300	$1,990

        Savings Plan.    The exchange maintains a savings plan pursuant to Section 401(k) of the Internal Revenue Code, whereby all employees are participants and have the option to contribute to this plan. The exchange matches employee contributions up to 3% of the employee's base salary and makes an additional discretionary contribution of up to 2% of salary. Prior to 2001, this additional contribution was based on increases in annual trading volume. Total expense for the savings plan amounted to $2.6 million, $2.1 million and $1.3 million in 2001, 2000 and 1999, respectively.

        Non-Qualified Plans.    The following non-qualified plans, under which participants may make assumed investment choices with respect to amounts contributed on their behalf, are maintained by the exchange. Although not required to do so, the exchange invests such contributions in assets which mirror the assumed investment choices. The balances in these plans are subject to the claims of general creditors of the exchange, and totaled approximately $6.6 million and $5.9 million at December 31, 2001 and 2000, respectively.

    Supplemental Plan—The exchange maintains a non-qualified supplemental plan to provide benefits for certain officers who have been impacted by statutory limits under the provisions of the qualified pension and savings plans. Total expense for the supplemental plan was $333,000, $267,000 and $319,000 in 2001, 2000 and 1999, respectively.

    Deferred Compensation Plan—A deferred compensation plan is maintained by the exchange, under which eligible officers and members of the Board of Directors may contribute a percentage of their compensation and defer income taxes thereon until the time of distribution.

    Supplemental Executive Retirement Plan—The exchange maintains a non-qualified defined contribution plan for senior officers. Under this plan, the exchange makes an annual contribution of 8% of salary and bonus for eligible employees. Contributions made after 1996 are subject to a vesting schedule, under which each annual contribution begins to vest after three years and is fully vested after five years. Unvested contributions are returned to the exchange if a participant leaves the employment of the exchange. Total expense for the plan, net of any forfeitures, was $545,000, $42,000 and $461,000 in 2001, 2000 and 1999, respectively.

14.    Capital Stock

        On November 7, 2001, a special meeting of the shareholders of Chicago Mercantile Exchange Inc. was held. At that time, the shareholders approved the reorganization of CME into a holding company structure. The reorganization was accomplished through a merger of CME into a subsidiary of a newly formed holding company, CME Holdings. The merger was completed on December 3, 2001. As a result, CME became a wholly owned subsidiary of CME Holdings, and CME shareholders became shareholders of CME Holdings.

        In the merger, shares of Class A common stock of CME were converted into four classes of Class A common stock of CME Holdings, with each class representing approximately 25% of the previously issued number of shares of Class A common stock of CME. In addition, each outstanding share of Class B common stock of CME was converted into two pieces: (1) Class A common stock of CME Holdings in an amount of shares essentially the same as the Class A share equivalents that were embedded in the Class B share of CME, and (2) one share of Class B common stock of CME Holdings that corresponds to the series of Class B share of CME surrendered in the merger, as shown below:

	Converted into Shares of CME Holdings Common Stock Post-Merger
				Number of Votes on "Core Rights" Per Class B Share
Share of CME Common Stock Pre-Merger	Class A common stock, by class	Class B common stock, by class	Total shares of common stock in CME Holdings
Series B-1 common stock (included 1,800 Class A share equivalents)	450 Class A-1 shares 450 Class A-2 shares 450 Class A-3 shares 449 Class A-4 shares	1 Class B-1 share	1,800 shares	6
Series B-2 common stock (included 1,200 Class A share equivalents)	300 Class A-1 shares 300 Class A-2 shares 300 Class A-3 shares 299 Class A-4 shares	1 Class B-2 share	1,200 shares	3
Series B-3 common stock (included 600 Class A share equivalents)	150 Class A-1 shares 150 Class A-2 shares 150 Class A-3 shares 149 Class A-4 shares	1 Class B-3 share	600 shares	1
Series B-4 common stock (included 100 Class A share equivalents)	25 Class A-1 shares 25 Class A-2 shares 25 Class A-3 shares 24 Class A-4 shares	1 Class B-4 share	100 shares	1/6

        The trading rights associated with the Class B shares of CME were retained by the holders of the Class B shares of CME Holdings. Holders of Class A and Class B common stock of CME Holdings participate equally in dividends based on the number of shares outstanding.

        As part of the demutualization of CME, the Board of Directors has been reduced from the original composition of 39 directors in 1999 to 20 in 2002. Following the completion of the reduction to 20 directors, the holders of Class A and B shares have the right to vote together in the election of 14 directors to the 20-member Board of Directors of CME Holdings. The remaining six directors are elected by the holders of shares of Class B-1, B-2 and B-3 common stock.

        Core Rights.    Holders of Class B shares have the right to approve changes in specified rights relating to the trading privileges associated with those shares. These core rights include allocation of products which a holder of a class of Class B shares is permitted to trade through the exchange; the circumstances under which CME can determine that an existing open outcry product will no longer be traded by means of open outcry; the number of authorized and issued shares of any class of Class B shares; and eligibility requirements to exercise trading rights associated with Class B shares. Votes on changes to these core rights are weighted by class, as indicated in the table above. Holders of Class A shares do not have the right to vote on changes to these core rights.

        Shares Outstanding and Transfer Restrictions.    Upon the completion of the reorganization, four series of Class A common stock of CME Holdings were outstanding, representing a total of 28,771,562 shares. Classes A-1, A-2, A-3 and A-4 of common stock are subject to transfer restrictions, as summarized in the table below. The timing of the expiration of the transfer restrictions is determined by the possible completion of an initial public offering (IPO) by CME Holdings, but will begin to expire no later than December 16, 2002 if an IPO is not completed by December 15, 2002. Until these transfer restrictions lapse, the Class A-1, A-2, A-3 and A-4 common stock may not be sold or transferred separately from a share of Class B common stock, subject to limited exceptions specified in the Certificate of Incorporation of CME Holdings.

		Transfer Restrictions Expire:
	Shares Outstanding	After IPO	If No IPO by December 15, 2002
Class A-1	7,193,776	180 days	December 16, 2002
Class A-2	7,193,776	360 days	March 16, 2003
Class A-3	7,193,574	540 days	June 16, 2003
Class A-4	7,190,436	540 days	September 16, 2003

TOTAL SHARES OUTSTANDING	28,771,562

        If an IPO is completed, the expiration of the transfer restrictions on Class A-1 and A-2 stock may be extended an additional 60 days to allow for the completion of a secondary sale of company stock, provided notice is given within the required time period. Under certain circumstances, transfer restrictions for Class A-1 and A-2 stock may continue until the final expiration date if a shareholder elects not to participate in a successful secondary sale.

        As part of the reorganization, four classes of Class B common stock were issued. Upon completion of the reorganization, a total of 3,138 Class B common shares of CME Holdings were outstanding as indicated in the table below. The shares of Class B common stock received in the reorganization may only be transferred in connection with the transfer of the associated CME trading right.

Shares Outstanding
Class B-1	625
Class B-2	813
Class B-3	1,287
Class B-4	413

TOTAL SHARES OUTSTANDING	3,138

        Shareholder Rights Provisions.    The Board of Directors of CME Holdings has adopted a plan creating rights that entitle CME Holdings' shareholders to purchase shares of CME Holdings stock in the event that a third party initiates a transaction designed to take over the company. This rights plan is intended to encourage persons seeking to acquire control of CME Holdings to engage in arms-length negotiations with the Board of Directors and management. The rights are attached to all outstanding shares of CME Holdings common stock, and each right entitles the shareholder to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock at a purchase price of $105 per unit. The rights will separate from the common stock of the company (1) 10 days after a person or group seeks to acquire CME Holdings through a public announcement by such person or group that they have acquired 15% or more of the outstanding shares of CME Holdings; or (2) 10 business days after the commencement of a tender offer by such person or group. If either of these two events occur, each holder of a right shall receive, upon exercise, Class A common stock having a value equal to two times the exercise price of the right.

        Omnibus Stock Plan.    An Omnibus Stock Plan has been adopted under which stock-based awards may be made to employees. A total of 2.7 million Class A shares have been reserved for awards under the plan. Awards totaling 2.7 million shares have been made under this plan (note 15).

15.    Stock Options

        On February 7, 2000, an option was granted to the President and Chief Executive Officer, James J. McNulty, to purchase 5% of the common stock of the company, as represented by an equivalent percentage of all Class A and Class B common stock issued at the date of demutualization. One-half of the option (Tranche A), or 2.5% of all common stock, has an aggregate exercise price of $21.8 million, which was estimated to be 2.5% of the fair value of the exchange at the grant date. Since demutualization had not been completed at the grant date, the fair value of CME was calculated based on the average value of all exchange memberships. The option for the remaining 2.5% of all common stock (Tranche B) has an aggregate exercise price of $32.8 million, or 3.75% of the fair value of the exchange at the grant date. As a result of the reorganization into a holding company structure, the Class A share equivalents previously embedded in the Class B shares of CME were converted into Class A shares of CME Holdings. Since the stock option for the CEO is for 5% of all classes of stock outstanding and additional Class A shares were issued in the reorganization, the total number of Class A shares in the CEO option increased by 145,453 shares. At December 31, 2001, the CEO's option includes 1,438,578 Class A and 156 Class B shares with a total exercise price of $54.6 million.

        The CEO option vests over a four-year period, with 40% vesting one year after the grant date and 20% vesting on that same date in each of the following three years. The term of the option is 10 years. As of December 31, 2001, all of the option remains outstanding. Under the option agreement, the exercise of the option can be settled with any combination of shares of Class A or Class B common stock or cash, at the discretion of the company. Although the option is for all classes of common stock outstanding, any exercise of the option must be for all or a portion of the option that is vested at the date of exercise. The CEO cannot elect to exercise the option for only certain classes of stock included in the option. In the event of the CEO's death or disability, the option will vest and, in the event of his death, be paid in cash.

        Pursuant to SFAS Statement No. 123, the exchange has elected to account for stock options under APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. From the grant date until the date of demutualization, or November 13, 2000, CME accounted for the option to the CEO in a manner similar to a stock appreciation right in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (An Interpretation of APB Opinions No. 15 and 25)." Since the date of demutualization, variable accounting has been required for the option. As a result, the expense related to the option has fluctuated based on the change in the value of the Class A shares and the underlying trading rights on the exchange associated with Class B common stock. Since demutualization there has not been an independent established trading market for Class A shares, and shares of Class A common stock can only be sold or acquired as part of a bundle with the trading rights in CME and the related Class B share. Therefore, the value of the Class A shares at the end of each reporting period is imputed based on the recent prices for the bundle and recent prices relating to the trading rights only. The CEO option represented $16.6 million of stock-based compensation expense in 2001.

        In 2001, CME granted stock options to various employees under the Omnibus Stock Plan. The options vest over a four-year period, with 40% vesting one year after the grant date and 20% vesting on that same date in each of the following three years. The options have a 10-year term. No compensation expense has been recognized on these stock options, as the exercise price exceeded the value of the stock at the date of grant. Restricted stock grants of 117,000 shares were also awarded to certain executives in 2001 that have the same vesting provisions as the stock options. Compensation expense relating to restricted stock of $2.4 million will be recognized over the vesting period.

        With the exception of the option granted to the CEO, fixed accounting treatment has been elected under the provisions of APB Opinion No. 25 and related interpretations for all eligible stock options and awards. Had compensation cost for all stock options been recognized using the minimum value approach to the fair value method prescribed by SFAS No. 123, net income for the year ended December 31, 2001 would have increased by approximately $2.7 million (or a basic earnings per share increase of $0.09) and the net loss for the year ended December 31, 2000 would have increased by approximately $133,000 (with no effect on the basic loss per share). The fair value of the Chief Executive Officer's option was $14.4 million, measured at the demutualization date under the minimum value method. Significant assumptions used to calculate fair value included: risk-free interest rate of 5.11%, expected life equal to the maximum term of the option and no expected dividends. The fair value of the option granted to employees was $4.2 million, measured at the grant date under the minimum value method. A risk-free interest rate of 5.40% was used over a period of five years with no expected dividends.

        The following table summarizes stock option activity for the two-year period ended December 31, 2001:

	Number of Shares
	Class A	Class B
BALANCE AT DECEMBER 31, 1999	—	—
Granted	1,293,035	156
Exercised	—	—
Cancelled	—	—

BALANCE AT DECEMBER 31, 2000	1,293,035	156
Granted	1,176,500	—
Adjustment for reorganization	145,543	—
Exercised	—	—
Cancelled	(3,750)	—

BALANCE AT DECEMBER 31, 2001	2,611,328	156

        Total stock options outstanding and the portion of each option that can be exercised at December 31, 2001 are as follows:

		Total Options Outstanding	Exercisable Shares	Date Shares Exercisable
CEO Option:
Tranche A:	Class A shares	719,289	287,716	February 7, 2001
	Class B shares	78	31
Tranche B:	Class A shares	719,289	287,716	February 7, 2001
	Class B shares	78	31
Employee Options:
Class A shares		1,172,750	0

TOTAL STOCK OPTIONS		2,611,484	575,494

        Employee options all have an exercise price of $22.00 per share. The CEO option has a total exercise price of $54.6 million for 5% of all classes of CME Holdings common stock outstanding. The CEO option was 40% vested at December 31, 2001 at a total exercise price of $21.8 million.

16.    P-M-T Limited Partnership

        CME was the general partner, and members and clearing firms of CME were limited partners, in P-M-T Limited Partnership, an Illinois limited partnership. PMT was formed in 1987 to initiate the development of the GLOBEX global electronic trading platform. Since December 1998, the current version of this system has been operated by the exchange using electronic trading software licensed from ParisBourseSBFSA (now Euronext-Paris). CME charged PMT for services provided.

        The limited partners of PMT approved the sale of all of the assets and business of PMT to the exchange as part of the demutualization process. The sale was effective November 13, 2000. The purchase price was $5.1 million and was based on an independent appraisal of PMT. Total distribution to the partners of PMT was the purchase price plus interest of 1% over prime from the date of sale to the date of distribution, and included a payment to CME as general partner of $1.1 million. The transaction was recorded using the purchase method of accounting and was effected at an amount approximately equal to the net assets of PMT. As a result, no goodwill or adjustment to the carrying value of assets was required.

        PMT reported net income of $1.4 million for the period from January 1, 2000 to November 13, 2000 and $2.6 million for the year ended December 31, 1999. If the assets and business of PMT had been purchased by the exchange as of January 1, 2000, the net operating loss of CME for 2000 would have been reduced by approximately $615,000, or a reduction of the basic loss per share of $0.02.

17.    Credit Facility

        On October 19, 2001, the exchange renewed its committed line of credit with a consortium of banks. The line of credit was increased to $500.0 million and became a secured credit facility. This new line of credit replaced the $350.0 million unsecured line of credit that had been in place since 1988. The secured credit agreement is collateralized by clearing firm security deposits held by CME in the form of U.S. Treasury or agency securities, as well as security deposit funds in IEF2. The amount held as collateral at December 31, 2001 was $620.7 million. The facility, which has never been used, may be utilized in certain situations, such as a temporary disruption of the domestic payments system that would delay settlement between the exchange and its clearing firms, or in the event of a clearing firm default. Under the terms of the credit agreement, there are a number of covenants with which CME must comply. Among these covenants, CME is required to submit quarterly reports to the participating banks and maintain at all times a tangible net worth of not less than $90.0 million. Interest on amounts borrowed is calculated at the Fed Funds Rate plus 45/100 of 1% per annum. Commitment fees for the line of credit were $521,000, $519,000 and $516,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

18.    Contingencies

        Legal Matters.    In May 1999, a suit for alleged infringement of Wagner patent 4,903,201 entitled "Automated Futures Trade Exchange" was brought against CME, CBOT, New York Mercantile Exchange (NYMEX) and Cantor Fitzgerald LP by Electronic Trading Systems, Inc. The patent relates to a system and method for implementing a computer-automated futures exchange. CME informed Euronext-Paris, the licensor of the software utilized in the GLOBEX electronic trading system, in conformity with the indemnification provision of the license agreement, of the receipt of a summons in that proceeding. Through December 31, 2001, Euronext-Paris hired and paid the fees and expenses of a law firm to defend and contest this litigation. Euronext-Paris reserved its rights under that agreement in the event that any modifications to the licensed system made by the exchange result in liability. On June 25, 2001, Euronext-Paris wrote to disclaim responsibility for defense of this litigation and requested that CME reimburse it for all legal expenses and other costs incurred to date. It asked that the exchange take over full responsibility for defense of this litigation and assume all costs associated with CME's defense. CME rejected this demand. Subsequently, CME and Euronext-Paris have agreed to share responsibility for defense of this litigation, utilizing new lead defense counsel selected by CME, and to share equally the costs and expenses of such new lead defense counsel as of January 1, 2002. As part of this agreement, neither CME nor Euronext-Paris has waived any rights with respect to the indemnification provision of the license agreement.

        On August 23, 2002, the lawsuit relating to the Wagner patent was settled for $15 million. The settlement requires an initial payment of $5 million in September 2002 and five subsequent annual payments of $2 million each.

        In addition, the exchange is a defendant in, and is threatened with, various other legal proceedings arising from its regular business activities. While the ultimate results of such proceedings against the exchange cannot be predicted with certainty, management believes that the resolution of these matters will not have a material adverse effect on the consolidated financial position or results of operations.

        Employment-Related Agreement.    The exchange has an employment agreement with James J. McNulty, as its President and Chief Executive Officer, through December 31, 2003, subject to renewal by mutual agreement of the parties. In the event of a termination without cause by the exchange, Mr. McNulty shall be entitled to receive his base salary plus one-third of the maximum annual incentive bonus for the remainder of the original term. Mr. McNulty's base salary for the year ended December 31, 2001 was $1.0 million. The annual bonus may not exceed the lesser of $1.5 million or 10% of CME's net income. In addition, the unvested portion of the stock options granted to Mr. McNulty would become fully vested.

        If, within two years of a "change in control" of the exchange, Mr. McNulty is terminated by the exchange or he terminates the agreement as a result of the occurrence of one of the matters defined in the agreement as "good reason," he shall be entitled to two times his base salary plus one and one-third times the maximum annual incentive bonus for which he would have been eligible, provided that the severance payments do not exceed $8.0 million. The payment would be subject to reduction to the extent that it would otherwise result in the payment of tax under Section 4999 of the Internal Revenue Code. Also, the unvested portion of Mr. McNulty's stock options would become fully vested.

        Mutual Offset System.    At December 31, 2001, CME was contingently liable on irrevocable letters of credit totaling $41.0 million that relate to the mutual offset agreement between CME and Singapore Exchange Derivatives Trading Ltd. (SGX). This mutual offset agreement allows a clearing firm of either exchange to execute after-hours trades at the other exchange. When a clearing firm of CME executes an after-hours trade at SGX, the resulting trade is transferred from SGX to CME and CME assumes the financial obligation to SGX for the transferred trade. A similar obligation occurs when a clearing firm of SGX executes a trade at CME. The net position of each exchange to the other is marked-to-market daily based on the settlement prices of the applicable exchange and settlement is made between the exchanges in cash. Since settlement prices at each exchange may differ on any given day and Singapore is 13 to 14 hours ahead of Chicago, there may be a difference between the two settlement amounts and there will be a difference in the timing of the settlement. To allow for adequate and timely funding of the settlement, CME and SGX each maintain irrevocable standby letters of credit payable to the other exchange.

        GFX Letter of Credit.    CME guarantees a $2.5 million standby letter of credit for GFX. The beneficiaries of the letter of credit are the clearing firm that is used by GFX to execute and maintain its foreign currency futures position. The letter of credit will be drawn on in the event that GFX defaults in meeting requirements to its clearing firm.

19.    GFX Derivatives Transactions

        GFX Corporation engages in the purchase and sale of CME foreign exchange futures contracts. GFX posts bids and offers in these products on the GLOBEX electronic trading platform to maintain a market and promote liquidity in CME's foreign exchange futures products. It limits risk from these transactions through offsetting transactions using futures contracts or spot foreign exchange transactions with approved counterparties in the interbank market. Formal trading limits have been established. Futures transactions are cleared by an independent clearing member. Any residual open positions are marked to market on a daily basis, and all net realized and unrealized gains (losses) are included in other revenue in the accompanying consolidated statements of income. Net trading gains amounted to $3.8 million in 2001, $4.4 million in 2000 and $2.4 million in 1999. At December 31, 2001, futures positions held by GFX had a notional value of $102.3 million, offset by a similar amount of spot foreign exchange positions, resulting in a zero net position.

20.    Earnings per Share

        Basic earnings per share is computed by dividing net income (loss) by the weighted average number of all classes of common stock outstanding each year. Shares outstanding are calculated as if the current holding company structure was in place for all periods presented. Diluted earnings per share is computed in a manner similar to basic earnings per share, except that the weighted average shares outstanding is increased to include additional shares from restricted stock grants and the assumed exercise of stock options, if dilutive. The number of additional shares is calculated assuming that outstanding stock options with an exercise price less than the current market price of that class of stock would be exercised, and that proceeds from such exercises would be used to acquire shares of common stock at the average market price during the reporting period.

	2001	2000	1999
	(in thousands, except share and per share data)
Net Income (Loss)	$68,302	$(5,909)	$2,663

Weighted Average Common Shares Outstanding:
Basic	28,774,700	28,774,700	28,774,700
Effect of stock options	534,523	—	—
Effect of restricted stock grants	21,097	—	—

Diluted	29,330,320	—	28,774,700

Earnings (Loss) per Share:
Basic	$2.37	$(0.21)	$0.09
Diluted	$2.33	—	$0.09

21.    Segment Reporting

        The company has two reportable operating segments: Chicago Mercantile Exchange Inc. (a designated contract market and clearing house), and GFX Corporation (a wholly owned trading subsidiary). A summary by business segment follows:

	CME	GFX	Eliminations	Total
	(in thousands)
Year Ended December 31, 2001:
Total revenues from external customers	$373,171	$3,759	$—	$376,930
Investment and securities lending income	19,603	97	—	19,700
Depreciation and amortization	37,487	152	—	37,639
Operating profit (loss)	114,740	(375)	—	114,365
Total assets	2,066,358	5,320	(2,797)	2,068,881
Capital expenditures	30,340	27	—	30,367
Year Ended December 31, 2000:
Total revenues from external customers	$212,385	$4,431	$—	$216,816
Intersegment revenues	57	700	(757)	—
Investment income	9,540	196	—	9,736
Depreciation and amortization	33,338	151	—	33,489
Operating profit (loss)	(8,110)	608	(581)	(8,083)
Total assets	380,125	6,535	(5,216)	381,444
Capital expenditures	25,138	33	—	25,171
Year Ended December 31, 1999:
Total revenues from external customers	$199,119	$2,392	$—	$201,511
Intersegment revenues	139	1,190	(1,329)	—
Investment income	8,781	310	—	9,091
Depreciation and amortization	25,141	133	—	25,274
Operating profit (loss)	6,674	(675)	645	6,644
Total assets	302,814	8,139	(7,486)	303,467
Capital expenditures	55,194	101	—	55,295

        CME considers and manages its open outcry and electronic trading of its various products as a reportable segment. PMT was previously reported as a segment for the year ending December 31, 1999. As a result of the purchase of the partnership in 2000, PMT is no longer a reportable operating segment. Information for 1999 has been reclassified to include PMT in the CME segment.

22.    Quarterly Information (restated and unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(in thousands, except per share data)
YEAR ENDED DECEMBER 31, 2001:
Net revenues	$92,170	$94,698	$95,329	$104,956	$387,153
Income before income taxes	29,916	31,117	29,942	23,390	114,365
Net income	17,941	18,764	17,776	13,821	68,302
Earnings per share:
Basic	0.62	0.65	0.62	0.48	2.37
Diluted	0.62	0.64	0.60	0.46	2.33
YEAR ENDED DECEMBER 31, 2000:
Net revenues	$57,589	$52,328	$49,481	$67,154	$226,552
Income (loss) before income taxes	(4,808)	(6,759)	(6,096)	8,415	(9,248)
Net income (loss)	(2,884)	(4,056)	(3,658)	4,689	(5,909)
Earnings (loss) per share:
Basic	(0.10)	(0.14)	(0.13)	0.16	(0.21)
Diluted(1)	—	—	—	0.16	—

(1)
For the first three quarters of 2000, diluted loss per share is not presented since shares issuable for stock options would be anti-dilutive.

CHICAGO MERCANTILE EXCHANGE HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED INTERIM CONSOLIDATED BALANCE SHEET
(in thousands, except share data)

June 30, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$48,106
Proceeds from securities lending activities	846,232
Marketable securities	104,967
Accounts receivable, net of allowance of $1,076	48,601
Other current assets	10,675
Cash performance bonds and security deposits	1,896,638

Total current assets	2,955,219
Property, net of accumulated depreciation and amortization	111,330
Other assets	25,925

TOTAL ASSETS	$3,092,474

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$18,448
Payable under securities lending agreements	846,232
Other current liabilities	40,518
Cash performance bonds and security deposits	1,896,638

Total current liabilities	2,801,836
Long-term debt	4,558
Other liabilities	11,349

Total liabilities	2,817,743

Shareholders' Equity:
Preferred stock, $0.01 par value, 9,860,000 shares authorized, none issued and outstanding	—
Series A junior participating preferred stock, $0.01 par value, 140,000 shares authorized, none issued and outstanding	—
Class A common stock, $0.01 par value, 138,000,000 shares authorized, 28,814,122 shares issued and outstanding	288
Class B common stock, $0.01 par value, 3,138 shares authorized, issued and outstanding	—
Additional paid-in capital	62,086
Unearned restricted stock compensation	(904)
Retained earnings	212,145
Accumulated net unrealized gains on securities	1,116

Total shareholders' equity	274,731

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,092,474

See accompanying notes to unaudited interim consolidated financial statements.

CHICAGO MERCANTILE EXCHANGE HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)

	Six Months Ended June 30,
	2002	2001
REVENUES
Clearing and transaction fees	$162,159	$139,204
Quotation data fees	24,390	23,807
GLOBEX access fees	6,408	5,904
Communication fees	4,911	4,606
Investment income	2,921	5,069
Securities lending interest income	9,789	605
Other	6,571	8,242

TOTAL REVENUES	217,149	187,437
Securities lending interest expense	(8,525)	(569)

NET REVENUES	208,624	186,868

EXPENSES
Salaries and benefits	57,576	50,206
Stock-based compensation	(808)	7,867
Occupancy	11,089	10,053
Professional fees, outside services and licenses	15,638	11,556
Communications and computer and software maintenance	21,633	20,129
Depreciation and amortization	23,151	18,034
Public relations and promotion	2,917	1,369
Other	8,436	6,621

TOTAL EXPENSES	139,632	125,835

Income before income taxes	68,992	61,033
Income tax provision	(27,328)	(24,328)

NET INCOME	$41,664	$36,705

EARNINGS PER SHARE:
Basic	$1.45	$1.28
Diluted	$1.40	$1.26
Weighted average number of common shares:
Basic	28,787,638	28,774,700
Diluted	29,795,497	29,181,503

See accompanying notes to unaudited interim consolidated financial statements.

 CHICAGO MERCANTILE EXCHANGE HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(dollars in thousands, except share and per share data)

			Common Stock and Additional Paid-in Capital
						Accumulated Net Unrealized Securities Gains (Losses)
	Class A Common Stock	Class B Common Stock
				Unearned Restricted Stock Compensation
					Retained Earnings		Total Shareholders' Equity
	Shares	Shares	Amount
BALANCE, DECEMBER 31, 2001	28,771,562	3,138	$63,739	$(1,461)	$187,814	$277	$250,369
Comprehensive income:
Net income					41,664		41,664
Change in net unrealized gain on securities, net of tax of $560						839	839

Total comprehensive income							42,503
Cash dividend on common stock of $0.60 per share					(17,333)		(17,333)
Vesting of issued restricted Class A common stock	42,560
Stock-based compensation			(1,365)				(1,365)
Amortization of unearned restricted stock compensation				557			557

BALANCE, JUNE 30, 2002	28,814,122	3,138	$62,374	$(904)	$212,145	$1,116	$274,731

BALANCE, DECEMBER 31, 2000	28,771,562	3,138	$44,170	$—	$119,512	$(11)	$163,671
Comprehensive income:
Net income					36,705		36,705
Change in net unrealized gain on securities, net of tax of $111						167	167

Total comprehensive income							36,872
Stock-based compensation			8,102				8,102
Issuance of 110,000 shares of restricted Class A common stock			2,260	(2,260)			0
Amortization of unearned restricted stock compensation				233			233

BALANCE, JUNE 30, 2001	28,771,562	3,138	$54,532	$(2,027)	$156,217	$156	$208,878

See accompanying notes to unaudited interim consolidated financial statements.

 CHICAGO MERCANTILE EXCHANGE HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$41,664	$36,705
Adjustments to reconcile net income to net cash
provided by operating activities:
Loss on investment in joint venture	1,102	—
Deferred income tax provision (benefit)	3,140	(2,416)
Stock-based compensation	(808)	7,867
Depreciation and amortization	23,151	18,034
Gain on sale of marketable securities	(167)	(115)
Increase in allowance for doubtful accounts	114	1,466
Increase in accounts receivable	(7,729)	(13,810)
Increase in other current assets	(4,005)	(3,780)
Increase in other assets	(6,141)	(27)
Increase (decrease) in accounts payable	(5,386)	1,389
Increase (decrease) in other current liabilities	633	(1,363)
Increase (decrease) in other liabilities	1,332	(2,379)

NET CASH PROVIDED BY OPERATING ACTIVITIES	46,900	41,571

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, net	(32,667)	(14,839)
Capital contribution to joint venture	(3,071)	—
Purchases of marketable securities	(47,666)	(41,981)
Proceeds from sales and maturities of marketable securities	35,836	24,290

NET CASH USED IN INVESTING ACTIVITIES	(47,568)	(32,530)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term debt	(2,994)	(1,834)
Cash dividends	(17,333)	—

NET CASH USED IN FINANCING ACTIVITIES	(20,327)	(1,834)

Net increase (decrease) in cash and cash equivalents	(20,995)	7,207
Cash and cash equivalents, beginning of period	69,101	30,655

CASH AND CASH EQUIVALENTS, END OF PERIOD	$48,106	$37,862

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$346	$341

Income taxes paid	$34,440	$30,623

Leased asset additions and related obligations	$558	$—

See accompanying notes to unaudited interim consolidated financial statements.

 CHICAGO MERCANTILE EXCHANGE HOLDINGS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

        The accompanying interim consolidated financial statements have been prepared by Chicago Mercantile Exchange Holdings Inc. (CME Holdings) without audit. Certain notes and other information normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, the accompanying consolidated financial statements include all adjustments necessary to present fairly the financial position of CME Holdings as of June 30, 2002 and the results of their operations and cash flows for the periods indicated.

        On December 3, 2001, the reorganization of Chicago Mercantile Exchange Inc. (CME) into a holding company structure was completed by merging CME into a wholly owned subsidiary of a newly formed holding company, Chicago Mercantile Exchange Holdings Inc. In the merger, CME shareholders exchanged their equity interests in CME for similar equity interests in CME Holdings. Prior to the reorganization, CME Holdings had no significant assets or liabilities. These consolidated financial statements have been prepared as if the holding company structure had been in place for all periods presented.

        The accompanying unaudited interim consolidated financial statements should be read in connection with the audited consolidated financial statements and notes thereto included in this prospectus. Quarterly results are not necessarily indicative of results for any subsequent period.

2. Performance Bonds and Security Deposits

        Each firm that clears futures and options on futures contracts traded on the exchange is required to deposit and maintain specified performance bonds in the form of cash, U.S. Government securities or bank letters of credit. These performance bonds are available only to meet the financial obligations of that clearing firm to the exchange. Cash performance bonds and security deposits may fluctuate due to the investment choices available to clearing firms and the change in the amount of deposits required. As a result, these assets may vary significantly over time. See Note 6 of Notes to Audited Consolidated Financial Statements included in this prospectus.

3. Subsequent Event

        On August 23, 2002, the lawsuit relating to Wagner patent 4,903,201 entitled "Automated Futures Trade Exchange" was settled for $15 million. The settlement requires an initial payment of $5 million in September 2002 and five subsequent annual payments of $2 million each.

[INSIDE BACK COVER]

[Exterior photograph of our Chicago headquarters, a building complex that also houses the exchange's two trading floors. The photograph is captioned "Chicago Mercantile Exchange Holdings Inc., 30 South Wacker Drive, Chicago, Illinois."]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee and the NASD filing fee, are estimates.

SEC registration fee		$13,800
NASD filing fee		15,500
New York Stock Exchange listing fee		186,000
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous fees and expenses		*

Total	$	*

*
To be completed by amendment.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities arising under the Securities Act and to provide for the reimbursement of expenses incurred.

        As permitted by the Delaware law, Article XI of our certificate of incorporation and Article IX of our bylaws provide that (1) we are permitted to indemnify our directors, officers and other employees to the fullest extent permitted by Delaware law; (2) we are permitted to advance expenses, as incurred, to our directors, officers and other employees in connection with defending a legal proceeding if we have received in advance an undertaking by the person receiving such advance to repay all amounts advanced if it should be determined that he or she is not entitled to be indemnified by us; and (3) the rights conferred in the bylaws are not exclusive. As permitted by the Delaware General Corporation Law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our shareholders; (2) for acts of omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (regarding payments of dividends; stock purchases or redemptions which are unlawful); or (4) for any transaction from which the director derived an improper personal benefit. This provision in the certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

        The Underwriting Agreement, contained in Exhibit 1.1 hereto, contains provisions indemnifying our officers and directors against some types of liabilities.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

        None.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)
  The following documents are exhibits to the Registration Statement.

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement.
2.1
Agreement and Plan of Merger, dated as of October 1, 2001, between Chicago Mercantile Exchange Inc., Chicago Mercantile Exchange Holdings Inc. and CME Merger Subsidiary Inc. (incorporated by reference to Exhibit 2.1 to Chicago Mercantile Exchange Holdings Inc.'s Form S-4, filed with the SEC on August 7, 2001, File No. 33-66988).
3.1
Amended and Restated Certificate of Incorporation of Chicago Mercantile Exchange Holdings Inc. (incorporated by reference to Exhibit 3.1 to Chicago Mercantile Exchange Holdings Inc.'s Current Report on Form 8-K, filed with the SEC on December 4, 2001, File No. 0-33379).
3.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Chicago Mercantile Exchange Holdings Inc. (incorporated by reference to Exhibit 3.2 to Chicago Mercantile Exchange Holdings Inc.'s Current Report on Form 8-K, filed with the SEC on May 16, 2002, File No. 0-33379).
3.3
Second Amended and Restated Bylaws of Chicago Mercantile Exchange Holdings Inc. (incorporated by reference to Exhibit 3.3 to Chicago Mercantile Exchange Holdings Inc.'s Current Report on Form 8-K, filed with the SEC on May 16, 2002, File No. 0-33379).
4.1
Rights Agreement, dated as of November 30, 2001, between Chicago Mercantile Exchange Holdings Inc. and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 to Chicago Mercantile Exchange Holdings Inc.'s Form 8-A, filed with the SEC on December 4, 2001).
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois), special counsel to Chicago Mercantile Exchange Holdings Inc.
10.1
Chicago Mercantile Exchange Holdings Inc. Amended and Restated Omnibus Stock Plan, amended and restated effective as of April 23, 2002 (incorporated by reference to Exhibit 10.1 to Chicago Mercantile Exchange Holdings Inc.'s Post-Effective Amendment No. 1 to Form S-8, filed with the SEC on July 31, 2002, File No. 33-60266).
10.2
Chicago Mercantile Exchange Inc. Senior Management Supplemental Deferred Savings Plan, including First Amendment thereto, dated December 14, 1994, Second Amendment thereto, dated December 8, 1998 and Administrative Guidelines thereto (incorporated by reference to Exhibit 10.2 to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on February 24, 2000, File No. 33-95561).
10.3
Chicago Mercantile Exchange Inc. Directors' Deferred Compensation Plan, including First Amendment thereto, dated December 8, 1998 (incorporated by reference to Exhibit 10.3 to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on February 24, 2000, File No. 33-95561).

10.4
Chicago Mercantile Exchange Inc. Supplemental Executive Retirement Plan, including First Amendment thereto, dated December 31, 1996, Second Amendment thereto, dated January 14, 1998 and Third Amendment thereto, dated December 1998 (incorporated by reference to Exhibit 10.4 to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on February 24, 2000, File No. 33-95561).
10.5
Chicago Mercantile Exchange Inc. Supplemental Executive Retirement Trust, including First Amendment thereto, dated September 7, 1993 (incorporated by reference to Exhibit 10.5 to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on February 24, 2000, File No. 33-95561).
10.6
Agreement, dated February 7, 2000, between Chicago Mercantile Exchange Holdings Inc. and James J. McNulty (incorporated by reference to Exhibit 10.8 to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on April 21, 2000, File No. 33-95561).
10.7**
License Agreement, effective as of September 24, 1997, between Standard & Poor's, a Division of The McGraw-Hill Companies, Inc., and Chicago Mercantile Exchange Inc. (incorporated by reference to Exhibit 10.13 to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on March 10, 2000, File No. 33-95561).
10.8**
License Agreement, effective as of April 3, 1996, including First Amendment thereto, dated May 5, 1996, between The Nasdaq Stock Market, Inc., a subsidiary of National Association of Securities Dealers, Inc., and Chicago Mercantile Exchange Inc. (incorporated by reference to Exhibit 10.9 to Chicago Mercantile Exchange Holdings Inc.'s Form S-4, filed with the SEC on August 7, 2001, File No. 33-66988).
10.9**
Central Services System (NSC) Software License and Development Agreement, effective June 5, 1997, including First Amendment thereto, effective February 24, 1998, Second Amendment thereto, effective July 13, 1998, and Third Amendment thereto, effective January 30, 2001, between SBF Bourse de Paris and Chicago Mercantile Exchange Inc. (incorporated by reference to Exhibit 10.10 to Chicago Mercantile Exchange Holdings Inc.'s Form S-4, filed with the SEC on August 7, 2001, File No. 33-66988).
10.10**
CLEARING 21 Software Marketing and Distribution Agreement Restatement, effective January 30, 2001, between Societe Des Bourses Francaises, and its successor, Euronext-Paris, and Chicago Mercantile Exchange Inc. and New York Mercantile Exchange Inc. (incorporated by reference to Exhibit 10.12 to Chicago Mercantile Exchange Holdings Inc.'s Form S-4, filed with the SEC on August 7, 2001, File No. 33-66988).
10.11
Lease, dated as of November 11, 1983, between Chicago Mercantile Exchange Trust (successor to CME Real Estate Co. of Chicago, Illinois) and Chicago Mercantile Exchange Inc., including amendment thereto, dated as of December 6, 1989 (incorporated by reference to Exhibit 10.14 to Chicago Mercantile Exchange Inc.'s Form S-4 dated February 24, 2000, File No. 33-95561).
10.12
Lease, dated March 31, 1988, between EOP—10 & 30 South Wacker, L.L.C., as beneficiary of a land trust, dated October 1, 1997, and known as American National Bank and Trust Company of Chicago Trust No. 123434 (as successor in interest to American National Bank and Trust Company of Chicago, not individually but solely as trustee under Trust Agreement dated June 2, 1981 and known as Trust No. 51234) and Chicago Mercantile Exchange Inc. relating to 10 South Wacker Drive, including First Amendment thereto, dated as of November 1, 1999 (incorporated by reference to Exhibit 10.15 to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on February 24, 2000, File No. 33-95561).

10.13
Lease, dated May 11, 1981, between EOP—10 & 30 South Wacker, L.L.C., as beneficiary of a land trust, dated October 1, 1997, and known as American National Bank and Trust Company of Chicago Trust No. 123434-06 (as successor in interest to American National Bank and Trust Company of Chicago, not individually but solely as trustee under Trust Agreement dated March 20, 1980 and known as Trust No. 48268) and Chicago Mercantile Exchange Inc. relating to 30 South Wacker Drive, including First Amendment thereto, dated as of February 1, 1982, Second Amendment thereto, dated as of April 26, 1982, Third Amendment thereto, dated as of June 29, 1982, Fourth Amendment thereto, dated as of July 28, 1982, Fifth Amendment thereto, dated as of October 7, 1982, Sixth Amendment thereto, dated as of July 5, 1983, Seventh Amendment thereto, dated as of September 19, 1983, Eighth Amendment thereto, dated as of October 17, 1983, Ninth Amendment thereto, dated as of December 3, 1984, Tenth Amendment thereto, dated as of March 16, 1987, Eleventh Amendment thereto, dated as of January 1, 1999, Twelfth Amendment thereto, dated as of June 30, 1999 (incorporated by reference to Exhibit 10.16 to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on February 24, 2000, File No. 33-95561).
10.14
First Amended and Restated Credit Agreement, dated as of October 19, 2001, among Chicago Mercantile Exchange Inc. and the consortium of banks party thereto (incorporated by reference to Chicago Mercantile Exchange Holdings Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
16.1
Letter from Arthur Andersen to the SEC dated May 17, 2002 (incorporated by reference to Exhibit 16.1 to Chicago Mercantile Exchange Holdings Inc.'s Current Report on Form 8-K, filed with the SEC on May 17, 2002, File No. 0-33379).
21.1
List of Subsidiaries of Chicago Mercantile Exchange Holdings Inc. (incorporated by reference to Exhibit 21.1 to Chicago Mercantile Exchange Holdings Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
23.1	Consent of Ernst & Young LLP.
23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in Exhibit 5.1).

*
To be filed by amendment.

**
Confidential treatment pursuant to Rule 406 of the Securities Act has been previously granted by the SEC.

  (b)
  The following financial statement schedules are filed as part of the Registration Statement:

Schedule I—Condensed Financial Information of Registrant	S-1
Schedule II—Valuation and Qualifying Accounts	S-1

        All other schedules have been omitted because the information required to be set forth in those schedules is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17.    UNDERTAKINGS.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2)
  For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on September 27, 2002.

CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.
By:	/s/ JAMES J. MCNULTY James J. McNulty President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated below on September 27, 2002.

Signature	Title

* James J. McNulty	President and Chief Executive Officer and Director
* Terrence A. Duffy	Chairman of the Board and Director
* David G. Gomach	Managing Director and Chief Financial Officer
* Nancy W. Goble	Managing Director and Chief Accounting Officer
* Timothy R. Brennan	Director
* John W. Croghan	Director
* Martin J. Gepsman	Director
* Daniel R. Glickman	Director

* Scott Gordon	Director
* Yra G. Harris	Director
* Bruce F. Johnson	Director
* Gary M. Katler	Director
* Patrick B. Lynch	Director
* Leo Melamed	Director
* John D. Newhouse	Director
* James E. Oliff	Director
* William G. Salatich, Jr.	Director
* John F. Sandner	Director
Myron S. Scholes	Director
Verne O. Sedlacek	Director
* William R. Shepard	Director

* Howard J. Siegel	Director
*By: Craig S. Donohue as attorney-in-fact

Chicago Mercantile Exchange Holdings Inc. and Subsidiaries
Schedule I—Condensed Financial Information of Registrant
For the Year Ended December 31, 2001

        Chicago Mercantile Exchange Holdings Inc., the registrant, has only one asset, its investment in its wholly owned subsidiary, Chicago Mercantile Exchange Inc., or CME, in the amount of $250,369,000 at December 31, 2001. Net income from this investment on the equity basis of accounting amounted to $68,302,000 for the year ended December 31, 2001. Net income is reflected as if the registrant had been in existence for the entire year even though it was formed during the year and became the parent of CME through a reorganization of entities under common control as described in Note 1 to the audited annual consolidated financial statements. The registrant has no liabilities, material contingencies or guarantees. The registrant has received no cash dividends from CME.

        CME renewed its committed line of credit with a consortium of banks on October 19, 2001. The line of credit is a secured credit facility in the amount of $500.0 million. Under the terms of the credit agreement, CME is required to maintain at all times a tangible net worth of not less than $90.0 million, which is 35.9% of the net assets of CME.

Chicago Mercantile Exchange Holdings Inc. and Subsidiaries
Schedule II—Valuation and Qualifying Accounts
For the Years Ended December 31, 2001, 2000 and 1999
(in thousands)

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Revenues	Deductions(1)	Balance at End of Period
Year ended December 31, 2001:
Allowance for doubtful accounts	$1,700	$1,733	$—	$(2,471)	$962
Accrued fee adjustments	5,215	—	12,149	(15,123)	2,241
Year ended December 31, 2000:
Allowance for doubtful accounts	$350	—	$1,350	$—	$1,700
Accrued fee adjustments	1,615	—	9,494	(5,894)	5,215
Year ended December 31, 1999:
Allowance for doubtful accounts	$135	—	$326	$(111)	$350
Accrued fee adjustments	1,885	—	5,343	(5,613)	1,615

(1)
Includes write-offs of doubtful accounts and payments for fee adjustments.

S-1

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement.
2.1
Agreement and Plan of Merger, dated as of October 1, 2001, between Chicago Mercantile Exchange Inc., Chicago Mercantile Exchange Holdings Inc. and CME Merger Subsidiary Inc. (incorporated by reference to Exhibit 2.1 to Chicago Mercantile Exchange Holdings Inc.'s Form S-4, filed with the SEC on August 7, 2001, File No. 33-66988).
3.1
Amended and Restated Certificate of Incorporation of Chicago Mercantile Exchange Holdings Inc. (incorporated by reference to Exhibit 3.1 to Chicago Mercantile Exchange Holdings Inc.'s Current Report on Form 8-K, filed with the SEC on December 4, 2001, File No. 0-33379).
3.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Chicago Mercantile Exchange Holdings Inc. (incorporated by reference to Exhibit 3.2 to Chicago Mercantile Exchange Holdings Inc.'s Current Report on Form 8-K, filed with the SEC on May 16, 2002, File No. 0-33379).
3.3
Second Amended and Restated Bylaws of Chicago Mercantile Exchange Holdings Inc. (incorporated by reference to Exhibit 3.3 to Chicago Mercantile Exchange Holdings Inc.'s Current Report on Form 8-K, filed with the SEC on May 16, 2002, File No. 0-33379).
4.1
Rights Agreement, dated as of November 30, 2001, between Chicago Mercantile Exchange Holdings Inc. and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 to Chicago Mercantile Exchange Holdings Inc.'s Form 8-A, filed with the SEC on December 4, 2001.)
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois), special counsel to Chicago Mercantile Exchange Holdings Inc.
10.1
Chicago Mercantile Exchange Holdings Inc. Amended and Restated Omnibus Stock Plan, amended and restated effective as of April 23, 2002 (incorporated by reference to Exhibit 10.1 to Chicago Mercantile Exchange Holdings Inc.'s Post-Effective Amendment No. 1 to Form S-8, filed with the SEC on July 31, 2002, File No. 33-60266).
10.2
Chicago Mercantile Exchange Inc. Senior Management Supplemental Deferred Savings Plan, including First Amendment thereto, dated December 14, 1994, Second Amendment thereto, dated December 8, 1998 and Administrative Guidelines thereto (incorporated by reference to Exhibit 10.2 to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on February 24, 2000, File No. 33-95561).
10.3
Chicago Mercantile Exchange Inc. Directors' Deferred Compensation Plan, including First Amendment thereto, dated December 8, 1998 (incorporated by reference to Exhibit 10.3 to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on February 24, 2000, File No. 33-95561).
10.4
Chicago Mercantile Exchange Inc. Supplemental Executive Retirement Plan, including First Amendment thereto, dated December 31, 1996, Second Amendment thereto, dated January 14, 1998 and Third Amendment thereto, dated December 1998 (incorporated by reference to Exhibit 10.4 to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on February 24, 2000, File No. 33-95561).
10.5
Chicago Mercantile Exchange Inc. Supplemental Executive Retirement Trust, including First Amendment thereto, dated September 7, 1993 (incorporated by reference to Exhibit 10.5 to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on February 24, 2000, File No. 33-95561).

10.6
Agreement, dated February 7, 2000, between Chicago Mercantile Exchange Holdings Inc. and James J. McNulty (incorporated by reference to Exhibit 10.8 to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on April 21, 2000, File No. 33-95561).
10.7**
License Agreement, effective as of September 24, 1997, between Standard & Poor's, a Division of The McGraw-Hill Companies, Inc., and Chicago Mercantile Exchange Inc. (incorporated by reference to Exhibit 10.13 to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on March 10, 2000, File No. 33-95561).
10.8**
License Agreement, effective as of April 3, 1996, including First Amendment thereto, dated May 5, 1996, between The Nasdaq Stock Market, Inc., a subsidiary of National Association of Securities Dealers, Inc., and Chicago Mercantile Exchange Inc. (incorporated by reference to Exhibit 10.9 to Chicago Mercantile Exchange Holdings Inc.'s Form S-4, filed with the SEC on August 7, 2001, File No. 33-66988).
10.9**
Central Services System (NSC) Software License and Development Agreement, effective June 5, 1997, including First Amendment thereto, effective February 24, 1998, Second Amendment thereto, effective July 13, 1998, and Third Amendment thereto, effective January 30, 2001, between SBF Bourse de Paris and Chicago Mercantile Exchange Inc. (incorporated by reference to Exhibit 10.10 to Chicago Mercantile Exchange Holdings Inc.'s Form S-4, filed with the SEC on August 7, 2001, File No. 33-66988).
10.10**
CLEARING 21 Software Marketing and Distribution Agreement Restatement, effective January 30, 2001, between Societe Des Bourses Francaises, and its successor, Euronext-Paris, and Chicago Mercantile Exchange Inc. and New York Mercantile Exchange Inc. (incorporated by reference to Exhibit 10.12 to Chicago Mercantile Exchange Holdings Inc.'s Form S-4, filed with the SEC on August 7, 2001, File No. 33-66988).
10.11
Lease, dated as of November 11, 1983, between Chicago Mercantile Exchange Trust (successor to CME Real Estate Co. of Chicago, Illinois) and Chicago Mercantile Exchange Inc., including amendment thereto, dated as of December 6, 1989 (incorporated by reference to Exhibit 10.14 to Chicago Mercantile Exchange Inc.'s Form S-4 dated February 24, 2000, File No. 33-95561).
10.12
Lease, dated March 31, 1988, between EOP—10 & 30 South Wacker, L.L.C., as beneficiary of a land trust, dated October 1, 1997, and known as American National Bank and Trust Company of Chicago Trust No. 123434 (as successor in interest to American National Bank and Trust Company of Chicago, not individually but solely as trustee under Trust Agreement dated June 2, 1981 and known as Trust No. 51234) and Chicago Mercantile Exchange Inc. relating to 10 South Wacker Drive, including First Amendment thereto, dated as of November 1, 1999 (incorporated by reference to Exhibit 10.15 to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on February 24, 2000, File No. 33-95561).

10.13
Lease, dated May 11, 1981, between EOP—10 & 30 South Wacker, L.L.C., as beneficiary of a land trust, dated October 1, 1997, and known as American National Bank and Trust Company of Chicago Trust No. 123434-06 (as successor in interest to American National Bank and Trust Company of Chicago, not individually but solely as trustee under Trust Agreement dated March 20, 1980 and known as Trust No. 48268) and Chicago Mercantile Exchange Inc. relating to 30 South Wacker Drive, including First Amendment thereto, dated as of February 1, 1982, Second Amendment thereto, dated as of April 26, 1982, Third Amendment thereto, dated as of June 29, 1982, Fourth Amendment thereto, dated as of July 28, 1982, Fifth Amendment thereto, dated as of October 7, 1982, Sixth Amendment thereto, dated as of July 5, 1983, Seventh Amendment thereto, dated as of September 19, 1983, Eighth Amendment thereto, dated as of October 17, 1983, Ninth Amendment thereto, dated as of December 3, 1984, Tenth Amendment thereto, dated as of March 16, 1987, Eleventh Amendment thereto, dated as of January 1, 1999, Twelfth Amendment thereto, dated as of June 30, 1999 (incorporated by reference to Exhibit 10.16 to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on February 24, 2000, File No. 33-95561).
10.14
First Amended and Restated Credit Agreement, dated as of October 19, 2001, among Chicago Mercantile Exchange Inc. and the consortium of banks party thereto (incorporated by reference to Exhibit 10.14 to Chicago Mercantile Exchange Holdings Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
16.1	Letter from Arthur Andersen to the SEC dated May 17, 2002 (incorporated by reference to Exhibit 16.1 to Chicago Mercantile Exchange Holdings Inc.'s Current Report on Form 8-K filed on May 17, 2002).
21.1
List of Subsidiaries of Chicago Mercantile Exchange Holdings Inc. (incorporated by reference to Exhibit 21.1 to Chicago Mercantile Exchange Holdings Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
23.1	Consent of Ernst & Young LLP.
23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in Exhibit 5.1).

*
To be filed by amendment.

**
Confidential treatment pursuant to Rule 406 of the Securities Act has been previously granted by the SEC.

QuickLinks

[INSIDE FRONT COVER]
TABLE OF CONTENTS
PROSPECTUS SUMMARY
THE OFFERING
SUMMARY CONSOLIDATED FINANCIAL DATA
RISK FACTORS
SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
OUR REORGANIZATION
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY OVERVIEW
BUSINESS
CME Clearing House Available Assets (in millions)
MANAGEMENT
Summary Compensation Table
Option/SAR Grants in 2001
Option Values at December 31, 2001(1)
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL AND SELLING SHAREHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. SHAREHOLDERS
UNDERWRITERS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
CHICAGO MERCANTILE EXCHANGE HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
CHICAGO MERCANTILE EXCHANGE HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in thousands, except share and per share data)
CHICAGO MERCANTILE EXCHANGE HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (in thousands, except share and per share data)
CHICAGO MERCANTILE EXCHANGE HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
CHICAGO MERCANTILE EXCHANGE HOLDINGS INC. AND SUBSIDIARIES NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheets
Consolidated Statements of Shareholders’ Equity and Comprehensive Income
Consolidated Statements of Cash Flows
Notes to Unaudited Consolidated Financial Statements
[INSIDE BACK COVER]
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
  ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  ITEM 17. UNDERTAKINGS.
SIGNATURES
EXHIBIT INDEX